As filed with the Securities and Exchange Commission on February 3, 2000
                                                      Registration No. 333-92929
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      FIRST FEDERAL OF OLATHE BANCORP, INC.
                 (Name of Small Business Issuer in Its Charter )

        Kansas                        6712                   (To be applied for)
(State or Jurisdiction          (Primary Standard             (I.R.S. Employer
  of Incorporation or     Industrial Classification Code     Identification No.)
   Organization)                    Number)

                              100 East Park Street
                              Olathe, Kansas 66061
                                 (913) 782-0026
          (Address and Telephone Number of Principal Executive Offices)

                              100 East Park Street
                              Olathe, Kansas 66061
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  Mitch Ashlock
                              100 East Park Street
                                 Olathe, Kansas
                                 (913) 782-0026
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             Robert I. Lipsher, Esq.
                   Luse Lehman Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                  Proposed           Proposed
                                             Amount to be         maximum             maximum
         Title of each class of               registered       offering price        aggregate            Amount of
       securities to be registered                                per share        offering price     registration fee
                                                                                        (1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share     859,625 shares        $10.00                $8,596,250         $2,390(2)
======================================================================================================================

-----------

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) The registration fee was paid on December 16, 1999, upon the initial filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

                      First Federal Of Olathe Bancorp, Inc.
               (Proposed holding company for First Federal Savings
                         and Loan Association of Olathe)
                      Up to 747,500 Shares of Common Stock


         First Federal Savings and Loan Association of Olathe is converting from the mutual to the stock form of organization. As part of this conversion, First Federal of Olathe Bancorp, Inc. is offering its shares of common stock. First Federal Savings will become a subsidiary of First Federal of Olathe Bancorp, Inc., a Kansas corporation we recently formed.


================================================================================

                              TERMS OF THE OFFERING

         We are offering a minimum of 552,500 shares and a maximum of 747,500 shares. The maximum can be increased by up to 15% to 859,625 shares with regulatory approval.

                                    Per Share            Total
                                    ---------            -----
o  Purchase price:
     minimum to maximum,
     as adjusted..................     $10.00      $5,525,000 to $8,596,250

o  Estimated offering expenses,
     including underwriting
     discounts and commissions:
     minimum to maximum,
     as adjusted.................. $0.91 to $0.58         $500,000

o  Estimated net proceeds:
     minimum to maximum,
     as adjusted.................. $9.09 to $9.42  $5,025,000 to $8,096,250

================================================================================

         Please refer to "Risk Factors" beginning on page __ of this document. An investment in the common stock is subject to various risks, including possible loss of principal.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock offered hereby are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.


         We have applied to quote the common stock on the Over-the-Counter Electronic Bulletin Board under the symbol "OLTH." Trident Securities, a Division of McDonald Investments, Inc., will use its best efforts to assist First Federal of Olathe Bancorp in selling at least the minimum number of shares but does not guarantee that this number will be sold. Trident Securities is not obligated to purchase any shares of common stock in the offering. Trident Securities intends to make a market in the common stock.

         We have granted depositors and borrowers of First Federal Savings as of certain dates the right to purchase our stock before we sell any shares to the general public. If you wish to exercise this right, we must receive your order no later than 12:00 noon, central time, on March __, 2000. We will offer any remaining shares in a community offering to persons who do not have these priority rights. We may terminate the community offering at any time without notice. We will place funds we receive for stock purchases in a separate savings account at First Federal Savings, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.

  For assistance, please contact the Stock Information Center at(913) 397-6737.

          Trident Securities, a Division of McDonald Investments, Inc.


                The date of this Prospectus is February ___, 2000

                                TABLE OF CONTENTS


Questions and Answers about the Stock Offering............................  1

Summary  .................................................................  3

Risk Factors..............................................................  6

Selected Financial Data................................................... 10

Recent Developments ...................................................... 12

Proposed Management Purchases............................................. 16

Use of Proceeds........................................................... 16

Dividend Policy........................................................... 18

Market for Common Stock................................................... 18

Historical and Pro Forma Regulatory Capital Compliance.................... 19

Capitalization............................................................ 21

Pro Forma Data............................................................ 22

First Federal Savings and Loan Association of Olathe
         Statements of Income and Comprehensive Income.................... 27

Management's Discussion and Analysis of
         Financial Condition and Results of Operations.................... 28

Business of First Federal of Olathe Bancorp, Inc.......................... 39

Business of First Federal................................................. 39

Regulation................................................................ 53

Taxation ................................................................. 58

Management................................................................ 59

The Conversion............................................................ 66

Restrictions on Acquisitions of Stock and
         Related Takeover Defensive Provisions............................ 79

Description of Capital Stock.............................................. 83

Legal and Tax Matters..................................................... 84

Experts  ................................................................. 84

Where Can You Find More Information....................................... 84

Index to Financial Statements.............................................F-1

                                  [Insert Map]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


         The following are frequently asked questions. You should read this entire prospectus, including the "Risk Factors" beginning on page __ and "The Conversion" beginning on page __, for more information.


Q.   HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?

A. We are offering for sale up to 747,500 shares of common stock at a subscription price of $10.00 per share. We must sell at least 552,500 shares. If the appraised market value of the common stock changes due to market or financial conditions, then, without notice to you, we may be required to sell up to 859,625 shares.

Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.   WILL DIVIDENDS BE PAID ON THE STOCK?

A. We intend to pay semi-annual cash dividends on the common stock at an initial rate of $.40 per share per annum. We expect to begin paying dividends at the end of fiscal 2000. However, there can be no assurance that dividends will be paid or continue in the future.

Q.   WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?


A. We anticipate having our stock quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "OLTH." However, we expect the market for our stock will be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.


Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?


A. No. Unlike insured deposit accounts at First Federal Savings, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, or any other government agency.


Q.   WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed order form with the required payment on or before 12:00 noon, central time, on March __, 2000, the subscription offering expiration date.

Q.   CAN THE OFFERING BE EXTENDED?

A. If we do not receive sufficient orders, we can extend the offering beyond March ___, 2000. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 45 days, and the extensions may not go beyond March __, 2002.

Q.   HOW DO I PURCHASE THE STOCK?

A. First, you should read this prospectus carefully. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by May __, 2000 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.

Q.   CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond May __, 2000, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.

Q.   HOW CAN I PAY FOR THE STOCK?


A.   You have three options: (1) pay cash if it is delivered to us in person;
     (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at First Federal Savings including a certificate of deposit, without any penalty for early withdrawal. No wire transfers will be accepted. Please do not send cash in the mail.


Q.   WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?


A. Subscriptions payments will be placed in an interest-bearing deposit account at First Federal Savings, and will earn interest at our passbook rate. Depositors who elect to pay by withdrawal will continue to receive interest on their accounts until the funds are withdrawn.


Q.   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL ORDERS?

A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase.

Q.   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
     OFFERING?


A. For answers to other questions we encourage you to read this prospectus in its entirety. Questions may also be directed to our Stock Information Center at (913) 397-6737 Monday through Friday, between the hours of 8:30 a.m. and 5:00 p.m.


         To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of March __, 2000 in accordance with federal law, no prospectus will be mailed any later than five days prior to March __, 2000 or hand delivered any later than two days prior to March __, 2000.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of First Federal Savings.


First Federal of Olathe Bancorp, Inc.


         We formed First Federal of Olathe Bancorp in December 1999 as a Kansas corporation. First Federal of Olathe Bancorp will be the holding company for First Federal Savings following the conversion. First Federal of Olathe Bancorp is not an operating company and has not engaged in any significant business to date. Our executive office is located at 100 East Park Street, Olathe, Kansas 66061, and our telephone number is (913) 782-0026.


First Federal Savings and Loan Association of Olathe

         Founded in 1923, we are a community and customer oriented federally chartered savings association located in Olathe, Kansas. We emphasize personal service for our customers, and believe that our ability to make prompt responses to customer needs and inquiries is an important element in attracting business.

         Our business consists principally of attracting deposits from the general public and using those funds to originate fixed-rate, one- to four-family residential mortgage loans with terms of 15 years or less. We also invest in various investment securities. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loans and other assets and our cost of funds, which consists of the interest we pay on deposits and borrowings. At September 30, 1999, we had total assets of $46.2 million, deposits of $35.2 million and total equity of $9.0 million.


         Going forward, we intend to expand and diversify our lending programs to include longer-term fixed-rate residential mortgage loans with terms of up to 25 years, and commercial real estate loans. Additionally, we may implement a program to purchase adjustable rate loans on a limited basis, and we may hire additional staff to expand our lending efforts.


Our Conversion to Stock Form

         The conversion is a series of transactions by which we will convert from our current status as a mutual savings association to a stock savings association. Following the conversion, we will retain our current name "First Federal Savings and Loan Association of Olathe," but we will be a subsidiary of First Federal of Olathe Bancorp. As a stock savings association, we intend to continue to follow our same business strategies, and we will be subject to the regulation and supervision of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission.

         As part of the conversion, we are offering between $5,525,000 and $7,475,000 of First Federal of Olathe Bancorp common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to $8,596,250 without any further notice to you if market or financial conditions change before we complete the conversion.


         With the holding company structure, we will be able to plan and develop long-term growth opportunities and to access the capital markets more easily in the future. The offering will increase our capital and the amount of funds available to us for lending and investment. This will give us greater flexibility to diversify operations and expand the products and services we offer. In addition, we will be able to compensate our directors, officers and employees in the form of stock.


How We Determined the Offering Range

         The offering range is based on an independent appraisal of our pro forma market value following the conversion by RP Financial, LC., a firm experienced in appraisals of savings institutions. The pro forma market value is our estimated market value assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of December 10, 1999, the value was between $5,525,000 and $7,475,000, with a midpoint of $6,500,000. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in this offering.

         Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, we are offering 552,500 shares, and at the maximum, as adjusted, of the offering range we are offering 859,625 shares. The appraisal will be updated before we complete the conversion. If the pro forma market value of the common stock at that time is either below $5,525,000 or above $8,596,250, we will notify you, and you will have the opportunity to modify or cancel your order. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for a description of the factors and assumptions used in determining the stock price and offering range.

         Two measures investors use to analyze a financial institution stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The ratio of the offering price to First Federal of Olathe Bancorp's pro forma book value ranges from 41.31% to 53.48%, and the offering price represents between 5.7 and 8.2 times First Federal of Olathe Bancorp's pro forma annualized earnings for the nine months ended September 30, 1999. The ratio of the offering price to First Federal of Olathe Bancorp's pro forma book value ranges from 42.81% to 55.07%, and the offering price represents between
5.8 and 8.5 times First Federal of Olathe Bancorp's pro forma earnings for the year ended December 31, 1998. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

         The peer group selected by RP Financial had a price to book ratio of 83.91% and traded at 12.91 times the last 12 months earnings, which are higher than our ratios on a pro forma basis. Our independent appraiser determined that our value should be lower than the ratios for the peer group would suggest. RP Financial reached this conclusion based on several factors, including our smaller asset size and pro forma market capitalization relative to the peer group, the probability that our operating expenses will increase as a public company, the anticipated absence of an active market for our stock and because several other recently converted institutions are still trading below their initial offering prices.


         The independent appraisal does not indicate market value. Do not assume or expect that First Federal Savings' discounted valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.


Use of Proceeds from the Sale of Our Common Stock


         First Federal of Olathe Bancorp will use 50% of the net offering proceeds to buy all of the common stock of First Federal Savings and will retain the remaining net proceeds for general business purposes. These purposes may include investment in securities, paying cash dividends or repurchasing shares of its common stock. First Federal Savings will use the funds it receives for general business purposes, including originating loans and purchasing securities.


         First Federal of Olathe Bancorp will also loan an amount equal to 8% of the total dollar value of the stock to be issued in the conversion to the employee stock ownership plan to fund its purchase of common stock in the conversion.


         First Federal of Olathe Bancorp and First Federal Savings may also use the proceeds of the offering to expand and diversify their businesses, although they do not have any specific contracts, understandings or arrangements for the acquisition of other financial service companies or their assets.


The Amount of Stock You May Purchase

         The minimum purchase is 25 shares. No individual, or individuals through a single account, may purchase more than $100,000 of stock. If any of the following persons purchase stock, then their purchases when combined with your purchases cannot exceed $200,000:

          o    relatives living in your house

          o companies, trusts or other entities in which you have an interest or hold a position

          o    other persons who may be acting together with you

We may decrease or increase the maximum purchase limitation without notifying you.

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Available for Sale

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

          o ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on June 30, 1998. Any remaining shares will be offered to:

          o OUR TAX QUALIFIED EMPLOYEE PLANS. Any remaining shares will be offered to:

          o SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on December 31, 1999. Any remaining shares will be offered to:


          o OTHER MEMBERS - Our depositors at the close of business on January 31, 2000 and our borrowers as of January 19, 2000 who continue to be borrowers as of January 31, 2000. Any remaining shares will be offered to:


          o OUR DIRECTORS, OFFICERS AND EMPLOYEES - These individuals may also be entitled to purchase stock in the above categories.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Johnson County, Kansas.

Your Subscription Rights Are Not Transferable

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

Benefits to Management from the Offering

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - Benefit Plans - Employee Stock Ownership Plan and Trust." Following the conversion, we also intend to implement a recognition and retention plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our recognition and retention plan is approved by stockholders, our officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:

                                                                                 Value of Shares
                                    Individuals Eligible       % of             Based on Midpoint
                Plan                 to Receive Awards         Shares Sold      of Offering Range
                ----                 -----------------         -----------      -----------------
Employee stock ownership plan       All employees                  8%               $520,000
Recognition and retention plan      Directors and officers         4%(1)            $260,000
Stock option plan                   Directors and officers        10%                   (2)

--------------


(1) In the event we initially implement the recognition and retention plan within 12 months after the conversion, OTS regulations would limit the plan to no more than 4% of the shares sold in the conversion. The 4% limitation would not apply if we implement the plan more than 12 months after the conversion.


(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

         When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the conversion. See "Risk Factors - Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide That Shareholders Receive a Premium for Their Shares."

         We intend to enter into a three-year employment agreement with Mitch Ashlock, the President and Chief Executive Officer of First Federal Savings. The agreement provides that Mr. Ashlock would receive severance payments equal to three times the annual rate of base salary at termination of employment plus the highest annual cash bonus paid to him during the prior three years if First Federal of Olathe Bancorp is acquired and he loses his job in the acquisition or if he loses his job upon the occurrence of certain other events. If severance was required to be paid in 2000 after completion of the conversion, Mr. Ashlock would receive severance payments of approximately $236,000.


                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Higher Interest Rates Would Hurt Our Profitability

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.


         We have sought to maximize our net interest income by emphasizing investment in higher-yielding fixed-rate mortgage loans. Management believes that the higher yields available from such investments offset the increased exposure to interest rate fluctuations associated with investments in such assets. We have sought to manage our exposure to interest rate volatility by increasing the maturity of our liabilities as market conditions allow, by maintaining high capital levels and by emphasizing the origination of fixed-rate mortgage loans with terms of 15 years or less. Notwithstanding these steps, our cumulative one-year interest rate sensitivity gap as a percentage of total assets was a negative 39.61% at September 30, 1999, a relatively high level. Based on our negative gap, during a period of declining interest rates, our interest-earning assets could be expected to reprice at a slower rate than our interest-earning liabilities, which would have a positive effect on net interest income. Conversely, in a period of rising interest rates, the yields on our assets could be expected to increase at a slower pace than the cost of our interest-bearing liabilities, thereby negatively affecting net interest income. After the conversion, we intend to offer residential mortgage loans with terms of up to 25 years, which may increase our interest rate risk.


         Thus, a sustained increase in market interest rates could adversely affect our earnings. Because all of our loans have fixed interest rates, our net interest income could be significantly adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase.

We Anticipate a Low Return on Our Equity and Increased Non-interest Expenses


         Net income divided by equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan. We may hire additional staff to expand our lending efforts and, to the extent that we do, our expenses will increase.

Our Employee Stock Benefit Plans Will Increase Our Costs

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from First Federal of Olathe Bancorp. The cost of acquiring the employee stock ownership plan shares will be between $442,000 at the minimum of the offering range and $687,700 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan would increase. We also intend to submit a recognition and retention plan to our stockholders for approval at least six months after completion of the conversion. If the recognition and retention plan is implemented within 12 months after the conversion, our officers and directors could be awarded, at no cost to them, up to an aggregate of 4% of the shares issued in the conversion, restricted as to transfer in accordance with the terms of the plan. In the event we implement the recognition and retention plan more than 12 months after the conversion, the recognition and retention plan would not be subject to an OTS regulation limiting the plan to no more than 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be between $221,000 and $343,850 if 4% of the shares issued in the conversion were awarded. See "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

Loss of Key Officer Could Hurt First Federal Savings' Operations


         Our only executive officer is Mitch Ashlock, the President and Chief Executive Officer. The loss of Mitch Ashlock would have an adverse effect on us, especially since we currently only have three employees. We intend to enter into a three-year employment agreement with Mr. Ashlock, but we do not intend to obtain a key- man life insurance policy on him.

We May Not Be Successful in Diversifying and Expanding Our Lending Activities


         Our business plan adopted in connection with the conversion transaction contemplates an expansion of our lending activities to include fixed-rate residential mortgage loans with terms of up to 25 years and commercial real estate loans. We also may implement a program to purchase adjustable rate loans. We cannot assure you that we will be able to market these additional loan products successfully and profitably. Additionally, commercial real estate loans involve a greater risk of loss than loans secured by one- to four- family residential real estate.

Management Will Have Substantial Discretion Over Investment of the Offering Proceeds and May Make Investments With Which You May Disagree

         The net offering proceeds from the conversion transaction are estimated to range from $5.0 million to $8.1 million. We intend to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See "Use of Proceeds" for further discussion.

Strong Competition Within Johnson County May Limit Our Growth and Profitability

         We conduct most of our business in Johnson County, Kansas. Competition in the banking and financial services industry in Johnson County is intense. Our profitability depends in large part upon our continued ability to successfully compete. We compete in Johnson County with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and offer certain services that we do not or cannot provide. This strong competition may limit First Federal Savings' ability to grow in the future.


Our Stock Value May Suffer from Our Ability to Impede Potential Takeovers

         Provisions in our corporate documents and in Kansas corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or attempt a takeover that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

          o restrictions on acquiring more than 10% of our common stock and limitations on voting rights

          o the election of members of the board of directors to three-year terms

          o the absence of cumulative voting by stockholders in the election of directors

          o    provisions governing nominations of directors by stockholders

          o    provisions governing the submission of stockholder proposals

          o    provisions restricting special meetings of stockholders

          o our ability to issue preferred stock and additional shares of common stock without stockholder approval

          o super-majority voting provisions for the approval of certain business combinations

          o super-majority voting provisions to remove directors without cause or to amend our corporate documents


These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions" for a description of anti-takeover provisions in our corporate documents and under Kansas law and federal regulations.

Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide That Shareholders Receive a Premium for Their Shares

          The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts you might like to see happen. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, such as removal of directors, approval of certain business combinations with interested shareholders and amendment to our articles of incorporation.

We Intend to Remain Independent

         Since we intend to remain an independent financial institution, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.


Our Employment Agreement May Discourage Takeovers


         The employment agreement that we intend to enter into with the President and Chief Executive Officer of First Federal Savings provides for cash severance payments if the executive is terminated following a change in control of First Federal Savings. If a change in control occurs in 2000, the aggregate value of the cash severance benefits payable to the President and Chief Executive Officer under the agreement would have been approximately $236,000. This estimate does not take into account future salary adjustments or bonus payments. This arrangement could have the effect of increasing the costs of acquiring First Federal Savings thereby discouraging future attempts to take over First Federal Savings.


Our Employee Stock Benefit Plans May Be Dilutive

         If the conversion is completed and stockholders subsequently approve a recognition and retention plan and a stock option plan, we will issue stock to our officers and directors through these plans. We currently intend to fund these plans with shares repurchased in the secondary market. However, if the shares for the recognition and retention plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.8%, assuming issuance of an amount equal to 4% of the shares issued in the conversion, and the trading price of our stock may be reduced. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised. See "Pro Forma Data" for data on the dilutive effect of the recognition and retention plan and "Management--Benefit Plans" for a description of the plans. These plans will also involve additional expense.

Possible Increase in the Offering Range Would Be Dilutive

         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

Our Valuation Is Not Indicative of the Future Price of Our Common Stock

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion--Stock Pricing and Number of Shares to be Issued" for the factors considered by RP Financial in determining the appraisal.

Our Stock Price May Decline

         The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.

         Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.


Limited Market for Our Common Stock May Lower Market Price

         We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. As a result, you may not be able to sell all of your shares on short notice, and the sale of a large number of shares could lower the market price. There may also be a wide spread between the bid and asked price for our common stock after the conversion. You should consider the potentially long-term nature of an investment in our common stock.


Exercise of Subscription Rights May Be Taxable

         If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. RP Financial has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. However, this opinion is not binding on the Internal Revenue Service.

                             SELECTED FINANCIAL DATA


         The following selected financial and other data of First Federal Savings does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein. You should read the Financial Statements and related notes contained at the end of this prospectus. Set forth below are selected consolidated financial and other data of First Federal Savings at and for the periods indicated. Financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. The results of operations and other data for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending December 31, 1999.


                                                  At          At December 31,
                                              September 30, --------------------
                                                 1999         1998         1997
                                                 ----         ----         ----
                                                       (In Thousands)
Selected Financial Condition Data:
Total assets ............................      $46,245      $44,649      $33,048
Loans receivable, net ...................       31,371       28,978       25,742
Investment securities:
   Held to maturity .....................       11,000        9,000        3,910
   Available for sale ...................          684          847          552
FHLB stock ..............................          303          289          307
Deposits ................................       35,221       34,701       25,139
FHLB advances ...........................        1,000        1,000           --
Total equity ............................        9,009        8,542        7,597


                                            Nine Months          Years Ended
                                        Ended September 30,      December 31,
                                       --------------------   ------------------
                                         1999        1998      1998        1997
                                         ----        ----      ----        ----
                                                     (In Thousands)
Selected Operations Data:
Total interest income .............    $ 2,655     $ 2,301    $ 3,091    $ 2,718
Total interest expense ............      1,461       1,172      1,653      1,337
                                       -------     -------    -------    -------
   Net interest income ............      1,194       1,129      1,438      1,381
Provision for loan losses .........        150          --         --         --
                                       -------     -------    -------    -------
Net interest income after
 provision for loan losses ........      1,044       1,129      1,438      1,381
Fees and service charges ..........         16          17         20          7
                                       -------     -------    -------    -------
Total non-interest income .........         16          17         20          7
Total non-interest expense ........        194         180        248        263
                                       -------     -------    -------    -------
Income before income taxes ........        866         966      1,210      1,125
Income tax provision ..............        300         354        443        398
                                       -------     -------    -------    -------
Net income ........................        566         612        767        727
Unrealized gain(loss) on
 investment securities
 available for sale, net
 of deferred tax expense ..........        (99)         61        177        114
                                       -------     -------    -------    -------
Comprehensive income ..............    $   467     $   673    $   944    $   841
                                       =======     =======    =======    =======

                                                Nine Months
                                              Ended September 30,  Years Ended December 31,
                                              -------------------  ------------------------
                                                1999      1998       1998       1997
                                                ----      ----       ----       ----
Selected Financial Ratios and Other Data:

Performance Ratios:
 Return on assets (ratio of net income
  to average total assets)(1) ...........        1.63%     2.11%     1.91%     2.17%
 Return on equity (ratio of net income
  to average equity)(1) .................        8.52     10.22      9.45     10.04
Interest rate spread information:
   Average during period ................        2.66      2.93      2.62      3.09
   End of period ........................        2.48      2.70      2.50      3.13
Net interest margin(2) ..................        3.60      4.01      3.68      4.23
Ratio of operating expense to average
 total assets ...........................        0.56      0.62      0.62      0.79
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities ............................      121.32    125.94    125.05    127.67

Asset Quality Ratios:
Non-performing assets to total assets
 at end of period .......................        0.29      0.24      0.24      0.28
Allowance for loan losses to
 non-performing loans ...................      130.60     23.58     23.58     26.88
Allowance for loan losses to
 loans receivable, net ..................        0.56      0.09      0.09      0.10

Capital Ratios
Equity to total assets at
 end of period ..........................       19.48     18.62     19.13     22.99
Average equity to average assets ........       19.18     20.67     20.17     21.65

Other Data:
Number of full-service offices ..........           1         1         1         1


--------

(1)  Ratios for the nine month periods have been annualized.
(2)  Net interest income divided by average interest earning assets.

                               RECENT DEVELOPMENTS

Set forth below are selected financial and other data of First Federal Savings at and for the periods indicated. Information at December 31, 1999 and for the three and twelve months ended December 31, 1999 and for the three months ended December 31, 1998 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. The following selected financial and other data does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein.



                                                     AT            AT
                                                  December 31, December 31,
                                                    1999          1998
                                                  ---------    -------
                                                      (In Thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets..................................    $ 46,612     $ 44,649
Loans receivable, net.........................      31,472       28,978
Investment securities:
   Held to maturity...........................      11,000        9,000
   Available for sale.........................         619          847
FHLB stock....................................         308          289
Deposits......................................      36,203       34,701
FHLB advances.................................       1,000        1,000
Total equity..................................       9,169        8,542


                                                                   Three Months              Years Ended
                                                                Ended December 31,           December 31,
                                                              ----------------------    -----------------
                                                                1999          1998         1998         1997
                                                              ---------    ---------    ---------    -------
                                                                              (In Thousands)
Selected Operations Data:
Total interest income.....................................    $    885     $    790     $ 3,540      $  3,091
Total interest expense....................................         484          481       1,945         1,653
                                                              --------     --------     -------      --------
   Net interest income....................................         401          309       1,595         1,438
Provision for loan losses.................................          --           --         150            --
                                                              --------     --------     -------      --------
Net interest income after provision for loan losses                401          309       1,445         1,438
Fees and service charges..................................           4            3          20            20
                                                              --------     --------     -------      --------
Total non-interest income.................................           4            3          20            20
Total non-interest expense................................         112           68         306           248
                                                              --------     --------     -------      --------
Income before income taxes................................         293          244       1,159         1,210
Income tax provision......................................          91           89         391           443
                                                              --------     --------     -------      --------
Net income................................................         202          155         768           767
Unrealized gain(loss) on investment securities available
  for sale, net of deferred tax expense...................         (42)         116        (141)          177
                                                              --------     --------     -------      --------
Comprehensive income......................................    $    160     $    271     $   627      $    944


                                                                   Three Months              Years Ended
                                                                Ended December 31,           December 31,
                                                              ----------------------    --------------------
                                                                1999          1998         1999         1998
                                                              ---------    ---------    ---------    -------
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income to average
    total assets)(1) .....................................       1.74%        1.38%        1.66%        1.91%
   Return on equity (ratio of net income to average
    equity)(1) ...........................................       8.82         7.30         8.60         9.45
Interest rate spread information:
   Average during period..................................       2.58         1.80         2.64         2.62
   End of period..........................................       2.72         1.82         2.69         2.50
Net interest margin(2)....................................       3.58         2.82         3.59         3.68
Ratio of operating expense to average total assets .......       0.96         0.60         0.66         0.62
Ratio of average interest-earning assets to average
   interest-bearing liabilities...........................     123.19       123.31       121.46       125.05

Asset Quality Ratios:
Non-performing assets to total assets at end of period ...       0.29         0.24         0.29         0.24
Allowance for loan losses to non-performing loans ........     130.60        23.58       130.60        23.58
Allowance for loan losses to loans receivable, net .......       0.55         0.09         0.55         0.09

Capital Ratios
Equity to total assets at end of period...................      19.67        19.13        19.67        19.13
Average equity to average assets..........................      19.71        18.84        19.31        20.17

Other Data:
Number of full-service offices............................          1            1            1            1

------------------------
(1) Ratios for the three month periods have been annualized.
(2) Net interest income divided by average interest earning assets

Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition At December 31, 1999 and December 31, 1998

         Total assets increased $2.0 million, or 4.5%, to $46.6 million at December 31, 1999 from $44.6 million at December 31, 1998, due primarily to increases of $2.5 million in net loans receivable, $2.0 million in securities held-to-maturity, $119,000 in accrued interest receivable, and $146,000 in other assets offset by a decrease of $2.6 million in cash and cash equivalents and a $229,000 decrease in available for sale securities. Total liabilities increased $1.3 million, or 0.6%, to $37.4 million at December 31, 1999 from $36.1 million at December 31, 1998, due primarily to an increase in deposits of $1.5 million netted with a decrease of $151,000 in deferred income taxes payable. Equity increased $627,000 to $9.2 million at December 31, 1999 from $8.5 million at December 31, 1998, due primarily to an increase in net income of $767,000 offset by a decrease of $141,000 in other comprehensive income net of deferred income taxes.

         At December 31, 1999, First Federal Savings continued to exceed all regulatory capital requirements with tangible capital of $9.2 million or 19.54% of adjusted total assets; Tier 1 capital of $9.2 million or 19.54% of adjusted total assets; and risk-based capital of $9.3 million or 47.79% of risk-weighted assets.

Comparison of Operating Results for the Three Months Ended December 31, 1999 and 1998
         Performance Summary. Comprehensive income decreased $111,000 to $160,000 for the three months ended December 31, 1999, as compared to $271,000 for the three months ended December 31, 1998. The decrease was due primarily to a decrease of $158,000 in unrealized gain on available for sale securities offset by an increase in net income of $47,000 as compared to the same period in 1998,

         Net Income. Net income for the three months ended December 31, 1999 was $202,000 compared to $155,000 for the same period in 1998. The $47,000 increase in net income during the period was primarily due to a $92,000 increase in net interest income offset by a $44,000 increase in non-interest expense, and a $2,000 increase in income taxes.

         Net Interest Income, The $92,000 increase in net interest income was primarily the result of an increase in the average interest rate spread during the three month period ended December 31, 1999 when compared to the same period in 1998. The average interest rate spread during the three months ended December 31, 1999 was 2.58% compared to 1.80% during the same period in 1998.

         Interest income for the three months ended December 31, 1999 increased by $95,000 from the same period in 1998. This resulted from an increase in average interest-earning assets of $1.0 million and an increase of 68 basis points in rates paid on interest-earning assets.

         Interest expense for the three months ended December 31, 1999 increased $3,000 compared to the same period in 1998. Average interest-bearing deposits increased $869,000; however, rates on interest-bearing deposits adjusted downward 10 basis points.

         Non-Interest Income. Non-interest income increased $1,000 to $4,000 for the three months ended December 31, 1999 compared to the same period in 1998.

         Non-Interest Expense. Non-interest expense increased $44,000 for the three months ended December 31, 1999 as compared to the same period in 1998. Personnel costs increased $19,000 for the three months ended December 31, 1999 compared to the same period in 1998, primarily resulting from bonuses. Other operating expense increased $24,000 for the three months ended December 31, 1999 compared to the same period in 1998.

         Income Taxes. The $2,000 increase in income taxes for the three months ended December 31, 1999 as compared to the same period in 1998 was due to an increase of $49,000 in pre-tax income for the comparable periods offset by a reduced effective tax rate for the final quarter.

Comparison of Operating Results for the Twelve Months Ended December 31, 1999 and 1998
         Performance Summary. Comprehensive income decreased $318,000 to $627,000 for the year ended December 31, 1999 as compared to $944,000 for the year ended December 31, 1998. The decrease was due primarily to a decrease of $319,000 in unrealized gain on available for sale securities offset by an increase in net income of $1,000 as compared to the same period in 1998.

         Net Income. Net income for the year ended December 31, 1999 increased by $1,000, or 0. 1 %, to $768,000 from $767,000 for the year ended December 31, 1998. The increase was primarily due to the combined effects of a $157,000 increase in net interest income and a $52,000 decrease in income tax expense, which more than offset a $150,000 increase in the provision for loan losses and a $58,000 increase in noninterest expense. For the years ended December 31, 1999 and 1998, the returns on average assets were 1.66% and 1.91%, respectively, while the returns on average equity were 8.60% and 9.45%, respectively.

         Net Interest Income. For the year ended December 31, 1999 net interest income increased by $157,000, or 10.9%, to $1.6 million from $1.4 million for the year ended December 31, 1998. The increase reflected an increase of $449,000 in interest income to $3.5 million from $3.1 million, which more than offset an increase of $292,000 in interest expense to $1.9 million from $1.6 million. First Federal Savings' average interest rate spread was 2.64% for the year ended December 31, 1999 compared to 2.62% for the year ended December 31, 1998. The average net interest margin was 3.59% for the year ended December 31, 1999 compared to 3.68% for the year ended December 31, 1998.

         Provision for Loan Losses. During the year ended December 31, 1999, First Federal Savings charged $150,000 against earnings as a provision for loan losses compared to no provision for the year ended December 31, 1998. The charge resulted in an allowance for loan losses of $175,000, or 0.55% of loans receivable, net at December 31, 1999, compared to $25,000, or 0.09% of loans receivable, net at December 31, 1998. The increase in the provision for loan losses for the 1999 period results from a review of the loan portfolio, consideration of past loan loss experience, current economic conditions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the nine months ended September 30, 1999 and 1998 -- Provision for Loan Losses."

         Non-Interest Income. For the year ended December 31, 1999, non-interest income did not change from the year ended December 31, 1998,

         Non-Interest Expense. Non-interest expense increased by $58,000 to $306,000 for the year ended December 31, 1999 from $248,000 for the year ended December 31, 1998. Salaries and related payroll expenses including medical insurance increased $20,000 to $120,000 for the year ended December 31, 1999 from $100,000 for the year ended December 31, 1998 due primarily to normal pay raises and increased bonuses. Other expense increased $29,000 to $94,000 for the year ended December 31, 1999, from $65,000 for the year ended December 31, 1998, due to increases in professional fees and the OTS general assessment.

         Income Taxes. Income taxes decreased by $50,000 to $391,000 for the year ended December 31, 1999 from $443,000 for the year ended December 31, 1998. The effective tax rates were 33.8% and 36.6% for the years ended December 31, 1999 and 1998, respectively.

Year 2000 Issues

         Prior to December 31, 1999, First Federal Savings established and implemented a plan to address the year 2000 ("Y2K") issue. The Y2K issue centers on the potential inability of computer systems to recognize the year 2000. First Federal Savings has not experienced any computer problems associated with the change to the year 2000.

                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of First Federal of Olathe Bancorp's directors and executive officers and their associates, and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.

                                      Anticipated       Anticipated
                                    Number of Shares   Dollar Amount       Percent
             Name and Title          to be Purchased   to be Purchased   of Shares(1)
             --------------          ---------------   ---------------   ------------
Mitch Ashlock, President............      10,000         $100,000          1.54%
  Chief Executive Officer
  and Director
Donald K. Ashlock,..................      10,000          100,000          1.54
  Chairman of the Board
John M. Bowen ......................      10,000          100,000          1.54
  Director
Carl R. Palmer......................      10,000          100,000          1.54
  Director
Marvin Eugene Wollen................       1,500           15,000          0.23
  Director
                                          ------          -------          ----

All directors and
 executive officers as a group
 (5 persons)........................     41,500           $415,000         6.39%
                                         ======           ========        =====

---------

(1)  Based upon the midpoint of the offering range.


         In addition, the ESOP currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of First Federal of Olathe Bancorp's proposed stock benefit plans. See "Management--Benefit Plans" for a description of these plans.

                                 USE OF PROCEEDS



         The following table presents the estimated net proceeds of the offering, the amount to be retained by First Federal of Olathe Bancorp, the amount to be contributed to First Federal Savings, and the amount of First Federal of Olathe Bancorp's loan to the employee stock ownership plan. See "Pro Forma Data" for the assumptions used to arrive at these amounts.

                                                          552,500            650,000           747,500           859,625
                                                         Shares at          Shares at         Shares at         Shares at
                                                           $10.00            $10.00            $10.00            $10.00
                                                            Per                Per               Per               Per
                                                           Share              Share             Share             Share
                                                       --------------     -------------     -------------     -------------
                                                                                  (In Thousands)
Gross proceeds........................................ $     5,525          $   6,500         $  7,475           $  8,596
Less: estimated offering expenses.....................        (500)              (500)            (500)              (500)
Net proceeds.......................................... $     5,025          $   6,000         $  6,975           $  8,596
Amount to be contributed to First
Federal Savings....................................... $     2,513          $   3,000         $  3,488           $  4,048
Amount of loan to employee stock
 ownership plan....................................... $       442          $     520         $    598           $    688
Net amount to be retained by First                     $     2,070          $   2,480         $  2,889           $  3,360
Federal of Olathe Bancorp.............................

         First Federal of Olathe Bancorp will purchase all of the capital stock of First Federal Savings to be issued in the conversion in exchange for 50% of the net proceeds of the stock offering. Receipt of 50% of the net proceeds will increase First Federal Savings' capital and will support the expansion of First Federal Savings' existing business activities. First Federal Savings will use these funds for general business purposes, including, loan originations and investment in U.S. government and federal agency securities.


         First Federal of Olathe Bancorp intends to loan the employee stock ownership plan the amount necessary to acquire an amount of shares equal to 8% of the shares issued in the conversion. The loan to the ESOP will be $442,000 and $598,000 at the minimum and maximum of the offering range. The ESOP will distribute the shares it purchases to our employees as the loan is repaid over an estimated 20 years. See "Management--Stock Benefit Plans--Employee Stock Ownership Plan."


         The net proceeds we use to purchase the capital stock of First Federal Savings will be used by First Federal Savings for general corporate purposes, including increased lending activities. On a short-term basis, First Federal Savings may purchase investment and mortgage-backed securities. The net proceeds received by First Federal Savings will further strengthen First Federal Savings' capital position, which already exceeds all regulatory requirements. After the conversion, First Federal Savings' tangible capital ratio will be 21.97%, based upon the midpoint of the offering range. As a result, First Federal Savings will continue to be a well-capitalized institution.


         We may initially use the remaining net proceeds retained by us to invest in U.S. Government and federal agency securities of various maturities, deposits in either the FHLB of Topeka or other financial institutions, mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, or a combination of these items. The net proceeds retained by us may ultimately be used to:


          o    support First Federal Savings' lending activities


          o support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time

          o pay regular or special cash dividends, repurchase the common stock or pay returns of capital

         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - Stock Pricing and Number of Shares to be Issued." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision and deemed appropriate by the board of directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you. We have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.

         Stock repurchases will be considered by our Board of Directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to the following:

          o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity

          o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans

          o any other circumstances in which repurchases would be in the best interests of First Federal of Olathe Bancorp and our stockholders


         No stock will be repurchased by us unless First Federal Savings continues to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if First Federal Savings' net worth would be reduced below the amount required for the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $9.0 million. See "Dividend Policy," "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal Savings--Liquidation Rights" and "--Restrictions on Transferability."

         Our net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of First Federal Savings. Payments for shares made through withdrawals from existing deposit accounts at First Federal Savings will not result in the receipt of new funds for investment by First Federal Savings but will result in a reduction of First Federal Savings' interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.


                                 DIVIDEND POLICY

         After we complete the conversion, our Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay semi-annual cash dividends on the common stock at an initial rate of $.40 per share per annum, representing 4% of the purchase price, commencing at the end of fiscal 2000. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. However, we have committed to the OTS that we will not take any action toward paying a tax-free return of capital during the first year after we complete the conversion.


         Dividends from us may eventually depend, in part, upon receipt of dividends from First Federal Savings, because First Federal of Olathe Bancorp initially will have no source of income other than dividends from First Federal Savings, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to the ESOP. An OTS regulation imposes limitations on "capital distributions" by savings institutions, including cash dividends to a parent holding company. Under new regulations effective April 1, 1999, First Federal Savings would have been permitted to make a capital distribution to First Federal of Olathe Bancorp of up to approximately $1.7 million as of April 1, 1999.

         Any payment of dividends by First Federal Savings to First Federal of Olathe Bancorp which would be deemed to be drawn out of First Federal Savings' bad debt reserves would require a payment of taxes at the then-current tax rate by First Federal Savings on the amount of earnings deemed to be removed from the reserves for such distribution. First Federal Savings does not intend to make any distribution to First Federal of Olathe Bancorp that would create such a federal tax liability. See "Taxation."

         Unlike First Federal Savings, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from First Federal Savings in addition to the net proceeds retained by us and earnings on those proceeds. We are, however, subject to the requirements of Kansas law, which generally permits the payment of dividends out of surplus, or if there is no surplus, out of a company's net profits for the then current or the preceding fiscal year.


                             MARKET FOR COMMON STOCK


         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded and quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "OLTH." Trident Securities has indicated its intention to make a market in our common stock.


         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion. Under such circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE


         At September 30, 1999, First Federal Savings exceeded all of its regulatory capital requirements. The table on the following page sets forth First Federal Savings' historical capital under generally accepted accounting principles ("GAAP") and regulatory capital at September 30, 1999 and the pro forma capital of First Federal Savings after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by First Federal Savings of 50% of the net conversion proceeds, minus the amounts to be loaned to our employee stock ownership plan and to be contributed to our proposed recognition and retention plan. The pro forma risk- based capital amounts assume the investment of the net proceeds received by First Federal Savings in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1999.



                                                                               Pro Forma Based Upon Sale of
                                                          --------------------------------------------------------------------------
                                                             552,500 Shares            650,000 Shares           747,500 Shares
                                                          (Minimum of Estimated   (Midpoint of Estimated     (Maximum of Estimated
                                       Historical           Valuation Range)         Valuation Range)          Valuation Range)
                                 ----------------------   ---------------------  -------------------------  ------------------------
                                   Amount    Percent(1)   Amount(2)   Percent(1) (Amount(2)  Percent(1)(2)  Amount(2)  Percent(1)(2)
                                   ------    ----------   ---------   ----------  ---------  -------------  ---------  -------------
                                                                          (Dollars in Thousands)
Capital under generally
 accepted accounting principles     9,009        19.48%   $10,859        22.37%   $11,229         22.92%    $11,600      23.46%
                                 ========      =======    =======      ========   =======      ========     =======    ========

Tangible capital(2)............. $  8,594        18.49%   $10,444        21.41%   $10,814         21.97%    $11,185       22.52%
Tangible capital requirement....      697         1.50        732         1.50        738          1.50         745        1.50
                                 --------      -------    -------      -------    -------      --------     -------    --------
Excess.......................... $  7,897        16.99%   $ 9,712        19.91%   $10,076         20.47%    $10,439       21.02%
                                 ========      =======    =======      =======    =======      ========     =======    ========

Core capital(2)................. $  8,594        18.49%   $10,444        21.41%   $10,814         21.97%    $11,185       22.52%
Core capital requirement(3).....    1,394         3.00      1,463         3.00      1,477          3.00       1,490        3.00
                                 --------      -------    -------      -------    -------      --------     -------    --------
  Excess........................ $  7,200        15.49%   $ 8,980        18.41%     9,337         18.97%    $ 9,694       19.52%
                                 ========      =======    =======      =======    =======      ========     =======    ========

Risk-based capital(2)(4)........ $  8,769        46.65%   $10,619        55.15%   $10,989         56.81%    $11,360       58.45%
Risk-based capital
 requirement(5).................    1,503         8.00      1,539         8.00      1,547          8.00       1,554        8.00
                                 --------      -------    -------      -------    -------      --------     -------    --------
  Excess........................ $  7,266        38.66%   $ 9,079        47.16%   $ 9,442         48.81%    $ 9,806       50.46%
                                 ========      =======    =======      =======    =======      ========     =======    ========


                                  Pro Forma Based Upon Sale of
                                  ----------------------------
                                        859,625 Shares
                                       (15% Above the
                                     Maximum of Estimated
                                        Valuation Range)
                                   -----------------------
                                    Amount(2)   Percent(1)
                                    ---------   ----------
                                     (Dollars in Thousands)
Capital under generally
 accepted accounting principles     $ 12,026        24.08%
                                    ========     ========

Tangible capital(2)............     $ 11,611        23.14%
Tangible capital requirement...          753         1.50
                                    --------     --------
Excess.........................     $ 10,858        21.64%
                                    ========     ========

Core capital(2)................     $ 11,611        23.14%
Core capital requirement(3)....        1,506         3.00
                                    --------     --------
  Excess.......................     $ 10,105        20.14%
                                    ========     ========

Risk-based capital(2)(4).......     $ 11,786        60.33%
Risk-based capital
 requirement(5)................        1,562         8.00
                                    --------     --------
  Excess.......................     $ 10,224        52.33%
                                    ========     ========

------------

(1) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) For purposes of calculating regulatory capital, the valuation allowance applicable to investment securities in accordance with Statement of Financial Accounting Standards No. 115 has been excluded from capital. This amounted to $414,726 at September 30, 1999.
(3) The current Office of Thrift Supervision core capital requirement for savings associations is 3% of total adjusted assets. The Office of Thrift Supervision has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.
(4) Includes $175,000 of general valuation allowances which qualify as supplementary capital. See "Regulation--Federal Regulation of Savings Associations--Capital Requirements."

(5) The OTS utilizes a net market value methodology to measure the interest rate risk exposure of savings associations. Effective March 31, 1996, institutions with more than normal interest rate risk, as defined by OTS regulations, are required to make a deduction from capital equal to 50% of its interest rate risk exposure multiplied by the present value of its assets. Based upon this methodology, at September 30, 1999, the latest date for which such information is available, First Federal Savings' interest rate risk exposure to a 200 basis point increase in interest rates was considered "normal" under this regulation. In any event, since First Federal Savings has assets of less than $300 million and a total risk-based capital ratio in excess of 12%, it is exempt from this requirement unless the OTS determines otherwise. See "Regulation--Federal Regulation of Savings Associations--Capital Requirements."

                                 CAPITALIZATION


         The following table presents the historical capitalization of First Federal Savings at September 30, 1999, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                                                                     First Federal of Olathe Bancorp - Pro Forma
                                                                                         Based Upon Sale at $10.00 Per Share
                                                                                ----------------------------------------------------
                                                                                 552,500      650,000      747,500        859,625
                                                                                  Shares       Shares       Shares       Shares(1)
                                                                 First Federal  (Minimum of  (Midpoint of (Maximum of   (15% above
                                                                 - Historical    Offering      Offering     Offering    Maximum of
                                                                Capitalization    Range)        Range)       Range)  Offering Range)
                                                                --------------    ------        ------       ------  ---------------
                                                                                             (In Thousands)
Deposits(2) ...................................................     $ 35,221     $ 35,221      $ 35,221      $ 35,221      $ 35,221
FHLB Advances .................................................        1,000        1,000         1,000         1,000         1,000
                                                                    --------     --------      --------      --------      --------

Total deposits and FHLB advances ..............................     $ 36,221     $ 36,221      $ 36,221      $ 36,221      $ 36,221
                                                                    ========     ========      ========      ========      ========

Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000 shares
   authorized; none to be issued ..............................     $     --     $     --      $     --      $     --      $     --
   Common stock, $.01 par value, 4,000,000 shares
   authorized; shares to be issued as reflected(3) ............           --            6             7             7             9
Additional paid-in capital(3) .................................           --        5,019         5,994         6,986         8,088
Retained earnings(4) ..........................................        8,594        8,594         8,594         8,594         8,594
Net unrealized gain on securities available for sale ..........          415          415           415           415           415
Less:
   Common stock acquired by our ESOP(5) .......................           --         (442)         (520)         (598)         (688)
   Common stock to be  acquired by our
   recognition and retention plan(6) ..........................           --         (221)         (260)         (299)         (344)
                                                                    --------     --------      --------      --------      --------
Total equity ..................................................     $  9,009     $ 13,371      $ 14,229      $ 15,087      $ 16,074
                                                                    ========     ========      ========      ========      ========

-----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for issuance under such plan. See "Pro Forma Data" and "Management - Benefit Plans - Stock Option Plan."


(4) The retained earnings of First Federal Savings will be substantially restricted after the conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal Savings --Liquidation Rights."


(5) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from First Federal of Olathe Bancorp. See Note 1 to the table set forth under "Pro Forma Data" and "Management - Benefit Plans - Employee Stock Ownership Plan and Trust."


(6) Gives effect to the recognition and retention plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition and retention plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition and retention plan is approved by our stockholders within 12 months after the conversion, it is expected the plan would acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 22,100, 26,000, 29,900 and 34,385 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition and retention plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition and retention plan purchases authorized but unissued shares from First Federal of Olathe Bancorp, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. If the recognition and retention plan is implemented more than 12 months after the conversion, the plan would not be subject to OTS regulations limiting the plan to no more than 4% of the shares of common stock issued in the conversion. See "Pro Forma Data" and "Management--Benefit Plans--Recognition and Retention Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $5.025 million and $6.975 million (or $8.096 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident Securities, will be $500,000. Actual expenses may vary from those estimated.


         We calculated pro forma net income and stockholders' equity for the nine months ended September 30, 1999 and the year ended December 31, 1998 as if the common stock to be issued in the offering had been sold at the beginning of the respective periods. The table assumes that the net proceeds had been invested at 5.18% for the nine months ended September 30, 1999 and 4.52% for the year ended December 31, 1998, which represent the yield on the one-year U.S. Treasury Bill as of the respective dates. The calculations have been based on the one year Treasury rate, as opposed to the arithmetic average of First Federal Savings' average yield on all interest-earning assets and average rate paid on deposits, as contemplated by OTS regulations, because First Federal Savings will initially invest the proceeds in shorter term assets at a lower yield, although it will seek to more efficiently invest the proceeds over time. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We assumed a combined effective federal and state income tax rate of 35% for the nine months ended September 30, 1999 and the year ended December 31, 1998, resulting in an after-tax yield of 3.37% for the nine months ended September 30, 1999 and 2.94% for the year ended December 31, 1998. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the ESOP with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," First Federal of Olathe Bancorp intends to retain 50% of the net conversion proceeds.

         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the table the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders or to First Federal Savings' bad debt reserve. See "Management--Benefit Plans" and "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal Savings--Liquidation Rights." The table does give effect to the recognition and retention plan, which we expect to adopt following the conversion and present together with the stock option plan to stockholders for approval no earlier than six months following the conversion. If the recognition and retention plan is approved by stockholders within 12 months after the conversion, it is expected the recognition and retention plan would acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share. In addition, if the recognition and retention plan is implemented more than 12 months after the conversion, the plan would no be subject to OTS regulations limiting the plan to no more than 4% of the shares issued in the conversion.

         The tables on the following pages summarize historical consolidated data of First Federal Savings and pro forma data of First Federal of Olathe Bancorp at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.


                                                              At and For the Nine Months Ended September 30, 1999
                                                   ----------------------------------------------------------------------
                                                     552,500           650,000            747,500            859,625
                                                   Shares Sold       Shares Sold         Shares Sold        Shares Sold
                                                    at $10.00         at $10.00           at $10.00          at $10.00
                                                    Per Share         Per Share           Per Share        Per Share (15%
                                                    (Minimum          (Midpoint           (Maximum         above Maximum
                                                    of Range)          of Range)          of Range)         of Range)(8)
                                                    ---------          ---------          ---------         ------------
                                                              (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .............................        $   5,525          $   6,500          $   7,475          $   8,596
Less offering expenses .....................             (500)              (500)              (500)              (500)
                                                    ---------          ---------          ---------          ---------
Estimated net conversion proceeds ..........            5,025              6,000              6,975              8,096
Less ESOP adjustment .......................             (442)              (520)              (598)              (688)
Less recognition and retention
 plan adjustment ...........................             (221)              (260)              (299)              (344)
                                                    ---------          ---------          ---------          ---------
Estimated adjusted net proceeds(1) .........        $   4,362          $   5,220          $   6,078          $   7,065
                                                    =========          =========          =========          =========
Net income:
   Historical ..............................        $     566          $     566          $     566          $     566
   Pro forma adjustments:
     Income on adjusted net proceeds(1) ....              110                132                154                179
     ESOP(2) ...............................              (11)               (13)               (14)               (17)
     Recognition and retention plan(3) .....              (22)               (26)               (29)               (34)
                                                    ---------          ---------          ---------          ---------
   Pro forma ...............................        $     644          $     660          $     676          $     694
                                                    =========          =========          =========          =========
Net income per share(4):
   Historical ..............................        $    1.15          $    0.98          $    0.85          $    0.74
   Pro forma adjustments:
     Income on adjusted net proceeds(1) ....             0.22               0.23               0.23               0.23
     ESOP(2) ...............................            (0.02)             (0.02)             (0.02)             (0.02)
     Recognition and retention plan(3) .....            (0.04)             (0.04)             (0.04)             (0.04)
                                                    ---------          ---------          ---------          ---------
Pro forma basic and diluted per share ......        $    1.31          $    1.15          $    1.02          $    0.91
                                                    =========          =========          =========          =========
Pro forma basic P/E ratio(4) ...............             5.73x              6.52x              7.35x              8.24x
                                                    =========          =========          =========          =========
Number of shares used in calculating
 net income per share(4):
   Basic and diluted EPS ...................          491,173            577,850            664,528            764,207
                                                    =========          =========          =========          =========
Stockholders' equity:
   Historical ..............................        $   9,009          $   9,009          $   9,009          $   9,009
   Estimated net conversion proceeds .......            5,025              6,000              6,975              8,096
   Less ESOP adjustment(2) .................             (442)              (520)              (598)              (688)
   Less recognition and retention plan
    adjustment(3) ..........................             (221)              (260)              (299)              (344)
                                                    ---------          ---------          ---------          ---------
   Pro forma stockholders' equity(5)(6) ....        $  13,371          $  14,229          $  15,087          $  16,074
                                                    =========          =========          =========          =========
Stockholders' equity per share(7):
   Historical ..............................        $   16.31          $   13.86          $   12.05          $   10.48
   Estimated net conversion proceeds .......             9.10               9.23               9.33               9.42
   Less ESOP adjustment(2) .................            (0.80)             (0.80)             (0.80)             (0.80)
   Less recognition and retention plan
    adjustment(3) ..........................            (0.40)             (0.40)             (0.40)             (0.40)
                                                    ---------          ---------          ---------          ---------
Pro forma stockholders' equity
 per share(3)(5)(6) ........................        $   24.21          $   21.89          $   20.18          $   18.70
                                                    =========          =========          =========          =========
Pro forma price to book ratio(7) ...........            41.31%             45.68%             49.55%             53.48%
                                                    =========          =========          =========          =========
Number of shares used in equity
 per share calculations(7) .................          552,500            650,000            747,500            859,625
                                                    =========          =========          =========          =========

---------

(footnotes begin on next page)

                                                                At and For the Year Ended December 31, 1998
                                                   ---------------------------------------------------------------------
                                                     552,500            650,000            747,500             859,625
                                                   Shares Sold        Shares Sold        Shares Sold         Shares Sold
                                                    at $10.00          at $10.00          at $10.00          at $10.00
                                                    Per Share          Per Share          Per Share        Per Share (15%
                                                    (Minimum           (Midpoint          (Maximum         above Maximum
                                                    of Range)          of Range)          of Range)         of Range)(8)
                                                    ---------          ---------          ---------         ------------
                                                                (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .............................        $   5,525          $   6,500          $   7,475          $   8,596
Less offering expenses .....................             (500)              (500)              (500)              (500)
                                                    ---------          ---------          ---------          ---------
Estimated net conversion
 proceeds ..................................            5,025              6,000              6,975              8,096
Less ESOP adjustment .......................             (442)              (520)              (598)              (688)
Less recognition and retention
 plan adjustment ...........................             (221)              (260)              (299)              (344)
                                                    ---------          ---------          ---------          ---------
Estimated adjusted net proceeds(1) .........        $   4,362          $   5,220          $   6,078          $   7,065
                                                    =========          =========          =========          =========
Net income:
   Historical ..............................        $     767          $     767          $     767          $     767
   Pro forma adjustments:
     Income on adjusted net
      proceeds(1) ..........................              128                153                179                208
     ESOP(2) ...............................              (14)               (17)               (19)               (22)
     Recognition and retention
      plan(3) ..............................              (29)               (34)               (39)               (45)
                                                    ---------          ---------          ---------          ---------
   Pro forma ...............................        $     852          $     869          $     888          $     908
                                                    =========          =========          =========          =========
Net income per share(4):
   Historical ..............................        $    1.56          $    1.32          $    1.15          $    1.00
   Pro forma adjustments:
     Income on adjusted net proceeds(1) ....             0.26               0.26               0.27               0.27
     ESOP(2) ...............................            (0.03)             (0.03)             (0.03)             (0.03)
     Recognition and retention plan(3) .....            (0.06)             (0.06)             (0.06)             (0.06)
                                                    ---------          ---------          ---------          ---------
Pro forma basic and diluted per share ......        $    1.73          $    1.49          $    1.33          $    1.18
                                                    =========          =========          =========          =========
Pro forma basic P/E ratio(4) ...............             5.78x              6.71x              7.52x              8.47x
                                                    =========          =========          =========          =========
Number of shares used in calculating
 net income per share(4):
   Basic and diluted EPS ...................          492,830            579,800            666,770            766,786
                                                    =========          =========          =========          =========
Stockholders' equity:
   Historical ..............................        $   8,542          $   8,542          $   8,542          $   8,542
   Estimated net conversion proceeds .......            5,025              6,000              6,975              8,096
   Less ESOP adjustment(2) .................             (442)              (520)              (598)              (688)
   Less recognition and retention
    plan adjustment(3) .....................             (221)              (260)              (299)              (344)
                                                    ---------          ---------          ---------          ---------
   Pro forma stockholders'
    equity(5)(6) ...........................        $  12,904          $  13,762          $  14,620          $  15,607
                                                    =========          =========          =========          =========
Stockholders' equity per share(7):
   Historical ..............................        $   15.46          $   13.14          $   11.43          $    9.94
   Estimated net conversion proceeds .......             9.10               9.23               9.33               9.42
   Less ESOP adjustment(2) .................            (0.80)             (0.80)             (0.80)             (0.80)
   Less recognition and retention
    plan adjustment(3) .....................            (0.40)             (0.40)             (0.40)             (0.40)
                                                    ---------          ---------          ---------          ---------
Pro forma stockholders' equity
 per share(3)(5)(6) ........................        $   23.36          $   21.17          $   19.56          $   18.16
                                                    =========          =========          =========          =========
Pro forma price to book ratio(7) ...........            42.81%             47.24%             51.12%             55.07%
                                                    =========          =========          =========          =========
Number of shares used in equity
 per share calculations(7) .................          552,500            650,000            747,500            859,625
                                                    =========          =========          =========          =========

-----------

(1) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our ESOP and (ii) the value of the shares to be purchased by our recognition and retention plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.


(2) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our ESOP. We also assumed that the funds used to acquire such shares will be borrowed by the ESOP from First Federal of Olathe Bancorp. We intend to make quarterly contributions to our ESOP over approximately a 20-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to the ESOP is payable over 20 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that the loan to the ESOP bears an interest rate of 8.50%, (c) that the ESOP expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 2,210, 2,600, 2,990 and 3,439 shares were committed to be released with respect to the year ended December 31, 1998, and that 1,658, 1,950, 2,243 and 2,579 shares were committed to be released with respect to the nine months ended September 30, 1999, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (f) the effective tax rate was 35% for the period. See "Risk Factors--Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management--Benefit Plans-- Employee Stock Ownership Plan and Trust."

(3) We assumed that the recognition and retention plan purchases 22,100, 26,000, 29,900 and 34,385 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition and retention plan is received; (b) the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 1998 was 20% of the amount contributed and the amortized expense for the nine months ended September 30, 1999 was 15% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 35% in each period. Statement of Financial Accounting Standards ("SFAS") No. 128 requires that unvested shares under the recognition and retention plan be excluded from the basic net income per share calculation and included in the diluted net income per share calculation only if they are dilutive under the treasury stock method. We assumed that 20% and 15% of the recognition and retention plan shares vested at the beginning of the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. If the recognition and retention plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.9%, (b) the pro forma net income per share for the year ended December 31, 1998 would be $1.69, $1.48, $1.32 and $1.19, and pro forma stockholders' equity per share at December 31, 1998 would be $22.84, $20.74, $19.19 and $17.84, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, and (c) the pro forma net income per share for the nine months ended September 30, 1999 would be $1.25, $1.10, $.98 and $.88, and pro forma stockholders' equity per share at September 30, 1999 would be $23.65, $21.43, $19.79 and $18.36, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management--Benefit Plans--Recognition and Retention Plan."

(4) Basic net income per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion, (b) in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release, and (c) in accordance with SFAS No. 128, subtracting the recognition and retention plan shares which have not vested. The unvested recognition and retention plan shares were deemed to be for future services and not dilutive under the treasury stock method.


         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations for the year ended December 31, 1998:

                                                                                                    Maximum,
                                                Minimum          Midpoint          Maximum         as Adjusted
                                                -------          --------          -------         -----------
Total shares issued.......................       552,500           650,000           747,500         859,625
Less shares sold to ESOP..................       (44,200)          (52,000)          (59,800)        (68,770)
Less recognition and retention
    plan shares...........................       (22,100)          (26,000)          (29,900)        (34,385)
   Subtotal...............................       486,200           572,000           657,800         756,470
Plus ESOP shares assumed committed
   to be released.........................         2,210             2,600             2,990           3,439
Plus recognition and retention plan
   shares assumed vested..................         4,420             5,200             5,980           6,877
Number of shares used in calculating
   basic and diluted net income
   per share..............................       492,830           579,800           666,770         766,786

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations for the nine months ended September 30, 1999:


                                                                                                     Maximum,
                                                 Minimum          Midpoint          Maximum        as Adjusted
                                                 -------          --------          -------        -----------
Total shares issued.......................       552,500           650,000           747,500         859,625
Less shares sold to ESOP..................       (44,200)          (52,000)          (59,800)        (68,770)
Less recognition and retention
    plan shares...........................       (22,100)          (26,000)          (29,900)        (34,385)
   Subtotal...............................       486,200           572,000           657,800         756,470
Plus ESOP shares assumed committed
   to be released.........................         1,658             1,950             2,243           2,579
Plus recognition and retention plan
   shares assumed vested..................         3,315             3,900             4,485           5,158
Number of shares used in calculating
   basic and diluted net income
   per share..............................       491,173           577,850           664,528         764,207


----------

(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 55,250, 65,000, 74,750 and 85,963 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition and retention plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended December 31, 1998 would be $1.58, $1.38, $1.23 and $1.09, and
     (b) pro forma stockholders' equity per share at December 31, 1998 would be $22.14, $20.16, $18.69 and $17.41, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition and retention plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the nine months ended September 30, 1999 would be $1.20, $1.05, $0.94 and $0.84, and (b) pro forma stockholders' equity per share at September 30, 1999 would be $22.91, $20.81, $19.26 and $17.91, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(6) The retained earnings of First Federal Savings will be substantially restricted after the conversion. See "Dividend Policy" and "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal Savings--Liquidation Rights."


(7)  Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of the ESOP.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


         The following Statements of Income and Comprehensive Income of First Federal Savings for the fiscal years ended December 31, 1998 and 1997 have been audited by Taylor, Perky & Parker, L.L.C., independent certified public accountants, whose report thereon appears elsewhere in this prospectus. The Statements of Income and Comprehensive Income for the nine months ended September 30, 1999 and 1998 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods, have been reflected. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending December 31, 1999. These Statements should be read in conjunction with the Financial Statements of First Federal Savings and Notes thereto included elsewhere in this prospectus.

                                                          Nine Months Ended                 Years Ended
                                                            September 30,                  December 31,
                                                     ------------------------      --------------------------
                                                        1999           1998           1998            1997
                                                        ----           ----           ----            ----
                                                            (Unaudited)
Interest and Dividend Income:
   Loans receivable...............................   $1,967,812     $1,775,330      $2,394,515     $2,178,540
   Investment securities..........................      687,139        525,504         696,006        539,557
                                                     ----------      ---------      ----------     ----------
     Total Interest and Dividend Income...........    2,654,951      2,300,834       3,090,521      2,718,097
                                                     ----------      ---------      ----------     ----------
Interest Expense:
   Deposits.......................................    1,418,024      1,133,967       1,600,362      1,336,689
   Federal Home Loan Bank advances................       42,932         37,900          52,368             --
                                                     ----------      ---------      ----------     ----------
     Total Interest Expense.......................    1,460,956      1,171,867       1,652,730      1,336,689
                                                     ----------      ---------      ----------     ----------
Net Interest and Dividend Income
   Before Provision for Loan Losses...............    1,193,995      1,128,967       1,437,791      1,381,408
     Provision for loan losses....................      150,000             --              --             --
                                                     ----------      ---------      ----------     ----------
     Net Interest and Dividend Income
      after Provisions for Loan Losses............    1,043,995      1,128,967       1,437,791      1,381,408
                                                     ----------      ---------      ----------     ----------
Non-Interest Income:
   Service charges and other fees.................       15,808         17,319          19,513          7,331
                                                     ----------      ---------      ----------     ----------
Non-Interest Expense:
   Salaries and related payroll expenses..........       83,461         82,358         100,411         96,790
   Federal insurance premiums.....................       19,047         15,135          44,693         41,352
   Occupancy of premises..........................       19,502         15,799          21,229         23,353
   Office supplies and related expenses...........       11,741         11,238          17,391         18,828
   Other general and administrative...............       60,710         55,057          64,495         83,171
                                                     ----------      ---------      ----------     ----------
     Total Non-Interest Expense...................      194,461        179,587         248,219        263,494
                                                     ----------      ---------      ----------     ----------
Income Before Income Taxes........................      865,342        966,699       1,209,085      1,125,245
Income Tax Provision..............................      299,828        354,509         442,259        398,561
                                                     ----------      ---------      ----------     ----------
   Net Income....................................       565,514        612,190         766,826        726,684
Other Comprehensive Income (Loss):
   Unrealized gain (loss) on investment
    securities available for sale, net of
    deferred tax expense.........................       (98,147)        60,664         177,552        113,929
                                                     ----------     ----------      ----------      ---------
     Comprehensive Income.........................   $  467,367      $ 672,854      $  944,378     $  840,613
                                                     ==========      =========      ==========     ==========


See accompanying notes to financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         First Federal of Olathe Bancorp has been formed as part of the conversion and, accordingly, has no results of operations. First Federal Savings' net income is primarily dependent on its net interest income, which is the difference between interest income earned on its mortgage loans and investment securities and its cost of funds consisting of interest paid on deposits and borrowings. First Federal Savings' net income also is affected to a lesser extent by the amount of non-interest income, including income from fees and service charges, and non-interest expense such as employee compensation and benefits, deposit insurance premiums, occupancy and administration costs, and income taxes. Earnings of First Federal Savings also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are beyond the control of First Federal Savings. The information contained in this section should be read in conjunction with the Financial Statements, the accompanying notes to financial statements and the other sections contained in this prospectus.

Forward-looking Statements

         This prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of First Federal of Olathe Bancorp and First Federal Savings. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. First Federal Savings' ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on First Federal Savings' operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings' market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

Business Strategy

         First Federal Savings' current business strategy is to operate as a well-capitalized, profitable, and independent community-oriented savings and loan dedicated to providing quality customer service. Generally, First Federal Savings has sought to implement this strategy by emphasizing deposits as its primary source of funds and maintaining a substantial part of its assets in locally-originated residential first mortgage loans and in liquid investment securities. Specifically, First Federal Savings' business strategy incorporates the following elements: (1) operating as a community-oriented financial institution, dedicated to serving the needs of First Federal Savings' customers;
(2) emphasizing investment in one- to four-family residential mortgage loans;
(3) maintaining asset quality; (4) controlling operating expenses; (5) maintaining capital in excess of regulatory requirements; and (6) maintaining a strong deposit base.

         Highlights of First Federal Savings' business strategy are as follows:

         Community-Oriented Institution; Continuity of Management. First Federal Savings is committed to meeting the financial needs of its customers in Johnson County, Kansas, the county in which it operates. First Federal Savings concentrates on originating 15-year mortgage loans and believes it is able to provide such service on a personalized and efficient basis. Management believes First Federal Savings can more effectively service its customers than many of its non-locally headquartered competitors because of its ability to quickly and effectively provide senior management responses to customer needs and inquiries. First Federal Savings' ability to provide this service is enhanced by the stability of its management. Since 1927, First Federal Savings has been served by only three managing officers, all members of the Ashlock family: Donald M. Ashlock served from 1927 to 1967; his son, Donald K. Ashlock, the current chairman of the board, served from 1967 to 1995; and Donald K. Ashlock's son, Mitch Ashlock, has served from 1995 to the present.

         Emphasizing Traditional One-to-Four Family Residential Real Estate Lending. Historically, First Federal Savings has emphasized the origination of fixed-rate one-to-four family residential mortgage loans within First Federal Savings' primary market area. As of September 30, 1999, 100% of First Federal Savings' total loan portfolio consisted of one- to four- family residential real estate loans. Although the yields on residential mortgage loans are often less than the yields on consumer loans and commercial real estate loans, First Federal Savings intends to continue to emphasize one- to four- family lending because of its expertise with such lending, and the relatively low delinquency rates on one- to four- family mortgage loans as compared to other loans.

         First Federal Savings retains in its portfolio all loans that it originates. Because these loans have fixed-interest rates and terms to maturity of up to 15 years, First Federal Savings had a one-year interest rate sensitivity gap of negative 39.61% as of September 30, 1999. First Federal Savings seeks to control its exposure to interest rate volatility by increasing the maturity of liabilities as market conditions allow and by maintaining high levels of capital.

         Asset Quality. Management believes that First Federal Savings' high asset quality is a result of its conservative underwriting standards. First Federal Savings' emphasis on traditional residential mortgage loans with 80% loan-to-value limitations has resulted in minimal problem assets. At September 30, 1999 and December 31, 1998, First Federal Savings' ratio of nonperforming assets to total assets was .29% and .24%, respectively.

         Controlling Operating Expense. First Federal Savings has managed to control non-interest expense by limiting the overall number of its employees, and carefully managing operating expenses. In addition, First Federal Savings maintains a low occupancy expense by operating out of one building. First Federal Savings' non-interest expense as a percentage of average total assets was .56% and .62% for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. However, as a result of the conversion, management anticipates an increase in non-interest expenses associated with First Federal Savings' status as a public company, resulting from increased administrative expenses, including various filing fees, and legal, accounting and other professional expenses, as well as increased compensation expenses associated with the new stock benefit plans and possible additions to First Federal Savings' staff.

         Capital Strength. First Federal Savings' policy has always been to protect the safety and soundness of First Federal Savings through conservative risk management, sound operations and a strong capital position. First Federal Savings' total equity at September 30, 1999 totaled $9.0 million, and its ratio of equity to total assets was 19.5%.

         Strong Retail Deposit Base. Historically, First Federal Savings has experienced a relatively strong retail deposit base drawn from one office located in downtown Olathe, Kansas. At September 30, 1999, approximately 15.4% of First Federal Savings' deposit base of $35.2 million consisted of savings accounts and money market deposit accounts. At September 30, 1999, 84.6%, or $29.8 million, of First Federal Savings' deposit base consisted of certificates of deposit ranging in maturity from 6 months to 60 months. First Federal Savings does not currently accept brokered deposits. However, in 1998 and early 1999, First Federal Savings supplemented its local deposits with brokered deposits from outside its market area to raise funds during a period of strong loan demand.

         First Federal Savings does not intend to change its business materially after the conversion. However, in order to offer more product variety to its customers and potential customers, First Federal Savings plans to implement a program for offering fixed-rate residential mortgage loans with terms of up to 25 years, commercial real estate loans with fixed-rates and, to a lesser extent, loans secured by deposit accounts. First Federal Savings also intends to explore adjustable rate lending through the purchase of one- to four- family adjustable rate loans on a limited basis, provided such loans are secured by local properties and are serviced by the originator of the loan or a third party. First Federal Savings may hire additional staff to support the expanded lending activities of the converted institution. Implementation of these planned new loan programs will be gradual so that personnel can be trained adequately and the necessary underwriting and delivery systems can be implemented.

Financial Condition

         Total assets increased $1.6 million, or 3.6%, to $46.2 million at September 30, 1999, from $44.6 million at December 31, 1998. This increase was primarily the result of an increase of $2.4 million in mortgage loans and an increase of $2.0 million in securities held to maturity, offset by a decrease of $2.8 million in cash and cash equivalents. Total assets increased $11.6 million, or 35.2%, to $44.6 million at December 31, 1998 from $33.0 million at December 31, 1997. This increase was primarily the result of an increase of $3.2 million in mortgage loans, an increase of $5.1 million in securities held to maturity and an increase of $2.9 million in total cash and cash equivalents. These increases reflected First Federal Savings' decision to pursue opportunities for growth during recent time periods.

         Mortgage loans increased $2.4 million, or 8.3%, to $31.4 million at September 30, 1999, from $29.0 million at December 31, 1998. Mortgage loans increased $3.2 million, or 12.6%, to $28.9 million at December 31, 1998 from $25.7 million at December 31, 1997. The increase during each of these periods reflect

First Federal Savings' controlled growth strategy, including taking advantage of the strong housing market in First Federal Savings' market area.

         Securities held to maturity increased $2.0 million, or 22.2%, to $11.0 million at September 30, 1999 from $9.0 million at December 31, 1998. Securities held to maturity increased $5.1 million or 130.8%, to $9.0 million at December 31, 1998 from $3.9 million at December 31, 1997, reflecting the purchase of federal agency debt securities. The increase in securities was primarily attributable to First Federal Savings' acceptance of brokered deposits in 1998 and early 1999 which led to an increase in funds which could not immediately be invested into loans. Over time, a portion of the deposits was invested into loans, however, a significant portion was invested in securities with maturities of five to 15 years.

         Deposits increased $520,000, or 1.5%, to $35.2 million at September 30, 1999 from $34.7 million at December 31, 1998. Deposits increased $9.6 million, or 38.2%, to $34.7 million at December 31, 1998 from $25.1 million at December 31, 1997. The increases in deposits resulted primarily from First Federal Savings' practice in 1998 and early 1999 of accepting brokered deposits.

         Interest payable on deposits increased $344,000 to $399,000 at September 30, 1999 from $55,000 at December 31, 1998. The increase in interest payable on deposits is primarily due to First Federal Savings' policy of paying interest on its deposits on June 30 and December 31 of each year.

         First Federal Savings obtained $1.0 million of FHLB advances during the year ended December 31, 1998. These advances were used to fund First Federal Savings' growth during the year.

         Total equity increased $467,000, or 5.5%, to $9.0 million at September 30, 1999 from $8.5 million at December 31, 1998, due primarily to First Federal Savings' net income during the nine months ended September 30, 1999.


Analysis of Net Interest Income

         Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax-equivalent adjustments were made. All average balances are monthly average balances. First Federal Savings' management does not believe the use of monthly balances instead of daily balances results in a material difference in the information presented.


                                                                        Nine Months Ended September 30,
                                                       ----------------------------------------------------------------
                                 At September 30, 1999                1999                             1998
                                 --------------------  -----------------------------   --------------------------------
                                                        Average    Interest             Average     Interest
                                Outstanding   Yield/  Outstanding   Earned/   Yield/  Outstanding    Earned/     Yield/
                                  Balance      Rate     Balance      Paid     Rate(2)   Balance       Paid       Rate(2)
                                  -------      ----     -------      ----     -------   -------       ----       -------
                                                                      (Dollars in Thousands)
Interest-Earning Assets:
  Loans receivable(1)..........  $ 31,371      8.20%   $ 30,423   $  1,975      8.66%   $ 27,454   $  1,779      8.64%
  Investment securities........    11,000      6.81       9,889        506      6.82       5,542        332      7.99
  FHLB stock...................       303      6.60         287         15      6.97         314         18      7.63
  Interest-earning deposits....     2,400      6.76       3,644        159      5.82       4,233        172      5.42
                                 --------      ----    --------    -------      ----    --------   --------      ----
   Total interest-earning
    assets.....................    45,074                44,243      2,655      8.00      37,544      2,301      8.17
Other non-interest earning
 assets........................     1,171                 1,900                            1,086
                                 --------              --------                         --------
   Total assets................  $ 46,245              $ 46,143                         $ 38,630
                                 ========              ========                         ========
Interest-Bearing Liabilities:
  Savings deposits.............  $  3,214      3.00    $  3,285         74      3.00    $  3,099         69      2.97
  Money market accounts........     2,213      3.00       2,325         52      2.98       2,419         55      3.03
  Certificate accounts.........    29,794      5.87      29,857      1,292      5.77      23,403      1,010      5.75
  FHLB advances................     1,000      5.66       1,000         43      5.73         889         38      5.70
                                 --------      ----    --------   --------      ----    --------   --------      ----
Total interest-bearing
 liabilities...................    36,221                36,468      1,461      5.34      29,810      1,172      5.24
Non-interest-bearing
 liabilities...................     1,015                   826                              836
Equity.........................     9,009                 8,849                            7,984
                                 --------              --------                         --------
  Total liabilities and equity    $46,245              $ 46,143                         $ 38,630
                                 ========              ========                         ========
Net interest income............                                   $  1,194                         $  1,129
                                                                  ========                         ========
  Net interest rate spread.....                                                 2.66%                            2.93%
                                                                                ====                             ====
Net earning assets.............  $  8,853              $  7,775                         $  7,733
                                 ========              ========                         ========
Net yield on average interest
  -earning assets..............                                                 3.60%                            4.01%
                                                                                ====                             ====
Average interest-earning assets
  to average interest-bearing
  liabilities..................                          124.44%                          121.37%              125.94%
                                                         ======                           ======                ======

-------------
(1) Calculated net of loan fees, loans in progress and loan loss reserves. Nonaccruing loans would be included in the average loan amounts, although First Federal Savings has not had any nonaccruing loans during recent periods.

(2)  Nine month yield/rates are annualized.

                                                                         Years Ended December 31,
                                                   -----------------------------------------------------------------
                                                                   1998                            1997
                                                   -------------------------------   -------------------------------
                                                      Average   Interest               Average    Interest
                                                   Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/
                                                      Balance     Paid       Rate      Balance      Paid       Rate
                                                      -------     ----       ----      -------      ----       ----
Interest-Earning Assets:
   Loans receivable(1)...........................    $ 27,784   $  2,395      8.62%   $ 24,967   $  2,178      8.72%
   Investment securities.........................       6,323        406      6.42       5,397        415      7.69
   FHLB Stock....................................         311         29      9.34         295         27      9.15
   Interest-earning deposits.....................       4,642        261      5.62       1,900         98      5.16
                                                     --------   --------      ----    --------   --------   -------
     Total interest-earning assets...............      39,059      3,091      7.91      32,559      2,718      8.35
Other non-interest earning assets................       1,179                              890
                                                     --------                         --------
   Total assets..................................    $ 40,238                         $ 33,449
                                                     ========                         ========
Interest-Bearing Liabilities:
   Savings deposits..............................    $  3,207         96      2.99    $  2,241         66      2.94
   Money market accounts.........................       2,397         72      3.00       2,673         80      2.99
   Certificates accounts.........................      24,715      1,432      5.79      20,588      1,190      5.78
   FHLB advances.................................         917         52      5.67          --         --        --
                                                     --------   --------      ----    --------   --------      ----
  Total interest-bearing liabilities.............      31,236      1,652      5.29      25,502      1,336      5.24
Non-interest-bearing liabilities.................         888                              706
Equity...........................................       8,114                            7,241
                                                     --------                         --------
  Total liabilities and equity...................    $ 40,238                         $ 33,449
                                                     ========                         ========
  Net interest income............................               $  1,439                         $  1,382
                                                                ========                         ========
   Net interest rate spread......................                             2.62%                            3.11%
                                                                              ====                             ====
   Net earning assets............................    $  7,823                         $  7,057
                                                     ========                         ========
   Net yield on average interest
     -earning assets.............................                             3.68%                            4.23%
                                                                              ====                             ====
   Average interest-earning assets
     to average interest-bearing liabilities.....                           125.05%                          127.67%
                                                                            ======                           ======

(1)  Calculated net of loan fees, loans in progress and loan loss reserves.


         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (i.e., changes in volume multiplied by old rate) and changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                               Nine Months Ended September 30,       Years Ended December 31,
                                                        1999 vs. 1998                      1998 vs. 1997
                                               -------------------------------   --------------------------------
                                               Increase/(Decrease)               Increase/(Decrease)
                                                     Due To            Total            Due To           Total
                                               ------------------    Increase/    ------------------    Increase/
                                               Volume      Rate     (Decrease)    Volume       Rate     (Decrease)
                                               ------      ----     ----------    ------       ----     ----------
                                                                             (In Thousands)
Interest-earning assets
   Loans receivable.......................     $  192     $    4     $  196       $  246     $  (29)    $  217
   FHLB stock.............................         (2)        (1)        (3)           1          1          2
   Investment securities..................        260        (86)       174           71        (80)        (9)
   Interest-earning deposits..............        (24)        11        (13)         141         22        163
                                               ------     ------     ------       ------     ------     ------
     Total interest-earning assets........     $  426     $  (72)    $  354       $  459     $  (83)    $  373
                                               ======     ======     ======       ======     ======     ======
Interest-bearing liabilities:
   Savings deposits.......................     $    4     $    1     $    5       $   28     $    2     $   30
   Money market...........................         (2)        (1)        (3)          (8)        --         (8)
   Certificate accounts...................        278          4        282          239          2        241
   FHLB advances..........................          5         --          5           52         --         52
                                               ------     ------     ------       ------     ------     ------
     Total interest-bearing liabilities...     $  285     $    4     $  289       $  311     $    4     $  315
                                               ======     =======    ======       ======     =======    ======
Net interest income.......................                           $   65                             $   58
                                                                     ======                             ======


Comparison of Operating Results for the Nine Months Ended September 30, 1999 and 1998

         Performance Summary. Comprehensive income decreased $206,000 from $673,000 for the nine months ended September 30, 1998, to $467,000 for the nine months ended September 30, 1999. The decrease was due primarily to a decrease of $159,000 in unrealized gain on available for sale securities. Net income decreased $46,000 for the nine months ended September 30, 1999, as compared to the nine months ended September 30, 1998.

         Net Income. Net income for the nine months ended September 30, 1999, decreased by $46,000, or 7.5%, to $566,000 from $612,000 for the nine months ended September 30, 1998. The decrease reflected the combined effects of a $65,000 increase in net interest income offset by a $15,000 increase in non-interest expense and an increase of $150,000 in the provision for loan losses for the 1999 period compared to the 1998 period. There was a $55,000 decrease in income taxes for the 1999 period compared to the 1998 period. For the nine months ended September 30, 1999 and 1998, the returns on average assets were 1.63% and 2.11%, respectively, while the returns on average equity were 8.52% and 10.22%, respectively.

         Net Interest Income. For the nine months ended September 30, 1999, net interest income increased by $65,000, or 5.9%, to $1.2 million from $1.1 million for the nine months ended September 30, 1999. The increase reflected an increase of $354,000 in interest income to $2.7 million for the 1999 period from $2.3 million for the 1998 period, which more than offset an increase of $289,000 in interest expense to $1.5 million for the 1999 period from $1.2 million for the 1998 period. The increase in interest income reflected increased average balances of loans receivable and investment securities. The increase in interest expense reflected increased balances of certificate accounts.

         For the nine months ended September 30, 1999, the average yield on interest-earning assets was 8.00% compared to 8.17% for the nine months ended September 30, 1998. The average cost of interest-bearing liabilities was 5.34% for the nine months ended September 30, 1999, compared to 5.24% for the nine months ended September 30, 1998. The average balance of interest-earning assets increased by $6.7 million to $44.2 million for the nine months ended September 30, 1999, from $37.5 million for the nine months ended September 30, 1998. The average balance of interest-bearing liabilities increased by $6.7 million to $36.5 million for the nine months ended September 30, 1999, from $29.8 million for the same period ended September 30, 1998.


         First Federal Savings' average interest rate spread was 2.66% for the nine months ended September 30, 1999, compared to 2.93% for the nine months ended September 30, 1998. The average net interest margin was 3.60% for the nine months ended September 30, 1999, compared to 4.01% for the nine months ended September 30, 1998.

         Provision for Loan Losses. The provision for loan losses was $150,000 for the nine months ended September 30, 1999 compared to none for the nine months ended September 30, 1998. The increase in the provision for loan losses reflects management's assessment of the losses inherent in the loan portfolio. At September 30, 1999 and 1998, the allowance for loan losses was $175,000 and $25,000, respectively, which represented .56% of total loans at September 30, 1999 as compared to .09% of total loans at September 30 1998. The allowance for loan losses at September 30, 1999 represented 130.60% of non-performing loans compared to 23.58% of non-performing loans at September 30, 1998.

         In assessing the inherent risk in First Federal Savings' portfolio at September 30, 1999, management examined its market area, the increase in the size of its loan portfolio, the components of its loan portfolio, including loans on non-owner occupied properties, statistical data for the financial institutions generally, and concluded that the losses should be increased. Generally, management considered, among other things, the following matters:
First Federal Savings' total loan portfolio increased from $29.2 million at December 31, 1998 to $31.9 million at September 30, 1999; its loans on non-owner occupied properties increased from $9.9 million to $11.4 million at those dates; and its biggest concentration of loans to one borrower, which were secured by non-owner-occupied properties, increased from $922,000 to $1.3 million at those dates. First Federal Savings also reviewed statistical data for the financial institutions industry which indicated that a peer group of small thrift institutions located in Kansas and elsewhere in the Midwest had on average loan loss allowances ranging from .50% to .65% of total loans. Management also took into consideration that First Federal Savings' loan portfolio includes a greater number of loans to borrowers that are not depositors or known on a personal basis by management. In assessing the inherent risks in its loan portfolio, management determined it was prudent to increase its allowance for loan losses to provide for the increased inherent risk of a loan portfolio to a clientele that is not as well known by management. Historical net charge-offs are not necessarily indicative of the amount of net charge-offs that First Federal Savings will realize as it continues to evolve and grow. First Federal Savings' management assesses the adequacy of allowance for loan losses based on the known inherent risks in the loan portfolio and management's continuing analysis of the quality of the loan portfolio. While management believes that, based on the information currently available, First Federal Savings' allowance for loan losses is sufficient to cover probable losses inherent in its loan portfolio at this time, no assurance can be given that First Federal Savings' level of allowance for loan losses will be sufficient to cover loan losses incurred by First Federal Savings or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the and current level of the allowance for loan losses. Management may increase its level of allowance for loan losses as a percentage of its total loans and nonperforming loans if the level of non-owner occupied, commercial, consumer lending or loan purchases as a percentage of its total loan portfolio increases. In addition, various regulatory agencies, as an integral part of their examination process, periodically review First Federal Savings' allowance for loan losses. These agencies may require First Federal Savings to provide additions to the allowance based on judgments different than management. See "Business of First Federal-Lending Activities-Allowance for Loan Losses".


         Non-Interest Income. Non-interest income decreased to $16,000 for the nine months ended September 30, 1999 from $17,000 for the nine months ended September 30, 1998.

         Non-Interest Expense. Non-interest expense increased by $14,000 to $194,000 for the nine months ended September 30, 1999, from $180,000 for the nine months ended September 30, 1998, reflecting small increases in various components of non-interest expense.

         Income Taxes. Income taxes decreased by $55,000 to $300,000 for the nine months ended September 30, 1999, from $355,000 for the nine months ended September 30, 1998. The effective tax rates were 34.7% and 36.7%for the nine months ended September 30, 1999 and 1998, respectively.

Comparison of Operating Results for the Fiscal Years Ended December 31, 1998 and 1997

         Performance Summary. Comprehensive income increased by $104,000 from $840,000 for the year ended December 31, 1997, to $944,000 for the year ended December 31, 1998. The increase was a result of an increase of $64,000 in unrealized gain on available for sale securities and an increase of $40,000 in net income for the year ended December 31, 1998, as compared to the year ended December 31, 1997.

         Net Income. Net income for the year ended December 31, 1998, increased by $40,000, or 5.5%, to $767,000 from $727,000 for the year ended December 31, 1997. The increase was primarily due to an increase in net interest income of $56,000, or 4.1% from $1.4 million for the year ended December 31, 1997, to $1.4 million for the year ended December 31, 1998. Non-interest expenses also decreased $15,000 from $263,000 for the year ended December 31, 1997, to $248,000 for the year ended December 31, 1998. These improvements were partially offset by an increase in income tax expense of $43,000 from $399,000 for the year ended December 31, 1997, to $442,000 for the year ended December 31, 1998.

         Net Interest Income. For the year ended December 31, 1998, net interest income increased by $56,000, or 4.0%, to $1.4 million from $1.4 million for fiscal 1997. The increase included an increase of $372,000 in interest income to $3.1 million in fiscal 1999 from $2.7 million in fiscal 1998, which more than offset an increase of $316,000 in interest expense to $1.7 million in fiscal 1999 from $1.3 million in fiscal 1998. The increase in interest income reflected an increase in the balance of loans receivable due to favorable economic conditions and increased demand for single-family homes in Johnson County, Kansas and an increase in the balance of other interest-earning assets, comprised of interest carrying deposits with the FHLB of Topeka. Interest expense increased primarily as a result of increased borrowings to meet loan demand and an increase in certificate balances and rates. Net interest income increased primarily as a result of the increase in the average balance of interest-earning assets in fiscal 1998, as compared to the increase in the average balance of interest-bearing liabilities.

         For the year ended December 31, 1998, the average yield on interest-earning assets was 7.91% compared to 8.33% for fiscal 1997. The average cost of interest-bearing liabilities was 5.29% for the year ended December 31, 1998, an increase of 5 basis points from 5.24% for fiscal 1997. The average balance of interest-earning assets increased by $6.5 million to $39.1 million for the year ended December 31, 1998, compared to $32.6 million for fiscal 1997. During this same period, the average balance of interest-bearing liabilities increased by $5.7 million to $31.2 million for the year ended December 31, 1998, from $25.5 million for fiscal 1997.

         Due to higher funding costs, the average interest rate spread was 2.62% for the year ended December 31, 1998, compared to 3.09% in fiscal 1997. The average net interest margin was 3.68% for the year ended December 31, 1998, compared to 4.23% for the year ended December 31, 1997.


         Provision for Loan Losses. During the fiscal years ended December 31, 1998 and December 31, 1997, First Federal Savings did not make a provision for loan losses. The absence of a provision for loan losses during these periods reflected management's overall assessment that the inherent risks in First Federal Savings' loan portfolio had not increased from the previous year.


         Non-Interest Income. Non-interest income increased to $19,000 in fiscal 1998 from $7,000 in fiscal 1997 due to higher service charges and other fees.

         Non-Interest Expense. Non-interest expense decreased by $15,000 to $248,000 for the year ended December 31, 1998, from $263,000 for the year ended December 31, 1997. The decrease reflected a decrease in other miscellaneous expenses.

         Income Taxes. Income taxes increased $43,000 to $442,000 for the year ended December 31, 1998, from $399,000 for the year ended December 31, 1997. The effective tax rates were 36.6% and 35.4% for the years ended December 31, 1998 and 1997, respectively.

Asset/Liability Management and Market Risk


         Qualitative Analysis. Savings institutions such as First Federal Savings are subject to interest rate risk to the extent their interest-bearing liabilities, consisting primarily of deposit accounts and FHLB advances, mature or reprice more rapidly, or on a different basis, than their interest-earning assets, consisting predominantly of 15-year fixed rate real estate loans and investments held for investment and liquidity purposes. Having interest-bearing liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, although such an asset/liability structure may result in declining net interest earnings during periods of rising interest rates. Conversely, having interest-earning assets that mature or reprice more frequently on average than liabilities may be beneficial in times of rising interest rates, although this asset/liability structure may result in declining net interest earnings during periods of falling interest rates.

         Quantitative Analysis. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are expected to reprice or mature in each of the future time periods shown. Except for savings deposits and money-market accounts, which are classified as repricing in the "within 1 year" category, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability.

                                                        Amounts Maturing or Repricing at September 30, 1999
                                                 --------------------------------------------------------------
                                                  Within                                         Over
                                                  1 Year    1-3 Years  3-5 Years  5-15 Years   15 Years   Total
                                                 ---------  ---------  ---------  ----------   --------   -----
                                                                           (Dollars in Thousands)
Interest-Earning Assets:
  Loans receivable.............................  $    10    $   534    $   620    $29,656    $ 551(1)   $31,371
  Investment securities........................       --         --         --     11,000         --     11,000
  FHLB stock...................................      303         --         --         --         --        303
  Interest-earning deposits....................    2,400         --         --         --         --      2,400
                                                 -------    -------    -------    -------    -------    -------
   Total interest-earning assets...............  $ 2,713    $   534    $   620    $40,656    $   551    $45,074
                                                 =======    =======    =======    =======    =======    =======
Interest-Bearing Liabilities:
  Savings deposits.............................  $ 3,214    $    --    $    --    $    --    $    --    $ 3,214
  Money market accounts........................    2,213         --         --         --         --      2,213
  Certificate accounts.........................   14,602      9,170      5,922        100         --     29,794
  FHLB advances................................    1,000         --         --         --         --      1,000
                                                 -------    -------    -------    -------    -------    -------
   Total interest-bearing liabilities..........  $21,029    $ 9,170    $ 5,922    $   100    $    --    $36,221
                                                 =======    =======    =======    =======    =======    =======
Interest sensitivity gap.......................  $(18,316)  $(8,636)   $(5,302)   $40,556    $   551    $ 8,853
                                                 ========   =======    =======    =======    =======    =======
Cumulative interest sensitivity gap............  $(18,316)  $(26,952)  $(32,254)  $ 8,302    $ 8,853    $ 8,853
                                                 ========   ========   ========   =======    =======    =======
Ratio of interest-earning assets to
 interest-bearing liabilities..................     12.90%      5.82%     10.47% 40656.28%       N.A.    124.44%
Ratio of cumulative gap to total assets........    (39.61)%   (58.28)%   (69.75)%   17.95%     19.14%     19.14%

----------

(1) Includes $473,000 of 15-year loans originated in September 1999 with a final payment due on October 1, 2014. Also includes one loan with a balance of $78,000, which, by special approval of First Federal Savings' Board of Directors, was modified from a 15-year term to a 25- year term upon the request of a long time customer in view of special circumstances.

         First Federal Savings' one year sensitivity gap as a percentage of total interest-earning assets at September 30, 1999 was a negative 39.61%. This is primarily attributable to the loans in its portfolio having fixed rates of interest and terms of up to 15 years. Subject to market conditions, First Federal Savings has sought to control its interest rate risk by emphasizing longer-term certificates of deposit. In 1998 and early 1999, First Federal Savings accepted brokered deposits from out-of-state sources. At September 30, 1999, First Federal Savings had approximately $6.1 million of brokered certificates of deposits. If an unusually high amount of certificates of deposit are withdrawn upon maturity, First Federal Savings would attempt to replace those funds by increasing its FHLB advances or promoting other longer-term deposits. If market conditions do not allow First Federal Savings to replace the maturing certificates of deposit with new accounts with similar maturities, then First Federal Savings' interest rate gap position could increase.

         Net Portfolio Value. First Federal Savings monitors and evaluates the potential impact of interest rate changes upon the market value of First Federal Savings' portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. First Federal Savings uses the quarterly reports from the OTS which show the impact of changing interest rates on First Federal Savings' net portfolio value ("NPV"). NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off- balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of NPV exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the OTS takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk- based capital requirement. However, the OTS has indicated that no institutions will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in First Federal Savings' NPV declining by more than 2% of the estimated market value of First Federal Savings' assets as of September 30, 1999, First Federal Savings would have been subject to a capital deduction as of September 30, 1999 if the regulation had been effective as of such date.

         The following table presents First Federal Savings' NPV as of September 30, 1999, as calculated by the OTS, based on information provided to the OTS by First Federal Savings.


                                    Net Portfolio Equity
                       --------------------------------------------
      Changes in                           Amount of         Percent        NPV as a % of       Basis
     Interest Rates      Estimated          Change           Change        Portfolio Value      Point
     (basis points)         NPV               NPV            in NPV           of Assets         Change
     --------------         ---               ---            ------           ---------         ------
                                              (Dollars in Thousands)
          300         $  7,710          $ (3,314)            (30)%            17.82%             (518)bp
          200            8,845            (2,179)             (20)            19.72              (328)
          100            9,984            (1,040)              (9)            21.50              (150)
            0           11,024                --               --             23.00                --
         -100           11,915               891                8             24.17               117
         -200           12,826             1,802               16             25.30               230
         -300           13,857             2,833               26             26.53               353



         Although the OTS has informed First Federal Savings that it is not subject to the interest rate risk component discussed above, First Federal Savings is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce First Federal Savings' NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.


         Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table.


         All of First Federal Savings' loan portfolio at September 30, 1999 have fixed interest rates. First Federal Savings' fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, First Federal Savings would have to pay more on its deposits and new borrowings, which would adversely affect First Federal Savings' interest rate spread.

         First Federal Savings' Board of Directors has formulated asset/liability management policies designed to promote long-term profitability while managing interest rate risk. These policies are designed to reduce the impact of changes in interest rates on First Federal Savings' net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. First Federal Savings has sought to maintain a strong base of less interest-sensitive and lower-costing deposits in the form of money market accounts and savings accounts, and emphasizing 18-month to 60-month maturity certificates of deposit.


Liquidity and Capital Resources


         First Federal Savings' primary sources of funds are deposits, FHLB advances, repayments on loans, the maturity of investment securities, and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions, and competition.

         The primary investing activity of First Federal Savings is the origination of loans to be held for investment. For the nine months ended September 30, 1999, and the fiscal year ended December 31, 1998, First Federal Savings originated loans for portfolio in the amount of $10.6 million and $11.8 million, respectively. For the nine months ended September 30, 1999, and the fiscal year ended December 31, 1998, these activities were funded primarily by principal repayments of $7.9 million and $8.4 million, respectively, and a net increase in deposits of $520,000 and $9.6 million, respectively.

         First Federal Savings is required to maintain minimum levels of liquid assets under the OTS regulations. Savings institutions are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, and specified U.S. Government, state, or federal agency obligations) of not less than 4.0% of its average daily balance of net withdrawal accounts plus short-term borrowings. It is First Federal Savings' policy to maintain its liquidity portfolio in excess of regulatory requirements.

         First Federal Savings' most liquid assets are cash and cash equivalents, which include overnight deposits at First National Bank of Olathe and the FHLB of Topeka. The levels of these assets are dependent on First Federal Savings' operating, financing, lending, and investment activities during any given period. At September 30, 1999 and at December 31, 1998, cash and cash equivalents were $2.5 million and $5.2 million, respectively. The decrease in cash and cash equivalents at September 30, 1999, compared to December 31, 1998, resulted primarily from the use of cash to fund loans. The principal component of cash provided during the nine months ended September 30, 1999, and the fiscal year ended December 31, 1998, was the proceeds from loan repayments, deposit activity, and investment maturities.

         Liquidity management for First Federal Savings is both an ongoing and long-term function of First Federal Savings' asset/liability management strategy. Excess funds generally are invested in overnight deposits at the FHLB of Topeka and the First National Bank of Olathe. Should First Federal Savings require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. First Federal Savings would pledge its FHLB stock or certain other assets as collateral for such advances. For the nine months ended September 30, 1999, First Federal Savings had an average balance of $1.0 million in FHLB advances.

         At September 30, 1999, First Federal Savings had outstanding loan commitments of $477,000 and did not have any undisbursed loans in process. First Federal Savings anticipates it will have sufficient funds available to meet its current loan commitments, including loan applications received and in process prior to the issuance of firm commitments. Certificates of deposit which are scheduled to mature in one year or less at September 30, 1999, were $14.6 million. Management believes that a significant portion of such deposits will remain with First Federal Savings.

         Following consummation of the conversion, First Federal of Olathe Bancorp initially will have no business other than holding the capital stock of First Federal Savings and the investment of the net proceeds from the conversion. Management believes the net proceeds will provide sufficient funds for First Federal of Olathe Bancorp's operations.

         Under federal law, First Federal Savings is required to meet certain tangible, core and risk based capital requirements. For information regarding First Federal Savings' regulatory capital compliance, see "Pro Forma Regulatory Capital" and "Regulation--Regulatory Capital Requirements."


Impact of Inflation and Changing Prices


         The financial statements and notes thereto presented in this prospectus have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of First Federal Savings' operations. Unlike industrial companies, nearly all of the assets and liabilities of First Federal Savings are monetary in nature. As a result, interest rates have a greater impact on First Federal Savings' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


Impact of New Accounting Standards



         Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recognized at fair value as either assets or liabilities on the balance sheet. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement generally provides for matching the timing of a gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, with earlier application encouraged. Retroactive application to prior periods is prohibited. First Federal Savings does not use derivative instruments and therefore the adoption of the Statement is not expected to have a material impact on the financial statements of First Federal of Olathe Bancorp.

         Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement requires that after the securitization of mortgage loans held for sale, an entity in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement will be effective for the first fiscal quarter beginning after December 15, 1998 with earlier application encouraged. First Federal Savings does not have mortgage-backed securities and therefore the adoption of the Statement is not expected to have a material impact on its public financial reporting.

                BUSINESS OF FIRST FEDERAL OF OLATHE BANCORP, INC.


         First Federal of Olathe Bancorp is a Kansas corporation organized in December 1999 by First Federal Savings for the purpose of becoming a savings and loan holding company of First Federal Savings. We will purchase all of the capital stock of First Federal Savings to be issued in the conversion in exchange for 50% of the net conversion proceeds and will retain the remaining 50% of the net proceeds as our initial capitalization. Immediately following the conversion, our only significant assets will be the capital stock of First Federal Savings, our loan to the ESOP, and the remainder of the net conversion proceeds retained by us. The business and management of First Federal of Olathe Bancorp will initially primarily consist of the business and management of First Federal Savings.


                            BUSINESS OF FIRST FEDERAL


         General. First Federal Savings was founded in 1923 as a state-chartered mutual savings association under the name Central Building and Loan Association. In 1934, First Federal Savings converted to a federal mutual savings association charter and adopted its current name. First Federal Savings is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. First Federal Savings' deposits have been federally insured since 1934 and are currently insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. First Federal Savings has been a member of the Federal Home Loan Bank System since 1933.

         First Federal Savings operates as a traditional savings association, specializing in one-to four- family residential mortgage lending and savings deposits. First Federal Savings' business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate loans. First Federal Savings holds its loans for long-term investment purposes. First Federal Savings also invests in various investment securities. See "--Lending Activities."


Lending Activities


         General. At September 30, 1999, First Federal Savings' net loan portfolio totaled $31.4 million, representing approximately 68.0% of First Federal Savings' $46.2 million of total assets at that date. The principal lending activity of First Federal Savings is the origination of fixed-rate, one- to four-family residential loans with terms of up to 15 years. At December 31, 1997 and 1998 and at September 30, 1999 First Federal Savings' loan portfolio consisted exclusively of first mortgage, one- to four-family residential loans. Although First Federal Savings' lending policies permit the origination of commercial real estate loans, multi-family loans and loans secured by deposit accounts, First Federal Savings' loan portfolio has not included any of such loans in recent years. First Federal Savings also occasionally originates construction/permanent loans to individuals for the construction and permanent financing of one- to four-family dwellings, although First Federal Savings has originated very few construction/permanent loans in recent years. First Federal Savings retains in its portfolio all loans that it originates.

         After the conversion, First Federal Savings plans to implement a program for offering longer-term, fixed-rate residential mortgage loans with terms of up to 25 years and fixed-rate commercial real estate loans for retention in its portfolio. First Federal Savings also intends to explore adjustable rate lending through the purchase of adjustable rate loans on a limited basis. To a lesser extent, First Federal Savings also intends to originate loans secured by deposit accounts. First Federal Savings may hire additional staff to expand its lending activities.

         The types of loans that First Federal Savings may originate are subject to federal and state laws and regulations. Interest rates charged by First Federal Savings on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         Under OTS regulations, a thrift institution's loans-to-one borrower limit is generally limited to the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation--Federal Regulation of Savings Associations." At September 30, 1999, First Federal Savings' limit on loans-to-one borrower was $1.3 million. At that date, First Federal Savings' largest amount of loans to one borrower, including the borrower's related interests, was $1.3 million and consisted of 23 residential mortgage loans secured by non-owner occupied, investor-owned homes. These loans were performing according to their original terms at September 30, 1999.

         Loan Portfolio Composition. The following table shows the composition of First Federal Savings' loan portfolio by type of loan at the dates indicated. First Federal Savings' loan portfolio is composed solely of loans with fixed rates of interest.

                                            At September 30,                       At December 31,
                                          ---------------------    -----------------------------------------------
                                                  1999                     1998                      1997
                                          ---------------------    ---------------------     ---------------------
                                            Amount      Percent     Amount       Percent      Amount       Percent
                                          ---------     -------    ---------     -------     ---------     -------
                                                                   (Dollars in Thousands)
Real Estate Loans:
One- to four-family.....................  $  31,867      100.00%   $  29,262(1)   100.00%    $  25,949      100.00%
                                          ---------     -------    ---------     -------     ---------     -------
Total real estate loans.................     31,867      100.00%      29,262      100.00%       25,949      100.00%
                                          ---------     =======    ---------     =======     ---------     =======
Less:
Loans in process........................         --                       --                        --
Deferred fees and discounts.............        321                      259                       182
Allowance for losses....................        175                       25                        25
                                          ---------                ---------                 ---------
Total loans receivable, net.............  $  31,371                $  28,978                 $  25,742
                                          =========                =========                 =========

-------------
(1)  Includes construction/permanent loan in the amount of $31,000.

         One- to Four-family Mortgage Loans. First Federal Savings' primary lending activity is the origination of first mortgage loans secured by one- to four-family residential property located in First Federal Savings' market area. A portion of the one- to four-family mortgage loans originated by First Federal Savings are secured by investor-owned, non-owner occupied residences. Loans are generated through First Federal Savings' existing customers and referrals, real estate brokers and other marketing efforts. First Federal Savings generally has limited its real estate loan originations to the financing of properties located within its market area and has not made out-of-state loans. At September 30, 1999, First Federal Savings had $31.9 million, or 100% of its loan portfolio, invested in mortgage loans secured by one- to four-family residences.

         First Federal Savings' residential mortgage loans have terms of up to 15 years. First Federal Savings has originated only fixed-rate residential loans. First Federal Savings has no current plans to originate adjustable rate mortgages. However, following the conversion, First Federal Savings intends to explore adjustable rate lending through the purchase of adjustable rate loans on a limited basis. All of the loans made by First Federal Savings are retained in its portfolio for long-term investment. First Federal Savings has not sold loans in the secondary mortgage market, and First Federal Savings' loans generally are not underwritten for resale in the secondary mortgage market. First Federal Savings' fixed-rate mortgage loans amortize monthly with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

         Under First Federal Savings' real estate lending policy, a title insurance policy must be obtained for each real estate loan. First Federal Savings also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. First Federal Savings requires borrowers to advance funds to an escrow account for the payment of real estate taxes but does not require escrowed funds for hazard insurance premiums provided other proof of an effective hazard insurance policy is provided to First Federal Savings. First Federal Savings generally makes loans up to a maximum amount of $125,000, subject to exceptions by the Board of Directors. In recent years, as a result of increasing property values, the Board has granted frequent waivers from this maximum loan amount. Following the conversion, First Federal Savings intends to increase its maximum loan amount to $175,000, subject to further exceptions at the discretion of the Board of Directors.

         First Federal Savings' residential mortgage loans customarily include due-on-sale clauses, which are provisions giving First Federal Savings the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are a means of increasing the interest rate on First Federal Savings' mortgage portfolio during periods of rising interest rates.

         Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations generally permit a maximum loan-to-value ratio of 95% for residential property and 90% for all other real estate loans.

First Federal Savings' lending policies, however, generally limit the maximum loan to value ratio to 80% of the lesser of the appraised value or the purchase price of the property securing the loan.

         First Federal Savings originates mortgage loans secured by non-owner-occupied residential properties. At September 30, 1999, such loans totaled $11.5 million, or 35.9% of First Federal Savings' loan portfolio. Most of these loans are made to investors and are secured by one- to four-family rental properties. These loans are made on the same general terms as loans secured by owner-occupied properties, including loan-to-value ratios of up to 80% and terms of up to 15 years. However, First Federal Savings generally charges higher interest rates on investor loans.

         When underwriting residential real estate loans, First Federal Savings reviews and verifies each loan applicant's employment, income and credit history and, if applicable, First Federal Savings' experience with the borrower. First Federal Savings' policy is to obtain credit reports and financial statements on all borrowers and guarantors, and to verify references. Properties securing real estate loans are appraised by First Federal-approved independent appraisers. Appraisals are subsequently reviewed by the First Federal Savings' Board. Management believes that stability of income, past credit history and adequacy of the proposed security are integral parts in the underwriting process. Written appraisals are always required on real estate property offered to secure an applicant's loan.

         Currently, First Federal Savings does not offer fixed-rate loans with terms greater than 15 years or adjustable-rate residential mortgage loans. After the conversion, First Federal Savings plans to implement a program for offering longer term fixed-rate mortgage loans, with terms of up to 25 years. First Federal Savings also intends to explore the purchase of adjustable rate loans, provided such loans are secured by local properties and are serviced by the originator of the loan or a third party. First Federal Savings does not currently plan to originate adjustable rate loans, although it may determine to do so in the future.

         Residential Construction Loans. On a very limited basis, First Federal Savings originates residential construction loans to individuals for the construction and permanent financing of their personal residence. Such loans are generally made to individuals with whom First Federal Savings has a pre-existing customer relationship. First Federal Savings' originations of construction/permanent loans have been minimal during recent years. Construction loans to individuals are made on the same general terms as First Federal Savings' one- to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

         Prior to making a commitment to fund a construction loan, First Federal Savings requires an appraisal of the property by an independent appraiser. First Federal Savings also reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on percentage of completion.

         Multi-family and Commercial Real Estate Lending. In the past, First Federal Savings on infrequent occasions has originated loans secured by commercial real estate. During recent years, however, First Federal Savings' loan portfolio has not included any such loans. First Federal Savings plans to implement a program for offering fixed-rate, commercial real estate loans following the conversion.

         Historically, any multi-family and commercial real estate loans originated by First Federal Savings have been made on the same general terms as one- to four-family loans, including fixed rates of interest, but with terms to maturity and amortization schedules of up to 10 years, and in amounts up to 50% of the lesser of the appraised value of the property or the sales price.

         CONSUMER LOANS. Historically, First Federal Savings' consumer lending activities have been limited to deposit account loans. At September 30, 1999, no consumer loans were outstanding. First Federal Savings does not expect to become an active consumer lender, although it does expect to place some additional emphasis on making deposit account loans following the conversion.

         First Federal Savings offers loans secured by savings deposits at First Federal Savings. Generally, these loans are made at an interest rate that is 2% above the account rate for up to 100% of the account balance and for a term through the next semi-annual earnings date of June 30 or December 31.

         First Federal Savings does not originate second mortgage or home equity loans, but does make loans to existing borrowers for the purpose of home improvement. These home improvement loans typically involve a modification to First Federal Savings' first mortgage. These loans are generally limited to 80% or less of the appraised value of the property securing the loan based either upon the old appraisal of the property or, if appropriate, a new appraisal of the property. These loans are originated as fixed-rate loans and generally have maximum terms of 15 years. First Federal Savings also makes "additional advance" loans, which are advances up to the amount of the original first mortgage and which must be repaid prior to the original loan maturity. Because First Federal Savings' additional advance loans and loans for the purpose of home improvements are secured by a first mortgage, rather than a second mortgage, First Federal Savings classifies these loans as one- to four-family residential loans.

         Loan Origination and Other Fees. In addition to interest earned on loans, First Federal Savings receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. First Federal Savings generally charges loan origination fees equal to 2% of the loan amount.

         In accordance with Statement of Financial Accounting Standards No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, First Federal Savings' loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At September 30, 1999, First Federal Savings had $321,000 of deferred costs which will be amortized using the interest method.

         LOAN MATURITY SCHEDULE. The following schedule illustrates the contractual maturity and weighted average rates of First Federal Savings' total loan portfolio at September 30, 1999. The schedule does not reflect the effects of scheduled payments, possible prepayments or enforcement of due-on-sale clauses.




                                                          One- to Four-
                                                              Family
                                                      --------------------
                                                                 Weighted
                                                                  Average
                                                       Amount      Rate
                                                      ---------  ---------
                                                      (Dollars In Thousands)
Due During Years Ending December 31,
------------------------------------
1999................................................. $       3       7.50%
2000.................................................        30       9.26
2001.................................................        159      9.49
2002 and 2003........................................       748       8.78
2004 to 2008.........................................     4,508       8.29
2009 to 2023.........................................    26,419       8.16
                                                      ---------  ---------
     Total........................................... $  31,867       8.40%
                                                      =========  =========

         The total amount of loans due after December 31, 1999 which have predetermined interest rates is $31.9 million, while no loans due after such date had floating or adjustable interest rates.


         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of First Federal Savings' portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loans rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates, due to refinancing of fixed-rate loans at lower rates. Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         Origination of Loans. The lending activities of First Federal Savings are subject to the written underwriting standards and loan origination procedures established by First Federal Savings' board of directors and management. Loan originations are obtained through a variety of sources, including referrals from existing customers and real estate brokers. Written loan applications are taken by First Federal Savings' staff, and Mitch Ashlock, First Federal Savings' President and Chief Executive Officer, supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by First Federal Savings' Board of Directors. First Federal Savings' loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. All loans are approved by First Federal Savings' Board of Directors.

         First Federal Savings holds all loans for long-term investment purposes. First Federal Savings has not purchased any loans but may determine to do so in the future. In particular, as noted above, First Federal Savings intends to explore the purchase of adjustable rate residential loans, provided such loans are secured by local properties and are serviced by the originator of the loan or a third party.


         The following table shows total loans originated and repaid during the periods indicated. No loans were purchased or sold during the periods shown.

                                            Nine Months Ended           Years Ended
                                              September 30,             December 31,
                                          ----------------------    ---------------------
                                            1999         1998         1998        1997
                                            ----         ----         ----        ----
                                                          (In Thousands)
Originations by Type:
Fixed rate:
  Real estate - one- to four-family...... $ 10,565     $   8,807    $  11,760   $   7,138
                                          --------     ---------    ---------   ---------
         Total fixed-rate................   10,565         8,807       11,760       7,138
                                          --------     ---------    ---------   ---------
Adjustable Rate..........................       --            --           --          --
         Total loans originated..........   10,565         8,807       11,760       7,138
                                          --------     ---------    ---------   ---------

Total loans purchased....................       --            --           --          --

Sales and Repayments:
         Total loans sold................       --            --           --          --
  Principal repayments...................    7,929         5,743        8,443       6,320
                                          --------     ---------    ---------   ---------
         Total reductions................    7,929         5,743        8,443       6,320
Increase (decrease) in other items,
 net (1).................................     (549)         (424)         (77)        (23)
                                          --------     ---------    ---------   ---------
         Net increase (decrease)......... $  2,087     $   2,640    $   3,240   $     795
                                          ========     =========    =========   =========

---------------
(1) Other items, net include the effects relating to loans in process, deferred loan origination fees or costs, escrow funds held and the allowance for loan losses.


         Loan Commitments. First Federal Savings issues commitments for mortgage loans conditioned upon the occurrence of certain events. Commitments are made in writing on specified terms and conditions and are honored for up to 180 days from approval. At September 30, 1999, First Federal Savings had loan commitments totaling $477,000. See Note N of the Notes to Financial Statements included in the back of this prospectus.

         Asset Quality. All loan payments are due on the first day of each month. When a borrower fails to make a required loan payment, First Federal Savings attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed on the 16th day of the month and a second late notice is mailed on the 23rd day of the month. In most cases, deficiencies are cured promptly. If a delinquency continues beyond the 27th day of the month, additional contact is made either through additional notices or other means and First Federal Savings will attempt to work out a payment schedule. While First Federal Savings generally prefers to work with borrowers to resolve the problems, First Federal Savings will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         First Federal Savings' Board of Directors is informed monthly of the amounts of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property owned by First Federal Savings.


         Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.


         Real estate acquired by First Federal Savings as a result of foreclosure or by deed-in-lieu of foreclosure and loans deemed to be in-substance foreclosed under generally accepted accounting principles are classified as real estate owned until sold. First Federal Savings had no real estate owned at December 31, 1997 or 1998, or September 30, 1999.

         Delinquent Loans. The following table sets forth information concerning delinquent loans at September 30, 1999, in dollar amount and as a percentage of First Federal Savings' total loan portfolio. The dollar amounts shown equal the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due. At September 30, 1999, First Federal Savings had no consumer loans, construction loans or land loans which were delinquent 30 or more days.



                                                Loans Delinquent For:
                               -------------------------------------------------------
                                       60-89 Days                90 Days and Over          Total Delinquent Loans
                               --------------------------   --------------------------  --------------------------
                                                  Percent                      Percent                     Percent
                                                  of Loan                      of Loan                     of Loan
                               Number   Amount   Category   Number   Amount   Category   Number   Amount   Category
                               -------  -------  ---------  -------  -------  ---------  -------  -------  --------
                                                              (Dollars in Thousands)
Real Estate:
  One- to four-family .......     5  $   168      0.53%        1  $   134      0.41%        6  $   302     0.95%
  Multi-family ..............    --       --        --        --       --        --        --       --       --
  Commercial ................    --       --        --        --       --        --        --       --       --
  Construction or............    --       --        --        --       --        --        --       --       --
   development ..............    --       --        --        --       --        --        --       --       --

Consumer ....................    --       --        --        --       --        --        --       --       --
                               ----  -------      ----     -----  -------      ----     -----  -------     ----
     Total ..................     5  $   168      0.53%        1  $   134      0.41%        6  $   302     0.95%
                               ====  =======      ====     =====  =======      ====     =====  =======     ====



         Non-Performing Assets. The following table sets forth information regarding non-performing loans and real estate owned by First Federal Savings at the dates indicated. As of the dates indicated, First Federal Savings had no material restructured loans within the meaning of SFAS No. 15.


                                                  At
                                               September 30,  At December 31,
                                               -------------  ----------------
                                                  1999        1998        1997
                                                  ----        ----        ----
                                                    (Dollars in Thousands)
Non-accruing loans: ......................        $ --         $ --        $ --
Accruing loans delinquent
 more than 90 days:
  One- to four-family ....................         134          106          93
                                                  ----         ----        ----
     Total ...............................         134          106          93
                                                  ----         ----        ----
Foreclosed assets: .......................          --           --          --
                                                  ----         ----        ----
Total non-performing assets ..............        $134         $106        $ 93
                                                  ====         ====        ====
Total as a percentage of
 total assets ............................        0.29%        0.24%       0.28%
                                                  ====         ====        ====


         For the year ended December 31, 1998 and for the nine months ended September 30, 1999, First Federal Savings had no non-accruing loans, and therefor had no gross interest income which would have been recorded had non-accruing loans been current in accordance with their original terms. There was no interest income on such loans for the year ended December 31, 1998, and for the nine months ended September 30, 1999, respectively.


         The $134,000 of accruing loans delinquent more than 90 days at September 30, 1999, consisted of a single one- to four-family residential loan.


         Other Loans of Concern. In addition to the non-performing loans set forth in the tables above, as of September 30, 1999, there were no loans classified by First Federal Savings with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.


         Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances.

         In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, First Federal Savings reviews loans in its portfolio monthly to determine whether such assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at September 30, 1999, First Federal Savings had no classified assets.

         Allowance for Loan Losses. In originating loans, First Federal Savings recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specified impaired loans, and economic conditions.

         At September 30, 1999, First Federal Savings had an allowance for loan losses of $175,000. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while First Federal Savings believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing First Federal Savings' loan portfolio, will not request First Federal Savings to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect First Federal Savings' financial condition and results of operations.

         First Federal Savings significantly increased its allowance for loan losses during the nine months ended September 30, 1999 by incurring a $150,000 provision for loan losses, compared to no provision for 1998 and 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Nine Months Ended September 30, 1999 and 1998 - Provision for Loan Losses" for a discussion of the increase during the nine months ended September 30, 1999. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

         The following table sets forth the allocation for loan losses by category for the periods indicated.


                                                                                 At December 31,
                                                           --------------------------------------------------------
                                 At September 30, 1999                 1998                         1997
                             ---------------------------  ---------------------------  ---------------------------
                                                Percent                      Percent                      Percent
                                                of Loans                     of Loans                     of Loans
                                         Loan   in Each               Loan   in Each               Loan   in Each
                             Amount of Amounts  Category  Amount of  Amounts Category  Amount of  Amounts Category
                             Loan Loss    by    to Total  Loan Loss    by    to Total  Loan Loss    by    to Total
                             Allowance Category   Loans   Allowance Category   Loans   Allowance Category   Loans
                             --------- -------- --------  --------- -------- --------  --------- -------- --------
                                                              (Dollars in Thousands)
                             --------- -------- --------  --------- -------- --------  --------- -------- --------
One- to four-family......... $     175 $ 31,371  100.00%  $      25 $ 28,978  100.00%  $      25 $ 25,742  100.00%
Unallocated.................        --       --      --          --       --      --          --       --      --
                             --------- -------- --------  --------- -------- --------  --------- -------- --------
     Total.................. $     175 $ 31,371  100.00%  $      25 $ 28,978  100.00%  $      25 $ 25,742  100.00%
                             ========= ======== ========  ========= ======== ========  ========= ======== ========


         The following table sets forth information with respect to First Federal Savings' allowance for loan losses for the periods indicated.


                                                     Nine Months              Years Ended
                                                 Ended September 30,         December 31,
                                                 -------------------      -------------------
                                                   1999      1998           1998      1997
                                                 --------- ---------      --------- ---------
                                                            (Dollars In Thousands)
Balance at beginning of period.................. $      25 $      25      $      25 $      25
Charge-offs.....................................        --        --             --        --
Recoveries......................................        --        --             --        --
Net charge-offs.................................        --        --             --        --
Additions charged to operations.................       150        --             --        --
                                                 --------- ---------      --------- ---------
Balance at end of period........................ $     175 $     25       $     25  $     25
                                                 ========= =========      ========= =========
Ratio of net charge-offs during the period to
  average loans outstanding during the period...    N/A       N/A            N/A       N/A
                                                 ========= =========      ========= =========

Ratio of net charge-offs during the period to
 average non-performing assets..................    N/A       N/A            N/A       N/A
                                                 ========= =========      ========= =========
Ratio of allowance for loan losses to loans
 receivable, net, at end of period..............      .56%      .09%           .09%      .10%
                                                 ========= =========      ========= =========
Ratio of allowance for loan losses to
  non-performing assets at end of period........   130.60%    23.58%         23.58%    26.88%
                                                 ========= =========      ========= =========


Investment Activities


         First Federal Savings is permitted under federal law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Topeka, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Within certain regulatory limits, First Federal Savings may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like First Federal Savings are also required to maintain an investment in FHLB stock. First Federal Savings is required under federal regulations to maintain a minimum amount of liquid assets. At September 30, 1999, First Federal Savings' liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 39.5%. See "Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. Statement of Financial Accounting Standards No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. First Federal Savings does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         All of First Federal Savings' investment securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. They also carry prepayment risk insofar as they may be called prior to maturity in times of low market interest rates, so that First Federal Savings may have to invest the funds at a lower interest rate. First Federal Savings' investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, First Federal Savings' liquidity position, and anticipated cash needs and sources. The effect that the proposed investment would have on First Federal Savings' credit and interest rate risk and risk-based capital is also considered. First Federal Savings purchases investment securities to provide necessary liquidity for day-to-day operations. First Federal Savings also purchases investment securities when investable funds exceed loan demand.

         Generally, the investment policy of First Federal Savings, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon First Federal Savings' liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.

         Mortgage-backed Securities. First Federal Savings has the legal authority to invest in mortgage-backed securities to supplement residential loan production, and First Federal Savings' investment policy as adopted by the Board permits investments in certain mortgage backed securities. In recent years, however, First Federal Savings has chosen not to purchase any mortgage backed securities.

         Other Investments. At September 30, 1999, First Federal Savings' investment securities consisted of U.S. government/federal agency securities, FHLB stock, Freddie Mac stock and other interest-earning assets. All of the U.S. government/federal agency securities are held to maturity. The Freddie Mac stock is accounted for as available for sale. The U.S. government/federal agency securities consisted primarily of U.S. Treasury bonds, Fannie Mae, Freddie Mac bonds and Federal Home Loan Bank bonds, with fixed rates of interest.

         The following table sets forth the composition of First Federal Savings' investment securities, net of premiums and discounts, at the dates indicated.

                                              At September 30,                     At December 31,
                                             -------------------    ------------------------------------------
                                                    1999                    1998                    1997
                                             -------------------    -------------------    -------------------
                                                Book      % of         Book      % of         Book       % of
                                               Value      Total       Value      Total       Value      Total
                                             ---------   -------    ---------   -------    ---------   -------
                                                                    (Dollars in Thousands)
Investment securities held to maturity:
  U.S. government/federal Agency securities. $  11,000    76.46%    $   9,000    59.07%    $   3,910    56.10%
Investment securities available for sale:
  Freddie Mac stock.........................       684     4.75           847     5.56           552     7.91
FHLB stock..................................       303     2.10           289     1.89           307     4.41
                                             ---------   -------    ---------   -------    ---------   -------
     Total investment securities
      and FHLB stock........................    11,987    83.32        10,136    66.53         4,769    68.43
                                             ---------   -------    ---------   -------    ---------   -------
Average remaining life of
  investment securities (1).................     11yrs                  11yrs                  10yrs
Other interest-earning assets:
  Interest-bearing deposits with banks......     2,400    16.68         5,100    33.47         2,200    31.57
                                             ---------   -------    ---------   -------    ---------   -------
     Total.................................. $  14,387   100.00%    $  15,236   100.00%    $   6,969   100.00%
                                             =========   =======    =========   =======    =========   =======

---------
(1) Average remaining life is subject to call provisions on all U.S. government/federal agency securities and excludes available-for-sale securities.


         Investment Portfolio Maturities. The following table sets forth the scheduled maturities, carrying values, market values and average yields for First Federal Savings' investment securities excluding FHLB stock at September 30, 1999.

                                                                      At September 30, 1999
                                               -------------------------------------------------------------------
                                                 Less
                                                Than 1      1 to 5     5 to 10     Over 10      Total Investment
                                                 Year       Years       Years       Years          Securities
                                               ---------   --------   ---------   ---------   --------------------
                                                 Book        Book       Book        Book        Book      Market
                                                 Value       Value      Value       Value       Value      Value
                                               ---------   --------   ---------   ---------   ---------  ---------
                                                                     (Dollars in Thousands)
U.S. government/federal agency securities......$     --    $     --   $   5,500   $   5,500   $  11,000  $  10,561
Freddie Mac stock (1)..........................      684         --          --          --         684        684
FHLB Stock(1)..................................      303         --          --          --         303        303
                                               ---------   --------   ---------   ---------   ---------  ---------
Total investment securities ...................$     987   $     --   $   5,500   $   5,500   $  11,987  $  11,548
                                               =========   ========   =========   =========   =========  =========
Weighted average yield.........................       --         --        6.46%       7.16%       6.81%

---------
  (1) Consists of available-for-sale securities and FHLB stock excluded from average yield calculation

Sources of Funds

         General. Deposits are the primary source of First Federal Savings' funds for lending and other investment purposes. In addition to deposits, First Federal Savings derives funds primarily from principal and interest payments on loans. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short- term basis to compensate for reductions in the availability of funds from other sources and may be used on a longer-term basis for general business purposes.

         Deposits. First Federal Savings' deposits are attracted principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         First Federal Savings' deposits are obtained primarily from residents of its primary market area. First Federal Savings is not currently using brokers to obtain deposits. However, in 1998 and early 1999, First Federal Savings accepted brokered certificates of deposit from out-of-state sources for the purpose of raising funds during a period of strong loan demand. At September 30, 1999, First Federal Savings had approximately $6.1 million of brokered certificates of deposit.

         First Federal Savings' deposit products include passbook accounts, money market accounts and term certificate accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by First Federal Savings on a periodic basis. Management determines the rates and terms based on rates paid by competitors, First Federal Savings' needs for funds or liquidity, growth goals and federal and state regulations.

         Savings Portfolio. The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by First Federal Savings as of the dates indicated.

                                                                                   At December 31,
                                                     At September 30,   --------------------------------------
                                                           1999                1998                1997
                                                    -----------------   -----------------  --------------------
                                                     Amount   Percent    Amount   Percent    Amount   Percent
                                                    --------  -------   --------  -------   --------  ----------
                                                                      (Dollars in Thousands)
Transactions and Savings Deposits:
Passbook Accounts.................................. $  3,214     9.13%  $  3,349     9.65%  $  2,546     10.13 %
Money Market Accounts..............................    2,213     6.28      2,241     6.46      2,517     10.01
                                                    --------  -------   --------  -------   --------  --------

Total Non-Certificates.............................    5,427    15.41      5,590    16.11      5,063    20.14
                                                    --------  -------   --------  -------   --------  -------
Certificates:
 4.00 -  5.99%.....................................   20,009    56.81     18,913    54.50     13,831    55.02
 6.00 -  7.99%.....................................    9,785    27.78     10,198    29.39      6,245    24.84
                                                    --------  -------   --------  -------   --------  -------
Total Certificates.................................   29,794    84.59     29,111    83.89     20,076    79.86
                                                    --------  -------   --------  -------   --------  -------
Total Deposits..................................... $ 35,221   100.00%  $ 34,701   100.00%  $ 25,139   100.00%
                                                    ========  =======   ========  =======   ========  =======


         Deposit Activity. The following table sets forth the deposit activities of First Federal Savings for the periods indicated:


                                    Nine Months Ended          Years Ended
                                      September 30,            December 31,
                                   -------------------     -------------------
                                     1999       1998         1998       1997
                                   --------   --------     --------   --------
                                             (Dollars in Thousands)
Opening balance..................  $ 34,701   $ 25,139     $ 25,139   $ 26,935
Deposits.........................     8,733     10,045       13,644      7,045
Withdrawals......................    (8,213)    (1,223)      (4,082)    (8,841)
                                   --------   --------     --------   --------
Ending balance...................  $ 35,221   $ 33,961     $ 34,701   $ 25,139
                                   ========   ========     ========   ========
Net increase (decrease)..........  $    520   $  8,822     $  9,562   $ (1,796)
                                   ========   ========     ========   ========
Percent increase (decrease)......      1.50%     35.09%       38.04%     (6.67)%
                                   ========   ========     ========   ========

         Time Deposit Maturity Schedule. The following table shows rate and maturity information for First Federal Savings' certificates of deposit as of September 30, 1999.

                                                        4.00-     6.00-                Percent
                                                        5.99%     7.99%       Total    of Total
                                                      ---------  --------   ---------  -------
                                                              (Dollars in Thousands)
                                                      ---------  --------   ---------  -------
Certificate accounts maturing in quarter ending:
December 31, 1999.................................    $   3,070  $    101   $   3,171    10.64%
March 31, 2000....................................        3,680        61       3,741    12.56
June 30, 2000.....................................        1,180       434       1,614     5.42
September 30, 2000................................        1,143     4,932       6,075    20.39
December 31, 2000.................................        1,743       693       2,436     8.18
March 31, 2001....................................        4,432        --       4,432    14.88
June 30, 2001.....................................        1,018        --       1,018     3.42
September 30, 2001................................          568        --         568     1.91
December 31, 2001.................................           88        --          88     0.30
March 31, 2002....................................          453        --         453     1.52
June 30, 2002.....................................           --        96          96     0.32
September 30, 2002................................           --        81          81     0.27
Thereafter .......................................        2,634     3,387       6,021    20.21
                                                      ---------  --------    --------  -------
   Total .........................................    $ 20,009   $  9,785    $ 29,794   100.00%
                                                      =========  ========    ========  =======
   Percent of Total...............................        67.16%    32.84 %    100.00 %   0.00%
                                                      =========  ========   =========  =======

         The following table indicates the amount of First Federal Savings' jumbo certificates of deposit and other certificates of deposit by time remaining until maturity as of September 30, 1999.

                                                                     Maturity
                                                  ------------------------------------------
                                                                Over      Over
                                                   3 Months    3 to 6    6 to 12    Over 12
                                                   or Less     Months    Months      Months    Total
                                                  ----------  --------  ---------  ---------  --------
                                                                 (Dollars in Thousands)
Certificates of deposit less than $100,000....... $    2,162  $  3,341  $   5,346  $  11,412  $ 22,261
Certificates of deposit of $100,000 or more......      1,010       400      2,343      3,780     7,533
                                                  ----------  --------  ---------  ---------  --------
Total certificates of deposit.................... $    3,172  $  3,741  $   7,689  $  15,192  $ 29,794
                                                  ==========  ========  =========  =========  ========

         Borrowings. First Federal Savings may obtain advances from the FHLB of Topeka upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLB advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. See "Regulation - First Federal Savings - Federal Home Loan Bank System."

         As of September 30, 1999, First Federal Savings had available credit lines of $5.0 million from the FHLB of Topeka. First Federal Savings had $1.0 million of FHLB advances outstanding at September 30, 1999.


         The following table sets forth the maximum month-end balance and average balance of FHLB advances, for the periods indicated.


                                       Nine Months
                                          Ended          Years Ended
                                      September 30,      December 31,
                                     ---------------   ---------------
                                      1999     1998     1998     1997
                                     ------   ------   ------   ------
                                               (In Thousands)
Maximum Balance:
  FHLB advances..................... $1,000   $1,000   $1,000   $   --

Average Balance:
  FHLB advances.....................  1,000      889      917       --



         The following table sets forth certain information as to First Federal Savings' FHLB advance at the dates indicated.


                                                                       At
                                                      At          December 31,
                                                 September 30,   ---------------
                                                     1999         1998     1997
                                                 -------------   ------   ------
                                                       (Dollars In Thousands)
FHLB advances....................................  $    1,000    $ 1,000      --

Weighted average interest rate of FHLB advances..        5.74%      5.74%    N/A

Employees


         At September 30, 1999, First Federal Savings had a total of three full-time and no part-time employees. First Federal Savings' employees are not represented by any collective bargaining group. Management considers its employee relations to be good.


Properties


         At September 30, 1999, First Federal Savings conducted its business from its headquarters and sole office located at 100 East Park, Olathe, Kansas. First Federal Savings' main office is leased, with the lease term expiring in 2004. The estimated net book value of First Federal Savings' leasehold improvements, and furniture and equipment at September 30, 1999 was approximately $21,000.

         First Federal Savings believes that its current facilities are adequate to meet the present needs of First Federal Savings and its holding company. However, if First Federal Savings determines to expand its staff, First Federal Savings may need to obtain new facilities or expand its existing facility.

Legal Proceedings

         First Federal Savings is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of their businesses. As of September 30, 1999, First Federal Savings was not involved in any legal proceedings.

Service Corporation Activities


         As a federally chartered savings association, First Federal Savings is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. First Federal Savings may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may engage. At September 30, 1999, First Federal Savings had no subsidiaries.

First  Federal Savings' Market Area

         First Federal Savings considers its primary market area to consist of Johnson County, Kansas, with a concentration of business activity in the city of Olathe, which is the county seat, and the immediate surrounding area. Johnson County is part of the Kansas City metropolitan statistical area. Olathe and the surrounding areas have experienced increases in population as the Kansas City outer suburbs have expanded. Since 1990, Johnson County has experienced significant increases in population. The Johnson County population has increased from approximately 355,000 in 1990 to approximately 439,000 in 1999, representing an annual population growth rate of 2.3%.


         Estimated per capita annual income for 1999 was over $29,000 for Johnson County, 57 percent more than the Kansas state average and 44 percent more than the national average. Median household income levels showed similar trends, as Johnson County reported income that was 50 and 39 percent above the state-wide and national averages. Employment in Johnson County is generally diversified, including employment in services, wholesale and retail trade and government.

Competition


         First Federal Savings faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, First Federal Savings faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. First Federal Savings does not rely upon any individual group or entity for a material portion of its deposits. First Federal Savings' ability to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         First Federal Savings' competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. First Federal Savings competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

                                   REGULATION

General


         First Federal Savings is regulated, examined and supervised by the OTS, as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended and, in certain respects, the Federal Deposit Insurance Act and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, First Federal Savings' relationship with its depositors and borrowers is also regulated to a great extent, especially in matters such as the ownership of deposit accounts and the form and content of First Federal Savings' mortgage documents. First Federal Savings must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review First Federal Savings' compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on First Federal Savings and its operations.


Federal Regulation of Savings Associations

         Office of Thrift Supervision. The OTS is an office in the Department of the Treasury. It generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.


         Federal Home Loan Bank System. The Federal Home Loan Bank System, consisting of 12 banks, is under the jurisdiction of the Federal Housing Finance Board. First Federal Savings is a member of the Federal Home Loan Bank of Topeka. First Federal Savings holds shares of capital stock in the Federal Home Loan Bank of Topeka in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank of Topeka. First Federal Savings holds an investment in Federal Home Loan Bank of Topeka stock of $303,000 at September 30, 1999. Among other benefits, the Federal Home Loan Bank of Topeka provides a central credit facility primarily for member institutions.

         Federal Deposit Insurance Corporation. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the Bank Insurance Fund and the Savings Association Insurance Fund. As insurer of First Federal Savings' deposits, the FDIC has examination, supervisory and enforcement authority over First Federal Savings.

         First Federal Savings' accounts are insured by the Savings Association Insurance Fund to the maximum extent permitted by law. First Federal Savings pays deposit insurance premiums based on a risk-based assessment system established by the FDIC. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk of loss to the Savings Association Insurance Fund unless effective corrective action is taken.

         Under the Deposit Insurance Funds Act, which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with Savings Association Insurance Fund-assessable deposits which resulted in the Savings Association Insurance Fund achieving its designated reserve ratio. As a result, the FDIC reduced the assessment schedule for Savings Association Insurance Fund members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions, including First Federal Savings, paying 0%. This assessment schedule is the same as that for the Bank Insurance Fund, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, Savings Association Insurance Fund members are charged an assessment of .065% of Savings Association Insurance Fund-assessable deposits to pay interest on the obligations issued by the Financing Corporation in the 1980s to help fund the thrift industry cleanup. Bank Insurance Fund-assessable deposits will be charged an assessment to help pay interest on the Financing Corporation bonds at a rate of approximately .013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.


         The Deposit Insurance Funds Act also contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of First Federal Savings.

         The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of the deposit insurance of First Federal Savings.


         Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets, such as cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments, equal to a monthly average of not less than a specified percentage of its net withdrawable accounts plus short-term borrowings. The current percentage is 4%. Monetary penalties may be imposed for failure to meet liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Prompt Corrective Action. Each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not required to meet and maintain a specific capital level for any capital measure; "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a leverage ratio of 4.0% or more, or 3.0% under certain circumstances, and does not meet the definition of "well capitalized"; "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a leverage ratio that is less than 4.0%, or 3.0% under certain circumstances; "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or has a leverage ratio that is less than 3.0%; and "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

         A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.

         An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall face various mandatory and discretionary restrictions on its operations.


         At September 30, 1999, First Federal Savings was categorized as "well capitalized"under the prompt corrective action regulations.


         Standards for Safety and Soundness. The federal banking regulatory agencies have adopted regulatory guidelines for all insured depository institutions relating to internal controls, information systems and internal audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. The guidelines outline the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that First Federal Savings fails to meet any standard prescribed by the guidelines, it may require First Federal Savings to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of safety and soundness compliance plans.


         Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a qualified thrift lender shall either convert to a national bank charter or face the following restrictions on its operations. These restrictions are: the association may not make any new investment or engage in activities that would not be permissible for national banks; the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; the association shall be ineligible to obtain new advances from any Federal Home Loan Bank; and the payment of dividends by the association shall be under the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a qualified thrift lender, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any Federal Home Loan Bank. In addition, within one year of the date on which a savings association controlled by a company ceases to be a qualified thrift lender, the company must register as a bank holding company and follow the rules applicable to bank holding companies. A savings institution may requalify as a qualified thrift lender if it thereafter complies with the test.


         Currently, the qualified thrift lender test requires that either an institution qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities where the mortgages are secured by domestic residential housing or manufactured housing; Federal Home Loan Bank stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test based on an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by Freddie Mac or Fannie Mae. Portfolio assets consist of total assets minus the sum of goodwill and other intangible assets, property used by the savings institution to conduct its business, and liquid assets up to 20% of the institution's total assets. At September 30, 1999, First Federal Savings was in compliance with the qualified thrift lender test.


         Capital Requirements. Federal regulations require a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

         OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less any intangible assets, except for certain qualifying intangible assets; certain mortgage servicing rights; and equity and debt investments in subsidiaries that are not"includable subsidiaries," which is defined as subsidiaries engaged solely inactivities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and non-includable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4%, or 3% in the case of institutions receiving the highest CAMELS examination rating, will be deemed to be "undercapitalized" and may face certain restrictions. See "--Federal Regulation of Savings Associations--Prompt Corrective Action."


         Savings associations also must maintain "tangible capital" not less than 1.5% of First Federal Savings' adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights. Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, based on an amortization schedule, and general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

         The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans, including multi-family mortgage loans, are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans a reassigned a 100% risk weight, as are non qualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor from 0% to 100% assigned to that category. These products are then totaled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

         The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would face a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets, or the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts, that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines of the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is exempt from the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the calculated interest rate risk component, as calculated by the OTS, overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the amount as calculated by the OTS. The OTS has postponed the date that the component will first be deducted from an institution's total capital.


         See "Historical And Pro Forma Regulatory Capital Compliance" for a table that sets forth in terms of dollars and percentages the tangible, core and risk-based capital requirements, First Federal Savings' historical amounts and percentages at September 30, 1999 and pro forma amounts and percentages based upon the stated assumptions.


         Capital Distributions. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under new regulations effective April 1, 1999, a savings institution must file an application for OTS approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a holding company, as well as certain other institutions, must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution.

         Loans to One Borrower. Savings institutions are generally required to follow the national bank limit on loans to one borrower. Generally, this limit is 15% of its unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. See "Business of First Federal--Lending Activities" for further information.

         Activities of Associations and Their Subsidiaries. A savings association may establish operating subsidiaries to engage in any activity that the savings association may conduct directly and may establish service corporation subsidiaries to engage in certain pre-approved activities or, with approval of the OTS, other activities reasonably related to the activities of financial institutions. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

         The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the Savings Association Insurance Fund. If so, it may require that no Savings Association Insurance Fund member engage in that activity directly.

         Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act relative to transactions with affiliates in the same manner and to the same extent as if the savings association were a Federal Reserve member bank. A savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the Home Owners Loan Act. Generally, Sections 23A and 23B limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of the institution's capital and surplus and place an aggregate limit on all transactions with affiliates to an amount equal to 20% of capital and surplus, and require that all transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term"covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions.


         Any loan or extension of credit by First Federal Savings to an affiliate must be secured by collateral in accordance with Section 23A.


         Three additional rules apply to savings associations. First, a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies. Second, a savings association may not purchase or invest insecurities issued by an affiliate, other than securities of a subsidiary. Third, the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge
Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve, as is currently the case with respect to all FDIC-insured banks.


         First Federal Savings' authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by those persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans First Federal Savings may make to those persons based, in part, on First Federal Savings' capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

         Community Reinvestment Act. Savings associations are required to follow the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a savings association, to assess the savings association's record in meeting the credit needs of the community serviced by the savings associations, including low and moderate income neighborhoods. The regulatory agency's assessment of the savings association's record is made available to the public. Further, an assessment is required of any savings associations which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. First Federal Savings received a "satisfactory" rating as a result of its most recent examination.

Savings and Loan Holding Company Regulations

         Holding Company Acquisitions. Federal law and regulation generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of First Federal of Olathe Bancorp, Inc., from acquiring control of any savings association not a subsidiary of a savings and loan holding company, unless the acquisition is approved by the OTS.


         Holding Company Activities. First Federal of Olathe Bancorp will be a unitary savings and loan holding company under federal law because First Federal Savings will be its only insured subsidiary immediately after the conversion. Formerly, a unitary savings and loan holding company was not restricted as to the types of business activities in which it could engage, provided that its subsidiary savings association continued to be a qualified thrift lender. Recent legislation, however, restricts unitary saving and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for a financial holding company as defined under the legislation, including insurance and securities activities, and those permitted for a multiple savings and loan holding company as described below. In view of the holding company's size and business plan, the Board of Directors of First Federal of Olathe Bancorp does not believe that the recent legislation will have a material impact on the holding company. Upon any non-supervisory acquisition by First Federal of Olathe Bancorp of another savings association as a separate subsidiary, First Federal of Olathe Bancorp would become a multiple savings and loan holding company and would have extensive limitations on the types of business activities in which it could engage. The Home Owner's Loan Act limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for the bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, provided the prior approval of the Office of Thrift Supervision is obtained, and to other activities authorized by Office of Thrift Supervision regulation. Multiple savings and loan holding companies are generally prohibited from acquiring or retaining more than 5% of a non-subsidiary company engaged in activities other than those permitted by the Home Owners. Loan Act.


         The activities authorized by the Federal Reserve Board as permissible for bank holding companies also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

         Qualified Thrift Lender Test. Federal law provides that any savings and loan holding company that controls a savings association that fails the qualified thrift lender test, as explained under "--Federal Regulation of Savings Associations--Qualified Thrift Lender Test," must, within one year after the date on which the association ceases to be a qualified thrift lender, register as and be deemed a bank holding company under all applicable laws and regulations.

                                    TAXATION

Federal Taxation


         General. First Federal of Olathe Bancorp and First Federal Savings will report their income using the accrual method of accounting and will be taxed under federal income tax laws in the same manner as other corporations with some exceptions, including particularly First Federal Savings' reserve for bad debts discussed below. First Federal of Olathe Bancorp's and First Federal Savings' tax year will end on December 31 of each year. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to First Federal Savings or First Federal of Olathe Bancorp.

         Bad Debt Reserve. Historically, savings institutions such as First Federal Savings which met certain definitional tests primarily related to their assets and the nature of their business were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. First Federal Savings' deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on First Federal Savings' actual loss experience, or a percentage equal to 8% of First Federal Savings' taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to First Federal Savings' loss experience, First Federal Savings generally recognized a bad debt deduction equal to 8% of taxable income.


         The thrift bad debt rules were revised by Congress in 1996. The new rules eliminated the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also required that all institutions recapture all or a portion of their bad debt reserves added since the base year, defined as the last taxable year beginning before January 1, 1988. First Federal Savings has no post-1987 reserves that would be recaptured. For taxable years beginning after December31, 1995, First Federal Savings' bad debt deduction will be determined under the experience method using a formula based on actual bad debt experience over a period of years. The unrecaptured base year reserves will not be recaptured as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be treated under the provisions of present law referred to below that require recapture in the case of certain excess distributions to shareholders.

         Distributions. To the extent that First Federal Savings makes "nondividend distributions" to First Federal of Olathe Bancorp, the distributions will be considered to result in distributions from the balance of its bad debt reserve as of December 31, 1987, or a lesser amount if First Federal Savings' loan portfolio decreased since December 31, 1987, and then from the supplemental reserve for losses on loans. An amount based on the supplemental reserve for loan losses will be included in First Federal Savings' taxable income. Nondividend distributions include distributions in excess of First Federal Savings' current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of First Federal Savings' current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from First Federal Savings' bad debt reserve. The amount of additional taxable income created from an excess distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the conversion, First Federal Savings makes a "nondividend distribution," then approximately one and one-half times the amount based on the supplemental reserve for loan losses would be includable in gross income for federal income tax purposes, assuming a 34% corporate federal income tax rate. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by First Federal Savings. First Federal Savings does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

         Corporate Alternative Minimum Tax. The Internal Revenue Code imposes a taxon alternative minimum taxable income at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the alternative minimum taxable income. In addition, only 90% of alternative minimum taxable income can be offset by net operating loss carry-overs. Alternative minimum taxable income is increased by an amount equal to 75% of the amount by which First Federal Savings' adjusted current earnings exceeds its alternative minimum taxable income determined without regard to this preference and prior to reduction for net operating losses. For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of 0.12% of the excess of alternative minimum taxable income (with certain modification) over $2.0 million is imposed on corporations, including First Federal Savings, whether or not an alternative minimum tax is paid.

         Dividends-received Deduction. First Federal of Olathe Bancorp may exclude from its income 100% of dividends received from First Federal Savings as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which First Federal of Olathe Bancorp and First Federal Savings will not file a consolidated tax return, except that if First Federal of Olathe Bancorp or First Federal Savings owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

         Audits. The IRS has not audited First Federal Savings' federal income tax returns for the past five years.


Kansas Taxation


         First Federal Savings files Kansas income tax returns. The State of Kansas also imposes a privilege tax on savings institutions. Savings institutions are presently taxed at a rate of up to 4.5% of net income, which is calculated based on federal taxable income, subject to certain adjustments. If First Federal of Olathe Bancorp generates any taxable income, it could be taxed up to the maximum Kansas corporate rate of 7.35%.

         First Federal Savings' state tax returns have not been audited by the State of Kansas during the past five years.

                                   MANAGEMENT

Directors and Executive Officer of First Federal of Olathe Bancorp


         The Board of Directors of First Federal of Olathe Bancorp currently consists of five members, each of whom is also a director of First Federal Savings. See "--Directors of First Federal Savings." Each Director of First Federal of Olathe Bancorp has served as such since First Federal of Olathe Bancorp's incorporation in December 1999. Directors of First Federal of Olathe Bancorp will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of First Federal of Olathe Bancorp are the same as their terms as directors of First Federal Savings. First Federal of Olathe Bancorp intends to pay directors a fee of $4,800 per annum, payable on a monthly basis. See "-Directors of First Federal Savings."


         The executive officer of First Federal of Olathe Bancorp, who held his present position since December 1999, is elected annually and holds office until his respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officer of First Federal of Olathe Bancorp, is set forth below.


Name                       Title
----                       -----
Mitch Ashlock              President, Chief Executive Officer, Chief Financial
                           Officer and Director



         It is not anticipated that the executive officer of First Federal of Olathe Bancorp will receive any remuneration in his capacity as executive officer of the holding company. For information regarding compensation of directors and executive officers of First Federal Savings, see "- Meetings of the Board of Directors and Committees of First Federal Savings," "-Compensation of the Board of Directors of First Federal Savings" and "- Executive Compensation."


Committees of First Federal of Olathe Bancorp

         First Federal of Olathe Bancorp formed standing Audit, Nominating and Compensation Committees in connection with its organization in December 1999. The holding company was not incorporated in fiscal 1998 and therefore the committees did not meet during that fiscal year.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the holding company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Donald K. Ashlock, Palmer and Wollen.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

         The Compensation Committee will establish the holding company's compensation policies and review compensation matters. The current members of this Committee are Directors Donald K. Ashlock, Bowen and Palmer.

Indemnification

         The Kansas General Corporation Code describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. The Articles of Incorporation of First Federal of Olathe Bancorp require indemnification of directors, officers, employees or agents of First Federal of Olathe Bancorp to the full extent permissible under Kansas law.

         In addition, the Articles of Incorporation and Kansas law also provide that the holding company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the holding company or another corporation or entity against any expense, liability or loss, whether or not the holding company has the power to indemnify such person against such expense, liability or loss under Kansas law. The holding company intends to obtain such insurance.

Directors of First Federal Savings

         Prior to the conversion, the direction and control of First Federal Savings, as a mutual savings institution, had been vested in its Board of Directors. Upon conversion of First Federal Savings to stock form, each of the directors of First Federal Savings will continue to serve as a director of the converted association. The Board of Directors of First Federal Savings currently consists of five directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of stockholders. Because First Federal of Olathe Bancorp will own all of the issued and outstanding shares of capital stock of the converted association after the conversion, directors of the holding company will elect the directors of First Federal Savings.


         The following table sets forth certain information regarding the directors of First Federal Savings and the holding company:

                                                                     Director    Term
Name                    Position(s) Held with First Federal  Age(1)    Since    Expires
----                    -----------------------------------  -----    -------   -------
Mitch Ashlock(2)        President, Chief Executive Officer     42       1995      2001
                          and Director
Donald K. Ashlock(2)    Chairman of the Board                  72       1952      2002
John M. Bowen           Director                               66       1973      2000
Carl R. Palmer          Director                               63       1982      2000
Marvin Eugene Wollen    Director                               67       1986      2002

---------
(1)    At September 30, 1999.
(2)    Mitch Ashlock is the son of Donald K. Ashlock.

       The business experience of each director is set forth below. All directors have held their present position for at least the past five years, except as otherwise indicated.


         Mitch Ashlock. Mr. Ashlock has been employed by First Federal Savings since 1992. He served as Vice President form 1992 to 1995, and was appointed President and Chief Executive Officer in 1995.

         Donald K. Ashlock. Mr. Ashlock served as President and Chief Executive Officer of First Federal Savings from 1982 until his retirement in 1995. He originally joined First Federal Savings in 1952.


         John M. Bowen. Mr. Bowen is the owner and managing officer of John M. Bowen & Associates, a court reporting company, located in Olathe, Kansas and Kansas City, Missouri.

         Carl R. Palmer. Mr. Palmer is the owner of Carl Palmer Realty, a real estate sales firm located in Olathe, Kansas.

         Marvin Eugene Wollen. Mr. Wollen is an optometrist practicing in Olathe, Kansas.

Meetings of the Board of Directors and Committees of First Federal Savings


         The Board of Directors met 12 times during the year ended December 31, 1998. During fiscal 1998, no director of First Federal Savings attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Board of Directors of First Federal Savings does not have a separate Nominating Committee. The full Board of Directors acts as the Nominating Committee, except for directors who are up for election at the upcoming meeting.

         The Board of Directors of First Federal Savings has established an Audit Committee. The Audit Committee reviews First Federal Savings' financial statements, supervises the internal audit and engages the external auditor. The Audit Committee consists of directors Donald K. Ashlock, Palmer and Wollen. The Audit Committee met two times during the year ended December 31, 1998.

Compensation of the Board of Directors of First Federal Savings

         During fiscal 1998, all directors of First Federal Savings, other than the Chairman of the Board, received a fee of $200 per meeting attended. The Chairman of the Board received a fee of $740 per month plus $200 per meeting attended. During fiscal 1999, First Federal Savings increased the fees payable to directors to $250 per meeting attended. For a discussion of additional benefits that may be received by directors following the conversion, see "--Benefit Plans--Stock Option Plan" and "--Recognition and Retention Plan."


Executive Compensation


         The following table sets forth information concerning the compensation paid or granted to First Federal Savings' Chief Executive Officer. No other executive officer of First Federal Savings had aggregate compensation in excess of $100,000 in fiscal 1998.


                                       Annual Compensation(1)
                                  -------------------------------
                                                          Other
                                                          Annual      All Other
   Name and Principal     Fiscal                      Compensation  Compensation
       Position           Year(1) Salary($)  Bonus($)      ($)          ($)
------------------------  ------  --------   -------  ------------  ------------
Mitch Ashlock, President,  1998   $61,000    $20,000    $ 2,400(2)      $--
Chief Executive Officer
and Director
---------


(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended December 31, 1996 and 1997, as First Federal Savings was not a public company during such periods.


(2) Consists of director's fees of $2,400. Does not include the aggregate amount of other personal benefits, which did not exceed 10% of the total salary and bonus reported.

Benefit Plans


         General. First Federal Savings currently provides health care benefits, including medical, prescription and dental, subject to certain deductibles and copayments by employees, and group life insurance to its full time employees.

         Employment Agreement. First Federal Savings intends to enter into an employment agreement with Mr. Ashlock which will provide for a term of 36 months. On each anniversary date, the agreement may be extended for an additional 12 months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. The current annual base salary for Mr. Ashlock is $65,747. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal Savings for cause at any time. In the event First Federal Savings terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from First Federal Savings upon (1) failure to re-elect the executive to his current offices, (2) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (3) liquidation or dissolution of First Federal Savings, (4) a breach of the agreement by First Federal Savings, or (5) on the effective date of or following a change in control (as defined in the agreement) during the term of the agreement, the executive, or in the event of death, his beneficiary would be entitled to severance pay in an amount equal to approximately $236,000 if termination occurs in 2000. First Federal Savings would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined in the Internal Revenue Code, the payments would be reduced in order to avoid having an excess parachute payment.

         The executive's employment may be terminated upon his attainment of age 65 or such later age as may be required by law or consented to by the board of directors. Upon Mr. Ashlock's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by First Federal Savings. In the event of the executive's disability for a period of six months, First Federal Savings may terminate the agreement provided that First Federal Savings will be obligated to pay the executive his base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by First Federal Savings. In the event of the executive's death, First Federal Savings will pay his base salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year.

         The employment agreement provides that, following termination of employment, the executive will not compete with First Federal Savings for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of certain federal laws, the noncompete provisions will not apply.

         Defined Benefit Pension Plan. First Federal Savings maintains the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at First Federal Savings for a period of one year are eligible for membership in the Plan; however, only employees that have been credited with 1,000 or more hours of service with First Federal Savings during the year are eligible to accrue benefits under the Retirement Plan. First Federal Savings annually contributes an amount to the Retirement Plan, if necessary, to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act.


         The regular form of all retirement benefits is guaranteed for the life of the retiree. An optional form of benefit may be selected. These optional forms include various joint and survivor annuity form. Benefits payable upon death may be made in a lump sum, installments, or a lifetime annuity. For a married participant, the normal form of benefit is a joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime.


         The normal retirement benefit payable at age 65 is an amount equal to 3% of a participant's high 3-year average salary, defined as income reportable on Form W-2, multiplied by each year of credited service under the Retirement Plan. A reduced benefit may be payable at or after age 45 and before normal retirement age after completion of five years of service. If an employee continues in employment after age 65 or defers commencement of his or her retirement benefit, his or her retirement benefit will be increased by .8% for each month of deferment, or 9.6% per year with a maximum increase of 48%. In addition to the retirement benefit, a retiree will receive an annual retirement allowance at the end of the calendar year in which he or she attains age 66, and at the end of each succeeding year equal to 2% times the annual retirement benefit multiplied by the number of years after retirement. For the plan year ended June 30, 1999, First Federal Savings was not required to make a contribution to the Retirement Plan.


         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1999, expressed in the form of a single life annuity for the average salary and benefit service classifications specified below.


Highest Three-Year                Years of Service and Benefit Payable at Retirement
      Average       -------------------------------------------------------------------------------
   Compensation        15            20            25           30            35           40
   ------------     --------      --------      --------     ---------     ---------    ----------
    $  50,000        $22,500      $30,000       $ 37,500     $  45,000     $  50,000     $ 50,000
    $  75,000         33,750       45,000         56,250        67,500        75,000       75,000
    $ 100,000         45,000       60,000         75,000        90,000       100,000      100,000
    $ 125,000         56,250       75,000         93,750       112,500       125,000      125,000
    $ 150,000         67,500       90,000        112,500       130,000(1)    130,000(1)   130,000(1)

----------
(1) Benefits are limited by tax laws which limit, in 1999, the maximum annual benefit payable under a defined benefit pension plan to the lesser of (i) $130,000, or (ii) 100% of the participant's average compensation for his high 3 years

         As of December 31, 1999, Mr. Mitch Ashlock had 6 years of credited service under the plan.

         Employee Stock Ownership Plan and Trust. First Federal Savings intends to implement the ESOP in connection with the conversion. Employees with at least one year of employment with First Federal Savings and who have attained age 21 are eligible to participate. As part of the conversion, the ESOP intends to borrow funds from First Federal of Olathe Bancorp and use those funds to purchase a number of shares equal to up to 8.0% of the common stock to be issued in the conversion. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from First Federal Savings' discretionary contributions to the

ESOP over a period of not less than 20 years provided, however that the loan documents will permit repayment over a period of up to 30 years but provide no penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.


         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for up to two years of service prior to the effective date of the ESOP. A participant vests in his ESOP benefit at the rate of 20% per year of service so that a participant is 100% vested in his benefits after five years or upon normal retirement as defined in the ESOP, early retirement, disability or death of the participant. A participant who terminates employment for reasons other than death, retirement, or disability prior to five years of credited service will forfeit his benefits under the ESOP. Benefits will be payable in the form of common stock and/or cash upon death, retirement, early retirement, disability or separation from service. First Federal Savings' contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, First Federal Savings is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         In connection with the establishment of the ESOP, First Federal Savings will establish a committee of nonemployee directors to administer the ESOP. First Federal Savings will appoint an independent financial institution or its outside directors to serve as trustee of the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

         Stock Option Plan. First Federal of Olathe Bancorp intends to implement a stock option plan for directors, officers and employees of the holding company and First Federal Savings after the conversion. Applicable regulations prohibit the holding company from implementing this plan until six months after the conversion and, if implemented within the first twelve months after the conversion, require that approval of the holders of a majority of the outstanding shares of the holding company be obtained.


         First Federal of Olathe Bancorp expects to adopt a stock option plan that will authorize a committee of non-employee directors or the full board of the holding company to grant options to purchase up to 10% of the shares issued in the stock offering over a period of 10 years. The committee will decide which directors, officers and employees will receive options and what the terms of those options will be. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If the holding company implements a stock option plan before the first anniversary of the conversion, applicable regulations will require that the holding company:

          o Limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan.

          o Limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any officer or employee to 25% of the shares that are authorized for the plan.

          o Not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

          o Not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the conversion, the holding company may amend the plan to change or remove these restrictions. If the holding company adopts a stock option plan within one year after the conversion, the holding company expects to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and/or a change of control.

         The holding company may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. The holding company's ability to engage in stock repurchases may be restricted by Office of Thrift Supervision regulations that prohibit it from repurchasing its common stock in the first three years following the conversion, unless the holding company receives the prior approval of the Office of Thrift Supervision.

         The holding company expects the stock option plan will permit the committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees of the holding company and First Federal Savings and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.


         Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Except in limited circumstances, incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

         When a non-qualified stock option is exercised, First Federal of Olathe Bancorp may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. This amount may be the same as the related compensation expense or it may be different. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.


         Recognition and Retention Plan. First Federal of Olathe Bancorp intends to implement a recognition and retention plan for the directors, officers and employees of First Federal Savings and the holding company after the conversion. Applicable regulations prohibit First Federal of Olathe Bancorp from implementing this plan until six months after the conversion and, if implemented within the first twelve months after the conversion, require that the holding company first obtain the approval of the holders of a majority of its outstanding shares.

         In the event the recognition and retention plan is implemented within 12 months after the conversion, the holding company expects that the plan will authorize a committee of non-employee directors or the full board of the holding company to make restricted stock awards of up to 4% of the shares issued in the stock offering. In the event the holding company initially implements the recognition and retention plan more than 12 months after the conversion, the recognition and retention plan will not be subject to an OTS regulation limiting the plan to no more than 4% of the shares issued in the conversion. The committee will decide which directors, officers and employees will receive restricted stock and what the terms of those awards will be. The holding company may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. If the holding company implements a recognition and retention plan before the first anniversary of the conversion, applicable regulations will require that the holding company:


          o Limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

          o Limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any officer or employee to 25% of the shares that are authorized for the plan.

          o Not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

          o Not permit accelerated vesting for any reason other than death or disability.

After the first anniversary of the conversion, the holding company may amend the plan to change or remove these restrictions. If the holding company adopts a recognition and retention plan within one year after the conversion, the holding company expects to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement and change of control.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. First Federal Savings and the holding company will be allowed a federal income tax deduction in the same amount. First Federal Savings and the holding company will have to recognize a compensation expense for accounting purposes ratably over the vesting period.


Indebtedness of Management


         In the ordinary course of business, First Federal Savings makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At September 30, 1999, First Federal Savings had four loans outstanding to directors and executive officers of First Federal Savings, or members of their immediate families. These loans totaled approximately $169,000, or 1.9%, of First Federal Savings' total equity at September 30, 1999.


                                 THE CONVERSION


         The Board of Directors of First Federal Savings and the OTS have approved the Plan of Conversion, subject to approval by the members of First Federal Savings entitled to vote on the matter and the satisfaction of certain other conditions. OTS approval, however, is not a recommendation or endorsement of the Plan. Certain terms used in the following summary are defined in the Plan of Conversion, a copy of which may be obtained by contacting First Federal Savings.


General


         On October 13, 1999, the Board of Directors unanimously adopted the Plan, subject to approval by the OTS and the members of First Federal Savings. Pursuant to the Plan, First Federal Savings is to be converted from a federal mutual savings association to a federal stock savings association, with the concurrent formation of a holding company. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of First Federal Savings holding not less than a majority of the total number of votes eligible to be cast at a Special Meeting called for that purpose to be held on March __, 2000.

         The conversion will be accomplished through amendment of First Federal Savings' federal mutual charter to authorize the issuance of capital stock, at which time First Federal Savings will become a wholly owned subsidiary of the holding company. The conversion will be accounted for as a pooling of interests.

         The plan of conversion provides generally that: First Federal Savings will convert from a federally chartered mutual savings association to a federally chartered stock savings association; the common stock will be offered by First Federal of Olathe Bancorp in the subscription offering to persons having subscription rights; if necessary, shares of common stock not subscribed for in the subscription offering will be offered in a community offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Johnson County, Kansas, and then to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers under selected dealers agreements; and First Federal of Olathe Bancorp will purchase all of the capital stock of First Federal Savings to be issued in the conversion. The conversion will be completed only upon the sale of at least $5,525,000 of common stock to be issued under the plan of conversion.

         As part of the conversion, First Federal of Olathe Bancorp is making a subscription offering of its common stock to holders of subscription rights in the following order of priority. First, depositors of First Federal Savings with $50.00 or more on deposit as of June 30, 1998. Second, First Federal Savings' employee stock ownership plan. Third, depositors of First Federal Savings with $50.00 or more on deposit as of December 31, 1999. Fourth, depositors of First Federal Savings as of January 31, 2000 and borrowers of First Federal Savings with loans outstanding as of January 19, 2000 which continue to be outstanding as of January 31, 2000. Finally, officers, directors and employees of First Federal Savings.


         Shares of common stock not subscribed for in the subscription offering may be offered for sale in the community offering. The community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. Shares of common stock not sold in the subscription and community offerings may be offered in the syndicated community offering.

Regulations require that the community and syndicated community offerings be completed within 45 days after completion of the fully extended subscription offering unless extended by First Federal Savings or First Federal of Olathe Bancorp with the approval of the regulatory authorities. If the syndicated community offering is determined not to be feasible, the Board of Directors of First Federal Savings will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The plan of conversion provides that the conversion must be completed within 24 months after the date of the approval of the plan of conversion by the members of First Federal Savings.

         No sales of common stock may be completed, either in the subscription offering, direct community offering or syndicated community offering unless the plan of conversion is approved by the members of First Federal Savings.

         The completion of the offering, however, depends on market conditions and other factors beyond First Federal Savings' control. No assurance can be given as to the length of time after approval of the plan of conversion at the special meeting that will be required to complete the community or syndicated community offerings or other sale of the common stock.

         Orders for shares of common stock will not be filled until at least 552,500 shares of common stock have been subscribed for or sold and the Office of Thrift Supervision approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the last day of the fully extended subscription offering and the Office of Thrift Supervision consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at First Federal Savings' passbook rate from the date payment is received until the funds are returned to the subscriber. If the period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at First Federal Savings' passbook rate from the date payment is received until the conversion is terminated.


Purposes of Conversion


         The Board of Directors and management believe that the conversion is in the best interests of First Federal Savings, its members and the communities it serves. First Federal Savings' Board of Directors has formed First Federal of Olathe Bancorp to serve as a holding company, with First Federal Savings as its subsidiary, after the conversion. By converting to the stock form of organization, First Federal of Olathe Bancorp and First Federal Savings will be structured in the form used by holding companies of commercial banks, most business entities and by a growing number of savings institutions. Management of First Federal Savings believes that the conversion offers a number of advantages which will be important to the future growth and performance of First Federal Savings. The capital raised in the conversion is intended to support First Federal Savings' current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any expansion or diversification. The conversion is also expected to afford First Federal Savings' management, members and others the opportunity to become stockholders of First Federal of Olathe Bancorp and participate more directly in, and contribute to, any future growth of First Federal of Olathe Bancorp and First Federal Savings. The conversion will also enable First Federal of Olathe Bancorp and First Federal Savings to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding any financing activities. First Federal Savings, as a mutual savings and loan association, does not have the authority to issue capital stock or debt instruments, other than by accepting deposits.

Effects of Conversion to Stock Form On Depositors and Borrowers of First Federal Savings

         Voting Rights. Upon conversion, neither deposit account holders nor borrowers will have voting rights in First Federal Savings or First Federal of Olathe Bancorp and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders and certain borrowers with regard to First Federal Savings. Subsequent to conversion, voting rights will be vested exclusively in First Federal of Olathe Bancorp as the sole stockholder of First Federal Savings. Voting rights as to First Federal of Olathe Bancorp will be held exclusively by its stockholders. Each purchaser of First Federal of Olathe Bancorp common stock shall be entitled to vote on any matters to be considered by First Federal of Olathe Bancorp stockholders. A stockholder will be entitled to one vote for each share of common stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." First Federal of Olathe Bancorp intends to supply each stockholder with quarterly and annual reports and proxy statements.


         Deposit Accounts and Loans. The terms of First Federal Savings' deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with First Federal Savings.

         Tax Effects. First Federal Savings has received an opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. with regard to federal income taxation, and an opinion of Taylor, Perky & Parker, L.L.C., with regard to Kansas taxation, to the effect that the adoption and implementation of the plan of conversion set forth herein will not be taxable for federal or Kansas tax purposes to First Federal Savings or First Federal of Olathe Bancorp. See "- Income Tax Consequences."

         Liquidation Rights. First Federal Savings has no plan to liquidate either before or after the conversion. However, if there should ever be a complete liquidation, either before or after conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after conversion would be as follows:

         Liquidation Rights in Present Mutual Association. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in First Federal Savings in its present mutual form would receive his pro rata share of any assets of First Federal Savings remaining after payment of claims of all creditors, including the claims of all depositors in the amount of the withdrawal value of their accounts. Each depositor's pro rata share of the remaining assets, would be in the same proportion as the balance in his or her deposit account to the aggregate balance in all deposit accounts in First Federal Savings at the time of liquidation.

         Liquidation Rights in Proposed Converted Association. After conversion each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of First Federal Savings in addition to the protection of FDIC insurance up to applicable limits. Except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest and the holder would have no interest in the value of First Federal Savings above that amount.

         The plan of conversion provides that there shall be established, upon the completion of the conversion, a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of First Federal Savings as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in First Federal Savings on the qualifying date. An eligible account holder's or supplemental eligible account holder's interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date, was to the aggregate balance in all qualifying deposit accounts on such date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder should reduce the amount in the qualifying deposit account on any annual closing date of First Federal Savings to a level less than the lowest amount in such account on the applicable eligibility date, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such qualifying deposit account were closed.


         The interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after conversion.


         Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to the holding company as the sole stockholder of First Federal Savings.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether First Federal Savings, or another federally-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account. In any such transaction, the liquidation account would be assumed by the surviving institution. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a federally-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account.

         Common Stock. For information as to the characteristics of the common stock to be issued under the plan of conversion, see "Dividends" and "Description of Capital Stock." Common stock issued under the plan of conversion cannot, and will not, be insured by the FDIC or any other government agency.

         First Federal Savings will continue, immediately after completion of the conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of First Federal Savings. Other than for payment of expenses incident to the conversion, no assets of First Federal Savings will be distributed in the conversion. First Federal Savings will continue to be a member of the FHLB system, and its deposit accounts will continue to be insured by the FDIC. The affairs of First Federal Savings will continue to be directed by the existing Board of Directors and management.

Offering of Common Stock

         Under the plan of conversion, up to 7,475,000 shares of First Federal of Olathe Bancorp common stock will be offered for sale, subject to certain restrictions described below through a subscription and community offering.


         SUbscription Offering. The subscription offering will expire at 12:00 noon, central time, on March ___, 2000 unless extended by First Federal Savings and First Federal of Olathe Bancorp. Regulations of the OTS require that all shares to be offered in the conversion be sold within a period ending not more than 45 days after the expiration date of the subscription offering or such longer period as may be approved by the OTS or, despite approval of the plan of conversion by members, the conversion will not be effected. This period expires on May ___, 2000, unless extended with the approval of the OTS. If the conversion is not completed by May ___, 2000, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which subscribers must notify First Federal Savings of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to First Federal Savings' notice, the funds submitted will be refunded to the subscriber with interest at 3.0%, First Federal Savings' current passbook rate per annum, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the conversion is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 3.0%, and all withdrawal authorizations will be terminated.


         Subscription Rights. Under the plan of conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the subscription offering. The amount of the common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of conversion. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available. These priorities are as follows:

         Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at First Federal Savings as of June 30, 1998 will receive nontransferable subscription rights to subscribe for up to the greater of $100,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in First

Federal Savings in the one year period preceding June 30, 1998 are subordinated to the subscription rights of other eligible account holders.

         Category 2: Employee Stock Ownership Plan. The plan of conversion provides that tax qualified employee plans of First Federal Savings, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the conversion. The employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the conversion. In the event the number of shares offered in the conversion is increased above the maximum of the valuation range, the plan shall have a priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from the holding company.


         Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the employee stock ownership plan, each depositor with $50.00 or more on deposit as of December 31, 1999 will receive nontransferable subscription rights to subscribe for up to the greater of $100,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all subscribing supplemental eligible account holders.


         Category 4: Other Members. Each depositor of First Federal Savings as of January 31, 2000 and each borrower with a loan outstanding on January 19, 2000 which continues to be outstanding as of January 31, 2000 will receive nontransferable subscription rights to purchase up to the greater of $100,000 of common stock or one-tenth of one percent of the total offering of common stock, in the conversion to the extent shares are available following subscriptions by eligible account holders, First Federal Savings' employee stock ownership plan and supplemental eligible account holders. If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members number of votes as compared to the total number of votes of all subscribing other members.

         Category 5: Officers, Directors and Employees. Each officer, director and employee of First Federal Savings will receive nontransferable subscription rights, to purchase up to a maximum of $100,000 of common stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category.

         Subscription rights are nontransferable. Persons selling or otherwise transferring their rights to subscribe for common stock in the subscription offering or subscribing for common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the office of thrift supervision or another agency of the U.S. Government. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares. Once tendered, subscription orders cannot be revoked without the consent of First Federal Savings and First Federal of Olathe Bancorp.

         First Federal Savings and First Federal of Olathe Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the plan of conversion reside. However, no shares will be offered or sold under the plan of conversion to any such person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside or as to which First Federal Savings and First Federal of Olathe Bancorp determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that First Federal Savings or First Federal of Olathe Bancorp or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any such person.

         Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by First Federal of Olathe Bancorp in a community offering to members of the general public to whom First Federal of Olathe Bancorp delivers a copy of this prospectus and a stock order form , with preference given to natural persons residing in Johnson County, Kansas. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $100,000 of common stock. The community offering, if any, may be concurrent with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than May ___, 2000, unless extended with the approval of the OTS. Subject to any required regulatory approvals, First Federal of Olathe Bancorp will determine the advisability of a community offering, the commencement and termination dates of any such offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of First Federal of Olathe Bancorp and First Federal Savings, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

         If there are not sufficient shares available to fill orders in the community offering, such stock will be allocated first to each natural person residing in Johnson County whose order is accepted by First Federal Savings, in an amount equal to the lesser of 1,000 shares or the number of shares subscribed for by each such subscriber residing in Johnson County, if possible. Thereafter, unallocated shares will be allocated among the subscribers residing in Johnson County, whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Johnson County whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in Johnson County.

         Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities. First Federal of Olathe Bancorp and First Federal Savings expect to market any shares which remain unsubscribed after the subscription and community offerings through a syndicated community offering. First Federal of Olathe Bancorp and First Federal Savings have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the syndicated community offering.

         The price at which common stock is sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to overall purchase limitations, no person will be permitted to subscribe in the syndicated community offering for more than $100,000 or 10,000 shares of common stock.

         Trident Securities may enter into agreements with selected dealers to assist in the sale of the shares in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Trident Securities will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with First Federal of Olathe Bancorp as of a certain order date for the purchase of shares of common stock. When and if Trident Securities and First Federal of Olathe Bancorp believe that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the conversion, Trident Securities will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by First Federal Savings for each selected dealer. Each customer's funds so forwarded to First Federal Savings, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by First Federal Savings from selected dealers, funds will earn interest at First Federal Savings' passbook rate until the consummation or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

         The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by First Federal of Olathe Bancorp and First Federal Savings with the approval of the OTS.

         Limitations On Purchase of Shares. The plan also provides for certain additional limitations to be placed upon the purchase of shares in the conversion. Specifically, no person, other than First Federal Savings' employee stock ownership plan, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $200,000 of common stock offered in the conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares to be sold in the conversion. For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. Moreover, any shares attributable to the officers and directors and their associates, but held by a tax-qualified employee plan other than that portion of a plan which is self-directed, shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of First Federal Savings, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person:

          o any corporation or organization, other than First Federal of Olathe Bancorp or First Federal Savings or a majority-owned subsidiary of First Federal of Olathe Bancorp or First Federal Savings, of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;

          o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

          o any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of First Federal of Olathe Bancorp or First Federal Savings or any subsidiary of First Federal of Olathe Bancorp or First Federal Savings.

         The Boards of Directors of First Federal of Olathe Bancorp and First Federal Savings may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the conversion, provided that orders for shares exceeding 5.0% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of First Federal of Olathe Bancorp common stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the Boards of Directors of First Federal of Olathe Bancorp and First Federal Savings, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common stock purchased in the conversion will be freely transferable except for shares purchased by executive officers and directors of First Federal Savings or First Federal of Olathe Bancorp and except as described below. See "- Restrictions on Transferability." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.


Marketing Arrangements

         First Federal of Olathe Bancorp and First Federal Savings have engaged Trident Securities as a financial advisor and marketing agent in connection with the offering of the common stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the offerings. Trident Securities is a member of the NASD and an SEC-registered broker-dealer. Trident Securities will assist First Federal Savings in the conversion by acting as marketing advisor with respect to the subscription offering and will represent First Federal Savings as placement agent on a best efforts basis in the sale of the common stock in the community offering if one is held; conduction training sessions with directors, officers and employees of First Federal Savings regarding the conversion process; and assisting in the establishment and supervision of First Federal Savings' stock information center and, with management's input, will train First Federal Savings' staff to record properly and tabulate orders for the purchase of common stock and to respond appropriately to customer inquiries.

         Based upon negotiations between Trident Securities and First Federal Savings concerning fee structure, Trident Securities will receive a fee of $97,500. In the event that a selected dealers agreement is entered into in connection with a syndicated community offering, First Federal Savings will pay a fee to be determined to such selected dealers, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for its reasonable out of pocket expenses in an amount not to exceed $11,000 and reasonable legal fees not to exceed $26,500 without the prior approval of First Federal Savings. Trident Securities has been paid $5,000 as an advance against these expenses. First Federal of Olathe Bancorp and First Federal Savings have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act.


Description of Sales Activities


         Directors and executive officers of First Federal of Olathe Bancorp and First Federal Savings, may to a limited extent and subject to applicable state law, participate in the solicitation of offers to purchase common stock. Other employees of First Federal Savings may participate in the subscription and community offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives of Trident Securities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Sales of common stock by directors, executive officers and registered representatives will be made from the stock information center. First Federal of Olathe Bancorp will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock except in some states where only registered broker-dealers may sell. No officer, director or employee of First Federal of Olathe Bancorp or First Federal Savings will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.


Stock Pricing and Number of Shares to be Issued


         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted, as determined by an independent valuation. RP Financial, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by First Federal Savings to prepare an appraisal of the estimated pro forma market value of the common stock.

         RP Financial will receive a fee of $20,000 for its appraisal and assistance in preparation of First Federal Savings' business plan plus reasonable out-of-pocket expenses. First Federal of Olathe Bancorp has agreed to indemnify RP Financial, under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

         RP Financial has prepared an appraisal of the estimated pro forma market value of First Federal of Olathe Bancorp and First Federal Savings as converted taking into account the formation of First Federal of Olathe Bancorp as the holding company for First Federal Savings. For its analysis, RP Financial undertook substantial investigations to learn about First Federal Savings' business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed First Federal Savings' Form AC Application for Approval of Conversion and First Federal of Olathe Bancorp's Form SB-2 Registration Statement. Furthermore, RP Financial visited First Federal Savings' facilities and had discussions with First Federal Savings' management and its special conversion legal counsel, Luse Lehman Gorman Pomerenk & Schick, P.C. No detailed individual analysis of the separate components of First Federal of Olathe Bancorp's or First Federal Savings' assets and liabilities was performed in connection with the evaluation.

         In estimating the pro forma market value of First Federal of Olathe Bancorp and First Federal Savings as converted, as required by applicable regulatory guidelines, RP Financial's analysis utilized three selected valuation procedures, the Price/Book method, the Price/Earnings method, and the Price/Assets method, all of which are described in its report. RP Financial placed the greatest emphasis on the Price/Earnings and the Price/Book methods in estimating pro forma market value. In applying these procedures, RP Financial reviewed, among other factors, the economic make-up of First Federal Savings' primary market area, First Federal Savings' financial performance and condition in relation to publicly traded institutions that RP Financial deemed comparable to First

Federal Savings, the specific terms of the offering of First Federal of Olathe Bancorp's common stock, the pro forma impact of the additional capital raised in the conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. RP Financial's analysis provides an approximation of the pro forma market value of First Federal of Olathe Bancorp and First Federal Savings as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of First Federal of Olathe Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net conversion proceeds as described under "Pro Forma Data," purchases by the employee stock ownership plan of 8% of the common stock issued in the conversion and purchases in the open market by the recognition and retention plan of a number of shares equal to 4% of the common stock issued in the conversion at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.

         On the basis of the foregoing, RP Financial has advised First Federal of Olathe Bancorp and First Federal Savings that, in its opinion, as of December 10, 1999, the aggregate estimated pro forma market value of First Federal of Olathe Bancorp and First Federal Savings, as converted was within the valuation range of $5,525,000 to $7,475,000 with a midpoint of $6,500,000. After reviewing the methodology and the assumptions used by RP Financial in the preparation of the appraisal, the Board of Directors established the estimated valuation range which is equal to the valuation range of $5,525,000 to $7,475,000 with a midpoint of $6,500,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 552,500 and 747,500 with a midpoint of 650,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp and Trident Securities, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by First Federal of Olathe Bancorp at this time. The estimated valuation range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, the financial condition or operating results of First Federal Savings, regulatory guidelines or national or local economic conditions.


         RP Financial's appraisal report is filed as an exhibit to the registration statement that First Federal of Olathe Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."


         If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of First Federal of Olathe Bancorp and First Federal Savings as converted, as of the close of the subscription offering.

         No sale of the shares will take place unless prior thereto RP Financial confirms to the Office of Thrift Supervision that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of First Federal of Olathe Bancorp and First Federal Savings as converted at the time of the sale. If, however, the facts do not justify that statement, the offering or other sale may be canceled, a new estimated valuation range and price per share set and new subscription, direct community and syndicated community offerings held. Under circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.


         Depending upon market and financial conditions, the number of shares issued may be more than 859,625 shares or less than 552,500 shares. If the total amount of shares issued is less than 552,500 or more than 859,625 (15% above the maximum of the estimated valuation range), for aggregate gross proceeds of less than $5,525,000 or more than $8,596,250, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.


         If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp, if possible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, the plan of conversion will terminate.

         In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents First Federal Savings furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by First Federal Savings and First Federal of Olathe Bancorp or independently value the assets or liabilities of First Federal of Olathe Bancorp and First Federal Savings. The appraisal by RP Financial is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion or of purchasing shares of common stock. Moreover, because the appraisal is necessarily based on many factors which change from time to time, there is no assurance that persons who purchase shares in the conversion will later be able to sell shares thereafter at prices at or above the purchase price.

Procedure for Purchasing Shares in the Subscription and Community Offerings

         To purchase shares in the subscription offering, an executed order form with the required full payment for each share subscribed for, or with appropriate authorization indicated on the stock order form for withdrawal of full payment from the subscriber's deposit account with First Federal Savings, must be received by First Federal Savings by 12:00 noon, central time, on March ___, 2000. Order forms that are not received by that time or are executed defectively or are received without full payment or without appropriate withdrawal instructions will not be accepted. First Federal of Olathe Bancorp and First Federal Savings have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that they will do so. Under the plan of conversion, the interpretation by First Federal of Olathe Bancorp and First Federal Savings of the terms and conditions of the plan of conversion and of the order form will be final. In order to purchase shares in the direct community offering, the order form, accompanied by the required payment for each share subscribed for, must be received by First Federal Savings prior to the time the direct community offering terminates, which may be on or at any time subsequent to the expiration date. Once received, an executed order form may not be modified, amended or rescinded without the consent of First Federal Savings unless the conversion has not been completed within 45 days after the end of the subscription offering, unless extended.


         In order to ensure that persons with subscription rights are properly identified as to their stock purchase priorities, they must list all accounts on the order form giving all names in each account, the account number and the approximate account balance as of the appropriate eligibility date. Failure to list an account could result in fewer shares allocated if there is an oversubscription than if all accounts had been disclosed.

         Full payment for subscriptions may be made in cash if delivered in person at First Federal Savings' stock information center; by check, bank draft, or money order; or by authorization of withdrawal from deposit accounts maintained with First Federal Savings. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at First Federal Savings' passbook rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until the conversion is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the conversion. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the conversion cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

         If a subscriber authorizes First Federal Savings to withdraw the amount of the aggregate purchase price from his or her deposit account, First Federal Savings will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. First Federal Savings will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at First Federal Savings' passbook rate.

         The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for at the $10.00 purchase price after the conversion, provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or First Federal of Olathe Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

         Individual retirement accounts maintained in First Federal Savings do not permit investment in the common stock. A depositor interested in using his or her Individual Retirement Account funds to purchase common stock must do so through a self-directed individual retirement account. Since First Federal Savings does not offer those accounts, it will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase First Federal of Olathe Bancorp's common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as First Federal Savings now holds the depositor's Individual Retirement Account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at First Federal Savings to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

         Certificates representing shares of common stock purchased, and any refund due, will be mailed to purchasers at the address as may be specified in properly completed order forms or to the last address of the persons appearing on the records of First Federal Savings as soon as practicable following the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of common stock which they purchased until certificates for the common stock are available and delivered to them, even though trading of the common stock may have begun.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date, on March ___, 2000, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. First Federal Savings will accept for processing only orders submitted on original order forms. First Federal Savings is not obligated to accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the reverse side of the order form.

Risk of Delayed Offering

         In the event that all shares of the common stock are not sold in the subscription offering and concurrent community offering, First Federal Savings and First Federal of Olathe Bancorp may extend the community offering for a period of up to 45 days from the date of the termination of the subscription offering. Further extensions are subject to OTS approval and may be granted for successive periods, but not beyond 24 months from the date of the special meeting.

         A material delay in the completion of the sale of all unsubscribed shares in the community offering may result in a significant increase in the costs in completing the conversion. Significant changes in First Federal Savings' operations and financial condition, the aggregate market value of the shares to be issued in the conversion and general market conditions may occur during such material delay. In the event the conversion is not consummated within 24 months after the date of the special meeting, First Federal Savings would charge accrued conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the plan of conversion, as well as the completeness and validity of order forms, will be made by First Federal Savings and First Federal of Olathe Bancorp and will be final, subject to the authority of the OTS and the requirements of applicable law. The plan of conversion provides that, if deemed necessary or desirable by the Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp, the plan of conversion may be substantively amended by the Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp, as a result of comments from regulatory authorities or otherwise, at any time but only with the concurrence of the OTS. Moreover, if the plan of conversion is amended, subscriptions which have been received prior to such amendment will not be refunded if such amendment is not material to the transaction or otherwise required by the OTS.


         The plan of conversion will terminate if the sale of all shares is not completed within 24 months after the date of the special meeting. The plan of conversion may be terminated by the Board of Directors of First Federal Savings with the concurrence of the OTS at any time. A specific resolution approved by a two-thirds vote of the Board of Directors would be required to terminate the plan of conversion prior to the end of such 24-month period.


Restrictions on Repurchase of Stock

         Under OTS regulations, OTS-regulated savings associations and their holding companies may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except if an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS or the repurchase of qualifying shares of a director. Furthermore, repurchases of any common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the institution. Any repurchases of common stock by First Federal of Olathe Bancorp must meet these regulatory restrictions unless the OTS would provide otherwise.

Restrictions on Transferability


         The subscription rights described in this prospectus are non-transferable and shall be awarded to eligible persons without payment. Prior to the completion of the conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the conversion and may be subject to sanctions by the OTS. Each person exercising subscription rights will be required to certify that a purchase of common stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. First Federal Savings and First Federal of Olathe Bancorp will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.


         Shares of common stock purchased in the offering by directors and officers of First Federal of Olathe Bancorp may not be sold for a period of one year following the conversion, except upon the death of the stockholder or in any exchange of the common stock in connection with a merger or acquisition of First Federal of Olathe Bancorp. Shares of common stock received by directors or officers through the employee stock ownership plan or the recognition and retention plan or upon exercise of options issued under the stock option plan or purchased subsequent to the conversion are free of this restriction. Accordingly, shares of common stock issued by First Federal of Olathe Bancorp to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, First Federal of Olathe Bancorp will give appropriate instructions to the transfer agent for First Federal of Olathe Bancorp's common stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock shall also be restricted.


         Purchases of outstanding shares of common stock of First Federal of Olathe Bancorp by directors, executive officers, or any person who was an executive officer or director of First Federal Savings after adoption of the plan of conversion, and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of First Federal of Olathe Bancorp's outstanding common stock or to the purchase of stock under the stock option plan.


         First Federal of Olathe Bancorp has filed with the SEC a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the conversion. The registration under the Securities Act of shares of the common stock to be issued in the conversion does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of First Federal of Olathe Bancorp may be resold without registration. Shares purchased by an affiliate of First Federal of Olathe Bancorp will have resale restrictions under Rule 144 of the Securities Act. If First Federal of Olathe Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of First Federal of Olathe Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Federal of Olathe Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by First Federal of Olathe Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

         Under guidelines of the NASD, members of the NASD and their associates face certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the securities.

Income Tax Consequences


         Consummation of the conversion is expressly conditioned upon prior receipt by First Federal Savings of either a ruling from the Internal Revenue Service or an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the Kansas taxation authorities or an opinion with respect to Kansas taxation, to the effect that consummation of the conversion will not be taxable to the converted association or First Federal of Olathe Bancorp.

         Luse Lehman Gorman Pomerenk & Schick, P.C. has issued an opinion with respect to the proposed conversion of First Federal Savings to the effect that:


          1. the conversion of First Federal Savings from mutual to stock form will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by First Federal Savings in either its mutual form or its stock form by reason of the proposed conversion;

          2. no gain or loss will be recognized by First Federal Savings upon the receipt of money from First Federal of Olathe Bancorp for stock of First Federal Savings; and no gain or loss will be recognized by First Federal of Olathe Bancorp upon the receipt of money for common stock of First Federal of Olathe Bancorp;

          3. no gain or loss will be recognized by eligible account holders and supplemental eligible account holders of First Federal Savings upon the issuance to them of withdrawable deposit accounts in First Federal Savings in its stock form plus an interest in the liquidation account of First Federal Savings in exchange for their deposit accounts in First Federal Savings in its mutual form;


          4. assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of an account holder's deposit accounts in First Federal Savings in its stock form will be the same as the basis of the account holder's deposit accounts in First Federal Savings in its mutual form;

          5. assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each eligible account holder's and supplemental eligible account holder's interest in the liquidation account will be zero;

          6. the basis of First Federal of Olathe Bancorp common stock to its shareholders will be the purchase price thereof and a shareholder's holding period for First Federal of Olathe Bancorp common stock acquired through the exercise of subscription rights shall begin on the date of consummation of the conversion;


         The opinion from Luse Lehman Gorman Pomerenk & Schick, P.C. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the subscription rights to purchase First Federal of Olathe Bancorp common stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed conversion. First Federal of Olathe Bancorp and First Federal Savings have received a letter issued by RP Financial stating that pursuant to RP Financial's valuation, RP Financial is of the belief that subscription rights issued in connection with the conversion will have no value. The letter of RP Financial and the federal and state tax opinions, respectively, referred to herein are filed as exhibits to the Registration Statement. See "Where You Can Find More Information."

         If it is subsequently established that the subscription rights received by such persons have an ascertainable fair market value, then, in such event, the subscription rights will be taxable to the recipient in the amount of their fair market value. In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.


         With respect to Kansas taxation, First Federal Savings has received an opinion from Taylor, Perky & Parker, L.L.C. to the effect that, assuming the conversion does not result in any federal taxable income, gain or loss to First Federal Savings in its mutual or stock form, First Federal of Olathe Bancorp, the account holders, borrowers, officers, directors and employees and tax-qualified employee plans of First Federal Savings , the conversion should not result in any Kansas income tax liability to such entities or persons.


         Unlike a private letter ruling, the opinions of Luse Lehman Gorman Pomerenk & Schick, P.C. and Taylor, Perky & Parker, L.L.C., as well as the RP Financial Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Kansas tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS



         Although the Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp are not aware of any effort that might be made to obtain control of First Federal of Olathe Bancorp after conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of First Federal of Olathe Bancorp's articles of incorporation to protect the interests of First Federal of Olathe Bancorp and its stockholders from takeovers which the Board of Directors of First Federal of Olathe Bancorp might conclude are not in the best interests of First Federal Savings , First Federal of Olathe Bancorp or First Federal of Olathe Bancorp's stockholders.

         The following discussion is a general summary of the material provisions of First Federal of Olathe Bancorp's articles of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in First Federal of Olathe Bancorp's articles of incorporation and bylaws and First Federal Savings' proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of First Federal Savings' application to the OTS and First Federal of Olathe Bancorp's Registration Statement filed with the SEC. See "Where You Can Find Additional Information."


Provisions of First Federal of Olathe Bancorp's Articles of Incorporation and Bylaws

         Directors. Certain provisions of First Federal of Olathe Bancorp's articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. First Federal of Olathe Bancorp's articles of incorporation provides that the Board of Directors of First Federal of Olathe Bancorp will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of First Federal of Olathe Bancorp's Board. First Federal of Olathe Bancorp's articles of incorporation provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles and bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least 80% of the shares eligible to vote.

         Restrictions on Call of Special Meetings. The articles of incorporation of First Federal of Olathe Bancorp provide that a special meeting of stockholders may be called only by a majority of the board of directors, or by a committee of the board of directors which is authorized to call such meetings. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. First Federal of Olathe Bancorp's articles of incorporation provide that there shall be no cumulative voting rights in the election of directors.

         Authorized Shares. The articles of incorporation authorize the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Federal of Olathe Bancorp's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of First Federal of Olathe Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of First Federal of Olathe Bancorp and its stockholders.

         Limitations on Voting Rights. The articles of incorporation of First Federal of Olathe Bancorp provide that after completion of the conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of the conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of First Federal of Olathe Bancorp without the approval of the Board of Directors.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10%, if within five years of the conversion more than 10% of the common stock is beneficially owned by a person, and limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level, if more than 10% of the common stock is beneficially owned by a person more than five years after the conversion. Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of First Federal of Olathe Bancorp further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         Evaluation of Offers. The articles of incorporation further provide that the board of directors of First Federal of Olathe Bancorp, when evaluating any offer to (1) make a tender or exchange offer for any equity security of First Federal of Olathe Bancorp, (2) merge or consolidate First Federal of Olathe Bancorp with another corporation or entity, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of First Federal of Olathe Bancorp, may, in connection with the exercise of its judgment in determining what is in the best interest of First Federal of Olathe Bancorp and its stockholders, give due consideration to all relevant factors. These factors include, without limitation, the social and economic effect of acceptance of such offer on First Federal of Olathe Bancorp's present and future customers and employees and those of its subsidiaries; on the communities in which First Federal of Olathe Bancorp and its subsidiaries operate or are located; on the ability of First Federal of Olathe Bancorp to fulfill its corporate objectives as a financial institution holding company; and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations. The articles of incorporation of First Federal of Olathe Bancorp also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of First Federal of Olathe Bancorp or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the certificate of incorporation of First Federal of Olathe Bancorp, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of First Federal of Olathe Bancorp, even if the price offered is significantly greater than the then market price of any equity security of First Federal of Olathe Bancorp.

         Procedures for Certain Business Combinations. The articles of incorporation require that unless certain fair price provisions are met, business combinations must be approved by the affirmative vote of the holders of not less than 80% of the outstanding stock of First Federal of Olathe Bancorp. Exceptions to this requirement may occur if two-thirds of the members of the board of directors, who are continuing directors, has previously approved the business transaction. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of First Federal of Olathe Bancorp entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to First Federal of Olathe Bancorp's articles of incorporation must be approved by First Federal of Olathe Bancorp's Board of Directors and also by a majority of the outstanding shares of First Federal of Olathe Bancorp's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions, including provisions relating to number, classification, election and removal of directors, amendment of bylaws, call of special stockholder meetings, criteria for evaluating certain offers, offers to acquire and acquisitions of control, director liability, certain business combinations, power of indemnification, and amendments to provisions relating to the foregoing in the certificate of incorporation.

         The bylaws may be amended by the affirmative vote of the total number of directors of First Federal of Olathe Bancorp or the affirmative vote of at least 80% of the outstanding shares of First Federal of Olathe Bancorp entitled to vote in the election of directors, cast at a meeting called for that purpose.


         Purpose and Takeover Defensive Effects of First Federal of Olathe Bancorp's Articles of Incorporation and Bylaws. The Board of Directors of First Federal Savings believes that the provisions described above are prudent and will reduce First Federal of Olathe Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist First Federal Savings in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of First Federal Savings and of First Federal of Olathe Bancorp and its stockholders. In the judgment of the Board of Directors, First Federal of Olathe Bancorp's Board will be in the best position to determine the true value of First Federal of Olathe Bancorp and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of First Federal of Olathe Bancorp and its stockholders to encourage potential acquirer to negotiate directly with the Board of Directors of First Federal of Olathe Bancorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of First Federal of Olathe Bancorp and which is in the best interests of all stockholders.


         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for First Federal of Olathe Bancorp and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Federal of Olathe Bancorp's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive First Federal of Olathe Bancorp's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.


         Potential Anti-Takeover Effects. Despite the belief of First Federal Savings and First Federal of Olathe Bancorp as to the benefits to stockholders of these provisions of First Federal of Olathe Bancorp's articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by First Federal of Olathe Bancorp's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of First Federal of Olathe Bancorp's Board of Directors and of management more difficult. The Boards of Directors of First Federal Savings and First Federal of Olathe Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the conversion, First Federal of Olathe Bancorp may adopt additional provisions to its articles of incorporation regarding the acquisition of its equity securities that would be permitted to a Kansas corporation. First Federal of Olathe Bancorp and First Federal Savings do not presently intend to propose the adoption of further restrictions on the acquisition of First Federal of Olathe Bancorp's equity securities.


Other Restrictions on Acquisitions of Stock

         Kansas Anti-Takeover Statute. The State of Kansas has enacted legislation which provides that subject to certain exceptions a publicly held Kansas corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquired at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the board of directors or both the board and two-thirds of the stockholders other than the acquirer may approve a given business combination and thereby exempt the corporation from the operation of the statute.

         However, these statutory provisions do not apply to Kansas corporations with fewer than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. First Federal of Olathe Bancorp has applied to have the common stock quoted and traded on the Over-the-Counter Electronic Bulletin Board.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer, if opposed by the institution, to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings and loan association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings and loan association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law, as well as the regulations referred to below, the term "savings and loan association" includes state and federally chartered institutions whose accounts are insured by the Savings Association Insurance Fund and federally chartered savings banks whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings and loan association's directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan association's voting stock, if the acquirer also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings and loan association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 5,000,000 shares of capital stock authorized by First Federal of Olathe Bancorp's articles of incorporation are divided into two classes, consisting of 4,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of serial preferred stock, $.01 par value. First Federal of Olathe Bancorp currently expects to issue between 552,500 and 747,500 shares of common stock in the conversion. The aggregate par value of the issued shares will constitute the capital account of First Federal of Olathe Bancorp on a consolidated basis. The balance of the purchase price of common stock, less expenses of conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the purchase price for the common stock, in accordance with the plan, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

         Each share of the common stock will have the same relative rights and will be identical in all respects with each other share of the common stock. The common stock of First Federal of Olathe Bancorp will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Kansas law, the holders of the common stock will possess exclusive voting power in First Federal of Olathe Bancorp. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of First Federal of Olathe Bancorp's Articles of Incorporation and Bylaws Limitation on Voting Rights." Stockholders will not be permitted to cumulate their votes in the election of directors of First Federal of Olathe Bancorp. If First Federal of Olathe Bancorp issues preferred stock subsequent to the conversion, holders of the preferred stock may also possess voting powers.


         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of First Federal of Olathe Bancorp, the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal of Olathe Bancorp, including all deposits in First Federal Savings and accrued interest thereon, and after distribution of the liquidation account established upon conversion for the benefit of eligible account holders and supplemental eligible account holders, all assets of First Federal of Olathe Bancorp available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal Savings." If preferred stock is issued subsequent to the conversion, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.


         No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by First Federal of Olathe Bancorp of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. After conversion, the Board of Directors of First Federal of Olathe Bancorp will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed herein, First Federal of Olathe Bancorp has no present plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or recognition and retention plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of First Federal of Olathe Bancorp, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of First Federal of Olathe Bancorp's articles of incorporation and bylaws which may affect the ability of First Federal of Olathe Bancorp's stockholders to participate in certain transactions relating to acquisitions of control of First Federal of Olathe Bancorp.


         Dividends. Upon consummation of the formation of First Federal of Olathe Bancorp, First Federal Savings of Olathe Bancorp's only asset will be First Federal Savings common stock. Although it is anticipated that First Federal of Olathe Bancorp will retain approximately 50% of the net proceeds in the conversion, dividends from First Federal Savings will be an important source of income for First Federal of Olathe Bancorp. Should First Federal Savings elect to retain its income, the ability of First Federal of Olathe Bancorp to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future First Federal of Olathe Bancorp owns less than 80% of the outstanding stock of First Federal Savings, certain tax benefits under the Code as to inter-company distributions will not be fully available to First Federal of Olathe Bancorp and it will be required to pay federal income tax on a portion of the dividends received from First Federal Savings, thereby reducing the amount of income available for distribution to the shareholders of First Federal of Olathe Bancorp. For further information concerning the ability of First Federal Savings to pay dividends to First Federal of Olathe Bancorp, see "Dividends."


                              LEGAL AND TAX MATTERS


         The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for First Federal Savings and First Federal of Olathe Bancorp by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. The Kansas state income tax consequences of the conversion will be passed upon for First Federal Savings and First Federal of Olathe Bancorp by Taylor, Perky & Parker, L.L.C., Overland Park, Kansas. Luse Lehman Gorman Pomerenk & Schick, P.C. and Taylor, Perky & Parker, L.L.C. have consented to the references herein to their opinions. Certain legal matters regarding the conversion will be passed upon for Trident Securities by Muldoon Murphy & Faucette LLP, Washington, D.C.


                                     EXPERTS


         The Financial Statements of First Federal Savings as of December 31, 1998 and 1997, and for the fiscal years ended December 31, 1998 and 1997 have been included in this prospectus in reliance on the report of Taylor, Perky & Parker, L.L.C., certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to First Federal Savings and First Federal of Olathe Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.


                       WHERE CAN YOU FIND MORE INFORMATION

         First Federal of Olathe Bancorp has filed with the SEC a registration statement under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

         First Federal Savings has filed an Application for Conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039.

         In connection with the conversion, First Federal of Olathe Bancorp will register the common stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, First Federal of Olathe Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan, First Federal of Olathe Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion.


         A copy of the articles of incorporation and bylaws of First Federal of Olathe Bancorp are available without charge from First Federal Savings.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE


                          INDEX TO FINANCIAL STATEMENTS






                                                                            Page
                                                                            ----
Independent Auditors' Report .............................................   F-2

Statements of Financial Condition as of September 30, 1999 (unaudited)
  and December 31, 1998 and 1997 .........................................   F-3

Statements of Income and Comprehensive Income for the
  nine months ended September 30, 1999 and 1998 (unaudited)
  and years ended December 31, 1998 and 1997 .............................    27

Statements of Equity for the nine months ended September 30, 1999
  (unaudited) and years ended December 31, 1998 and 1997 .................   F-4

Statements of Cash Flows for the nine months ended September 30, 1999
  and 1998 (unaudited) and years ended December 31, 1998 and 1997 ........   F-5

Notes to Financial Statements ............................................   F-7



                                    ########

     All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.


     All financial statements of First Federal of Olathe Bancorp, Inc. have been omitted because First Federal of Olathe Bancorp, Inc. has not issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

         [Letterhead of Taylor Perky & Parker, LLC]

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
First Federal Savings and Loan
  Association of Olathe
Olathe, Kansas

     We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Olathe as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, equity and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Olathe as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



October 22, 1999

                           /s/ Taylor Perky & Parker

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                        STATEMENTS OF FINANCIAL CONDITION


                                                            September 30,          December 31,
                                                            -------------   -------------------------
                                                                 1999           1998           1997
                                                            -------------   -----------   -----------
                                                             (unaudited)
ASSETS

Cash and cash equivalents:
  Cash and non-interest earning deposits .................   $    55,748    $   112,508   $    66,590
  Overnight deposits at Federal Home Loan Bank ...........     2,400,000      5,100,000     2,200,000
                                                             -----------    -----------   -----------
      Total Cash and Cash Equivalents ....................     2,455,748      5,212,508     2,266,590

Securities held-to-maturity, at cost .....................    11,000,000      9,000,000     3,909,622
Available for sale securities ............................       683,904        847,482       551,562
Federal Home Loan Bank stock, at cost ....................       302,600        288,700       307,400
Loans receivable, net ....................................    31,371,245     28,978,023    25,741,621
Accrued interest receivable ..............................       401,111        301,158       264,316
Equipment, net of accumulated depreciation ...............        21,100         20,695           640
Other assets .............................................         9,234             --         6,250
                                                             -----------    -----------   -----------
      Total Assets .......................................   $46,244,942    $44,648,566   $33,048,001
                                                             ===========    ===========   ===========

LIABILITIES AND EQUITY

Deposits .................................................   $35,221,437    $34,701,287   $25,139,748
Advance payments from borrowers for taxes and insurance ..       379,685         20,414        24,280
Interest payable on deposits .............................       398,591         55,122        38,159
Advances from the Federal Home Loan Bank .................     1,000,000      1,000,000            --
Accrued expenses .........................................       131,473         89,613        47,480
Deferred income taxes payable ............................        59,709        220,180       132,302
Income taxes payable .....................................        44,830         20,100        68,560
                                                             -----------    -----------   -----------
      Total Liabilities ..................................    37,235,725     36,106,716    25,450,529

Commitments and contingencies ............................            --             --            --

Equity:
  Retained earnings ......................................     8,594,491      8,028,977     7,262,151
  Accumulated other comprehensive income .................       414,726        512,873       335,321
                                                             -----------    -----------   -----------
      Total Equity .......................................     9,009,217      8,541,850     7,597,472
                                                             -----------    -----------   -----------
      Total Liabilities and Equity .......................   $46,244,942    $44,648,566   $33,048,001
                                                             ===========    ===========   ===========


See accompanying notes to financial statements.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                              STATEMENTS OF EQUITY



                                                                  Other Comprehensive
                                                                     Income (Loss):
                                                                 Unrealized Gain (Loss)
                                                                     on Securities
                                                      Retained    Available for Sale,
                                                      Earnings    Net of Income Taxes   Total Equity
                                                     ----------   -------------------   ------------
Balance, December 31, 1996 ........................  $6,535,467         $221,392         $6,756,859

Net income for the year ended December 31, 1997 ...     726,684               --            726,684

Other comprehensive income:
  Change in unrealized gain on available for sale
    securities, net of income taxes ...............          --          113,929            113,929
                                                     ----------         --------         ----------
Balance, December 31, 1997 ........................   7,262,151          335,321          7,597,472

Net income for the year ended December 31, 1998 ...     766,826               --            766,826

Other comprehensive income:
  Change in unrealized gain on available for sale
    securities, net of income taxes ...............          --          177,552            177,552
                                                     ----------         --------         ----------
Balance, December 31, 1998 ........................   8,028,977          512,873          8,541,850

Net income for the nine months ended
  September 30, 1999 (unaudited) ..................     565,514               --            565,514

Other comprehensive (loss):
  Change in unrealized gain (loss) on available for
   sale securities, net of income taxes (unaudited).         --          (98,147)           (98,147)
                                                     ----------         --------         ----------
Balance, September 30, 1999 (unaudited) ...........  $8,594,491         $414,726         $9,009,217
                                                     ==========         ========         ==========


See accompanying notes to financial statements.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                            STATEMENTS OF CASH FLOWS



                                                              Nine Months Ended September 30,    Years Ended December 31,
                                                              -------------------------------   --------------------------
                                                                   1999              1998           1998           1997
                                                              -------------     -------------   -----------    -----------
                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Mortgage loan interest received ..........................   $ 1,893,729       $ 1,745,486    $ 2,378,809    $ 2,182,351
  Investment interest and dividends received ...............       661,269           501,621        674,870        549,508
  Other fees ...............................................        15,808            17,319         19,513          7,331
                                                               -----------       -----------    -----------    -----------
                                                                 2,570,806         2,264,426      3,073,192      2,739,190

  Interest paid ............................................     1,117,487           843,754      1,635,767      1,339,741
  Salaries and other administrative expenses ...............       158,125           108,718        195,676        266,686
  Income taxes paid ........................................       317,053           390,137        521,209        338,932
                                                               -----------       -----------    -----------    -----------
                                                                 1,592,665         1,342,609      2,352,652      1,945,359
                                                               -----------       -----------    -----------    -----------
    Net cash provided by operating activities ..............       978,141           921,817        720,540        793,831
                                                               -----------       -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of held-to-maturity securities ..................    (3,000,000)       (4,400,000)   (10,300,000)    (5,909,622)
  Maturity of held-to-maturity securities ..................     1,000,000         2,509,622      5,209,622      7,700,000
  Net increase in mortgage loans ...........................    (2,237,036)       (2,639,914)    (3,240,268)      (795,438)
  (Purchase) redemption of FHLB stock ......................       (13,900)          (17,400)        18,700        (21,100)
  Purchase of property and equipment .......................        (4,115)          (24,215)       (24,215)            --
                                                               -----------       -----------    -----------    -----------
    Net cash provided (used) by investing activities .......    (4,255,051)       (4,571,907)    (8,336,161)       973,840
                                                               -----------       -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits ...................................       520,150         8,821,098      9,561,539     (1,795,571)
  Proceeds from FHLB advances ..............................            --         1,000,000      1,000,000             --
                                                               -----------       -----------    -----------    -----------
    Net cash provided (used) by financing activities .......       520,150         9,821,098     10,561,539     (1,795,571)
                                                               -----------       -----------    -----------    -----------
    Net increase (decrease) in cash and cash equivalents ...    (2,756,760)        6,171,008      2,945,918        (27,900)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .............     5,212,508         2,266,590      2,266,590      2,294,490
                                                               -----------       -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...................   $ 2,455,748       $ 8,437,598    $ 5,212,508    $ 2,266,590
                                                               ===========       ===========    ===========    ===========


See accompanying notes to financial statements.

                    RECONCILIATION OF NET INCOME TO NET CASH
                        FLOWS FROM OPERATING ACTIVITIES



                                                              Nine Months Ended September 30,   Years Ended December 31,
                                                              -------------------------------   ------------------------
                                                                   1999              1998          1998          1997
                                                              -------------     -------------   ----------    ----------
                                                                        (unaudited)
Net income .................................................   $  565,514        $  612,190     $  766,826    $  726,684
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation ...........................................        3,710             2,921          4,160         7,686
    Provision for loan losses ..............................      150,000                --             --            --
    Deferred income taxes ..................................      (41,955)          (22,868)       (30,490)       (8,931)
    Increase in accrued interest receivable ................      (99,953)          (53,727)       (36,842)      (19,387)
    (Increase) decrease in other assets ....................       (9,234)            7,886          6,250        26,766
    Increase (decrease) in income taxes payable ............       24,730           (12,760)       (48,460)       68,560
    Increase (decrease) in accrued interest payable ........      343,469           328,113         16,963        (3,052)
    Increase (decrease) in accrued expenses ................       41,860            60,062         42,133        (4,495)
                                                               ----------        ----------     ----------    ----------
      Net cash provided by operating activities ............   $  978,141        $  921,817     $  720,540    $  793,831
                                                               ==========        ==========     ==========    ==========

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                          NOTES TO FINANCIAL STATEMENTS


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


1.   Nature of Operations
     --------------------

The Association was incorporated in December 1923 and provides financial services to individual and corporate customers through its office in Olathe, Kansas. The Association's primary source of revenue is one-to-four family dwelling loans. The Association's lending activity is concentrated within a small geographic area in Kansas.


2.   Unaudited Interim Financial Statements
     --------------------------------------

The financial statements and related notes as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the financial information, have been made.


3.   Use of Estimates
     ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


4.   Investment Securities
     ---------------------

Investment securities include U.S. Treasury notes and securities of the Federal Home Loan Bank, all backed by the full faith and credit of the United States Government, and securities of the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. Held-to-maturity debt securities that the Association has the positive intent and ability to hold to maturity are carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities or as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in a separate component of retained earnings. If a decline in fair value is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


5.   Loan Fees
     ---------

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment net of a prepayment factor over the contractual term of the related loans using the interest method.


6.   Depreciation
     ------------

Equipment is stated at cost, net of accumulated depreciation. Depreciation is provided using the double declining method over the estimated useful life (five years) of the respective assets.


7.   Cash Equivalents
     ----------------

For purposes of the statement of cash flows, cash equivalents include time deposits and all highly liquid debt instruments with original maturities of less than three months.


8.   Loans Receivable
     ----------------

Loans receivable consist solely of conventional first mortgage loans for permanent one-to-four family dwellings. It is the policy of the Association to limit mortgages to 80 percent of the appraised value of the mortgaged property.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio.


9.   Gains and Losses
     ----------------

Gains and losses on the sale of investment securities are determined using the specific identification method.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)




NOTE B -- RELATED PARTY TRANSACTIONS

In the normal course of business, the Association has made loans to its directors, officers, and their related business interests. In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled approximately $293,000 at September 30, 1999 and $208,000 and $175,000 at December 31, 1998 and 1997, respectively.


NOTE C -- LOANS RECEIVABLE

Loans at September 30, 1999 and December 31, 1998 and 1997 are summarized as follows:

                                                              December 31,
                                       September 30,   -------------------------
                                            1999           1998          1997
                                       -------------   -----------   -----------
                                        (unaudited)
Loans receivable:
  One-to-four family ................   $31,867,496    $29,261,165   $25,949,070

Less:
  Deferred loan fees, net ...........       321,251        258,142       182,449
  Allowance for loan losses .........       175,000         25,000        25,000
                                        -----------    -----------   -----------
    Total loans receivable, net .....   $31,371,245    $28,978,023   $25,741,621
                                        ===========    ===========   ===========



The following table sets forth information with respect to the Association's allowance for loan losses for the periods indicated.

                                         Nine Months Ended       Years Ended
                                           September 30,         December 31,
                                         ------------------   -----------------
                                                1999            1998      1997
                                         ------------------   -------   -------
                                             (unaudited)
Balance, beginning of period ..........       $ 25,000        $25,000   $25,000
Provision for loan losses .............        150,000             --        --
                                              --------        -------   -------

Balance, end of period ................       $175,000        $25,000   $25,000
                                              ========        =======   =======
Ratio of allowance for loan loss to
  ending loans receivable, net ........            .56%           .09%      .10%

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE D -- AVAILABLE FOR SALE SECURITIES

The cost and market value of the available for sale securities are summarized as follows:


                                           September 30, 1999 (unaudited)
                                    --------------------------------------------
                                                  Gross Unrealized
                                                -------------------      Market
                                      Cost        Gains      Losses       Value
                                    -------     --------     ------     --------
Common Stock ....................   $10,960     $672,944     $   --     $683,904
                                    =======     ========     ======     ========


                                                  December 31, 1998
                                    --------------------------------------------
                                                  Gross Unrealized
                                                -------------------      Market
                                      Cost        Gains      Losses       Value
                                    -------     --------     ------     --------
Common Stock ....................   $10,960     $836,522     $   --     $847,482
                                    =======     ========     ======     ========


                                                  December 31, 1997
                                    --------------------------------------------
                                                  Gross Unrealized
                                                -------------------      Market
                                      Cost        Gains      Losses       Value
                                    -------     --------     ------     --------
Common Stock ....................   $10,960     $540,602     $   --     $551,562
                                    =======     ========     ======     ========

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE E -- HELD-TO-MATURITY SECURITIES

The amortized cost and market value of investments in debt securities are as follows:

                                                     September 30, 1999
                                                         (unaudited)
                                            ------------------------------------
                                             Amortized   Unrealized    Market
                                                Cost      (Losses)      Value
                                            -----------  ----------  -----------

Securities of the Federal Home Loan Bank .. $ 4,500,000  $(122,330)  $ 4,377,670
Securities of the Federal Mortgage Corp. ..   6,000,000   (286,870)    5,713,130
Securities of the Federal Nat'l. Mtg. Assn.     500,000    (29,580)      470,420
                                            -----------  ---------   -----------
                                            $11,000,000  $(438,780)  $10,561,220
                                            ===========  =========   ===========


Due in less than one year ................. $        --  $      --   $        --
After one through five years ..............          --         --            --
After five through ten years ..............   5,500,000   (198,780)    5,301,220
After ten years ...........................   5,500,000   (240,000)    5,260,000
                                            -----------  ---------   -----------
                                            $11,000,000  $(438,780)  $10,561,220
                                            ===========  =========   ===========


                                                      December 31, 1998
                                            ------------------------------------
                                             Amortized   Unrealized    Market
                                                Cost        Gains       Value
                                            -----------  ----------  -----------

Securities of the Federal Home Loan Bank .. $ 3,500,000 $ (3,590) $ 3,496,410 Securities of the Federal Mortgage Corp. .. 5,000,000 3,450 5,003,450
Securities of the Federal Nat'l. Mtg. Assn.     500,000      6,475       506,475
                                            -----------  ---------   -----------
                                            $ 9,000,000  $   6,335   $ 9,006,335
                                            ===========  =========   ===========


Due in less than one year ................. $        --  $      --   $        --
After one through five years ..............          --         --            --
After five through ten years ..............   6,500,000      4,230     6,504,230
After ten years ...........................   2,500,000      2,105     2,502,105
                                            -----------  ---------   -----------
                                            $ 9,000,000  $   6,335   $ 9,006,335
                                            ===========  =========   ===========


                                                      December 31, 1997
                                            ------------------------------------
                                             Amortized   Unrealized    Market
                                                Cost        Gains       Value
                                            -----------  ----------  -----------

Securities of the Federal Home Loan Bank .. $ 2,909,622  $  10,988   $ 2,920,610
Securities of the Federal Mortgage Corp. ..   1,000,000      4,690     1,004,690
                                            -----------  ---------   -----------
                                            $ 3,909,622  $  15,678   $ 3,925,300
                                            ===========  =========   ===========


Due in less than one year ................. $        --  $      --   $        --
After one through five years ..............          --         --            --
After five through ten years ..............   3,500,000     17,980     3,517,980
After ten years ...........................     409,622     (2,302)      407,320
                                            -----------  ---------   -----------
                                            $ 3,909,622  $  15,678   $ 3,925,300
                                            ===========  =========   ===========

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE F -- DEPOSITS


An analysis of deposit account balances, by interest rate, is as follows:


                                     September 30, 1999
                                         (unaudited)
               -----------------------------------------------------------------
  Interest     18 to 60 Mo.     6 Mo.        Money       Savings
    Rate          C.D.'s        C.D.'s       Market      Accounts       Total
-------------  ------------   ----------   ----------   ----------   -----------
3%-3.99% ....   $        --   $       --   $2,213,048   $3,214,757   $ 5,427,805
4%-4.99% ....       100,000    1,680,981           --           --     1,780,981
5%-5.99% ....    16,995,979    1,231,213           --           --    18,227,192
6%-6.99% ....     9,785,440           --           --           --     9,785,440
                -----------   ----------   ----------   ----------   -----------
  Totals ....   $26,881,419   $2,912,194   $2,213,048   $3,214,757   $35,221,418
                ===========   ==========   ==========   ==========   ===========


                                       December 31, 1998
               -----------------------------------------------------------------
  Interest     18 to 60 Mo.     6 Mo.        Money       Savings
    Rate          C.D.'s        C.D.'s       Market      Accounts       Total
-------------  ------------   ----------   ----------   ----------   -----------
3%-3.99% ....   $        --   $       --   $2,240,937   $3,349,020   $ 5,589,957
4%-4.99% ....            --           --           --           --            --
5%-5.99% ....    16,249,700    2,663,230           --           --    18,912,930
6%-6.99% ....    10,198,400           --           --           --    10,198,400
                -----------   ----------   ----------   ----------   -----------
  Totals ....   $26,448,100   $2,663,230   $2,240,937   $3,349,020   $34,701,287
                ===========   ==========   ==========   ==========   ===========


                                       December 31, 1997
               -----------------------------------------------------------------
  Interest     18 to 60 Mo.     6 Mo.        Money       Savings
    Rate          C.D.'s        C.D.'s       Market      Accounts       Total
-------------  ------------   ----------   ----------   ----------   -----------
3%-3.99% ....   $        --   $       --   $2,517,568   $2,545,897   $ 5,063,465
4%-4.99% ....            --           --           --           --            --
5%-5.99% ....    13,654,234      176,295           --           --    13,830,529
6%-6.99% ....     6,023,336      222,418           --           --     6,245,754
                -----------   ----------   ----------   ----------   -----------
  Totals ....   $19,677,570   $  398,713   $2,517,568   $2,545,897   $25,139,748
                ===========   ==========   ==========   ==========   ===========

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE F -- DEPOSITS (CONTINUED)

Scheduled maturities of certificates of deposit at September 30, 1999, are as follows:

                  1999 ............................  $ 3,171,437
                  2000 ............................   13,865,747
                  2001 ............................    6,104,965
                  2002 and thereafter .............    6,651,483
                                                     -----------
                                                     $29,793,632
                                                     ===========

The aggregate amount of time deposit accounts exceeding $100,000 at September 30, 1999, December 31, 1998 and 1997 amounted to $7,532,517, $5,771,000 and
$3,036,000, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

The components of interest expense on deposits are as follows:

                                  Nine Months Ended            Years Ended
                                    September 30,              December 30,
                               -----------------------   -----------------------
                                  1999         1998         1998         1997
                               ----------   ----------   ----------   ----------
Certificates of Deposit .....  $1,291,477   $1,010,526   $1,432,084   $1,190,267

Money Market ................      52,301       54,670       72,558       80,214

Savings Accounts ............      74,246       68,771       95,720       66,208
                               ----------   ----------   ----------   ----------
                               $1,418,024   $1,133,967   $1,600,362   $1,336,689
                               ==========   ==========   ==========   ==========

NOTE G -- ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB)


The Association is required to purchase stock in the FHLB. Such stock may be redeemed at par but is not readily marketable. The Association had stock of $302,600 at September 30, 1999 and $288,700 and $307,400 at December 31, 1998
and 1997, respectively.

The Association had $1,000,000 in outstanding advances at a fixed interest rate of 5.74% from the FHLB at September 30, 1999 and December 31, 1998, respectively. The advances have a maturity date of February 2, 2001 and are collateralized by the FHLB stock. There were no outstanding advances at December 31, 1997.


NOTE H -- LINE OF CREDIT

At December 31, 1999, the Association had a $5,000,000 unused line of credit with the FHLB to be drawn upon as needed, with interest at the Federal Funds rate plus 15 basis points.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE I -- LEASE COMMITMENTS


Rent expense under a long-term operating lease for office space amounted to $10,608 and $10,205 for the nine months ended September 30, 1999 and 1998, and $13,607 and $14,145 for the years ended December 31, 1998 and 1997, respectively. The Association renewed this lease on August 1, 1999 and is obligated under the terms of this lease through July 31, 2004. Future lease obligations under this agreement are as follows:

                  Year                                Obligation
                  ----                                ----------
                  2000 ..............................   $14,538
                  2001 ..............................    14,538
                  2002 ..............................    14,538
                  2003 ..............................    14,538
                  2004 ..............................     8,480
                                                        -------
                                                        $66,632
                                                        =======


NOTE J -- RETIREMENT PLAN


Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions", requires entities to disclose a description of the multi-employer plan and the amount of cost recognized during the period. The Association participates in a noncontributory group pension plan for the savings and loan industry. This defined benefit plan covers all full-time employees. There were no contributions to the plan for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, since the plan was fully funded in accordance with the maximum funding standards of ERISA. Because this is a multiple-employer pension plan, the actuarial present value of plan benefits is not determinable and separate data is not available. The net assets of the fund available for benefits at June 30, 1999, the most recent information available, amounted to $1,850,200,000.


NOTE K -- REGULATORY MATTERS

The Association is subject to various regulatory capital requirements by its primary federal regulator, the Office of Thrift and Supervision (OTS). Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Failure to meet minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by regulatory agencies about components, risk weightings, and other factors.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE K -- REGULATORY MATTERS (CONTINUED)

Regulatory quantitative measures to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total and risk-based capital and Tier 1 Capital to risk-weighted assets (as defined in the regulations), and Tier 1 Capital and Tangible Capital to adjusted total assets (as defined).

As of the most recent notification from federal regulators, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the notification that management believes would change the Association's category.

The following table sets forth regulatory capital ratios for the Association.

                                                                                                           To Be Well Capitalized
                                                                        For Capital                      Under the Prompt Corrective
                                       Actual                        Adequacy Purposes                        Action Provisions
                                   --------------                -------------------------               ---------------------------
                                   Amount   Ratio                Amount              Ratio               Amount               Ratio
                                   ------   -----                ------              -----               ------               -----
                                                                   (Dollars in Thousands)
September 30, 1999: (unaudited)
  Total Risk-Based Capital                          greater than         greater than       greater than         greater than
    (to Risk-Weighted Assets) .... $8,769   46.65%  or equal to  $1,503  or equal to  8.0%  or equal to  $1,879  or equal to  10.0%

  Tier 1 Capital                                    greater than         greater than       greater than         greater than
    (to Risk-Weighted Assets) .... $8,594   45.72%  or equal to  $  751  or equal to  4.0%  or equal to  $1,127  or equal to   6.0%

  Tier 1 Capital                                    greater than         greater than       greater than         greater than
    (to Adjusted Total Assets) ... $8,594   18.49%  or equal to  $1,858  or equal to  4.0%  or equal to  $2,322  or equal to   5.0%

  Tangible Capital                                  greater than         greater than
    (to Adjusted Total Assets) ... $8,594   18.49%  or equal to  $  697  or equal to  1.5%                  N/A                N/A


December 31, 1998:
  Total Risk-Based Capital                          greater than         greater than       greater than         greater than
    (to Risk-Weighted Assets) .... $8,054   44.28%  or equal to  $1,455  or equal to  8.0%  or equal to  $1,819  or equal to  10.0%

  Tier 1 Capital                                    greater than         greater than       greater than         greater than
    (to Risk-Weighted Assets) .... $8,029   44.14%  or equal to  $  727  or equal to  4.0%  or equal to  $1,091  or equal to   6.0%

  Tier 1 Capital                                    greater than         greater than       greater than         greater than
    (to Adjusted Total Assets) ... $8,029   17.97%  or equal to  $1,786  or equal to  4.0%  or equal to  $2,233  or equal to   5.0%

  Tangible Capital                                  greater than         greater than
    (to Adjusted Total Assets) ... $8,029   17.97%  or equal to  $  670  or equal to  1.5%                  N/A                N/A

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE K -- REGULATORY MATTERS (CONTINUED)

A reconciliation of generally accepted accounting principles ("GAAP") capital to regulatory capital is presented in the following table as of September 30, 1999:

                                            Tangible        Core          Total
                                             Capital       Capital       Capital
                                            --------       -------       -------
                                                        (in Thousands)

GAAP capital .............................   $9,009        $9,009        $9,009
Other comprehensive income ...............     (415)         (415)         (415)
Regulatory general valuation .............       --            --           175
                                             ------        ------        ------
Regulatory capital .......................   $8,594        $8,594        $8,769
                                             ======        ======        ======


NOTE L -- INCOME TAXES

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the following periods:


                                                    Nine Months Ended         Years Ended
                                                      September 30,           December 31,
                                                  --------------------    --------------------
                                                    1999        1998        1998        1997
                                                  --------    --------    --------    --------
                                                      (unaudited)
Income tax at federal statutory rate ...........  $294,216    $328,678    $411,089    $382,583
State income tax, net of federal tax benefit ...    36,500      43,700      54,000      68,706
Over (under) accrual of federal
  and state income taxes .......................    11,067       4,999       7,660     (43,797)
Deferred income tax (benefit) ..................   (41,955)    (22,868)    (30,490)     (8,931)
                                                  --------    --------    --------    --------
Provision for income taxes .....................  $299,828    $354,509    $442,259    $398,561
                                                  ========    ========    ========    ========

Effective tax rate .............................     34.65%      36.67%      36.57%      35.41%
                                                     =====       =====       =====       =====

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE L -- INCOME TAXES (CONTINUED)

The tax effects of existing temporary differences that give rise to significant positions of deferred tax assets and deferred tax liabilities are as follows:

                                        September 30,         December 31,
                                        -------------    ----------------------
                                            1999            1998         1997
                                        -------------    ---------    ---------
                                         (unaudited)
Deferred tax assets
-------------------
  Deferred loan origination fees .......  $ 128,509      $ 103,469    $  72,979
  Allowance for loan losses ............     70,000             --           --

Deferred tax liabilities
------------------------
  Unrealized gain on available for
    sale securities ....................   (258,218)      (323,649)    (205,281)
                                          ---------      ---------    ---------
      Net deferred tax liability .......  $ (59,709)     $(220,180)   $(132,302)
                                          =========      =========    =========


NOTE M -- FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated fair value amounts have been determined by the Association using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Association could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair value of the Association's financial instruments are as follows:

                                                     September 30,                              December 31,
                                               -------------------------   -----------------------------------------------------
                                                    1999 (unaudited)                  1998                        1997
                                               -------------------------   -------------------------   -------------------------
                                                 Carrying     Estimated      Carrying     Estimated      Carrying     Estimated
                                                  Value       Fair Value      Value       Fair Value      Value       Fair Value
                                               -----------   -----------   -----------   -----------   -----------   -----------
Assets:
  Cash and cash equivalents .................  $ 2,455,748   $ 2,455,748   $ 5,212,508   $ 5,212,508   $ 2,266,590   $ 2,266,590
  Investment securities .....................   11,683,904    11,245,124     9,847,482     9,853,817     4,461,184     4,476,862
  Capital Stock of Federal Home Loan Bank ...      302,600       302,600       288,700       288,700       307,400       307,400
  Loans receivable ..........................   31,371,245    31,876,674    28,978,023    29,692,496    25,741,621    26,250,426

Liabilities:
  Deposits ..................................   35,221,437    35,432,562    34,701,287    35,008,904    25,139,748    25,150,585
  Advances from Federal Home Loan Bank ......    1,000,000     1,000,000     1,000,000     1,000,000            --            --

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE M -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents -- The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

Investment Securities -- Estimated fair values of investment securities are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

Capital Stock of Federal Home Loan Bank -- The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

Loans Receivable -- Fair values are estimated for portfolios with similar financial characteristics. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits -- The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank -- The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.


NOTE N -- COMMITMENTS AND CONTINGENCIES

In the normal  course of  business,  the  Association  has  various  outstanding
commitments   and  contingent   liabilities   that  are  not  reflected  in  the
accompanying financial statements.


At December 31, 1998 and 1997, the Association had outstanding commitments to originate fixed rate mortgages of $1,276,000 and $1,325,000, respectively, and $477,000 at September 30, 1999. At September 30, 1999, the interest rates on the outstanding commitments ranged from 7.75% to 9.00%.


NOTE O -- YEAR 2000 COMPLIANCE REVIEW

Subsequent to December 31, 1998, the Association completed a compliance examination conducted by the Office of Thrift Supervision for Year 2000 compliance.

              FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF OLATHE
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE P -- PLAN OF CONVERSION

On October 13, 1999, the Association's Board of Directors approved a plan ("Plan") to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding stock of the Association, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Association. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Association may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the OTS.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Association after conversion. In the event of a complete liquidation of the Association, and only in such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.


No conversion costs have been incurred as of September 30, 1999.

--------------------------------------------------------------------------------


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein since the dare hereof.





                              Our Table of Contents
                         is located on the inside of the
                       front cover page of this document.










         Until _________, 2000 or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------






                                 747,500 Shares
                              (Anticipated Maximum)
                  (Subject to Increase to Up to 859,625 Shares)










                      First Federal of Olathe Bancorp, Inc.

                          (Proposed Holding Company for
                         First Federal Savings and Loan
                             Association of Olathe)


                                  COMMON STOCK

                              ---------------------
                                   PROSPECTUS
                              ---------------------








                   Trident Securities, A Division of McDonald
                                Investments, Inc.


                               February ___, 2000





--------------------------------------------------------------------------------

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers of First Federal Savings Association of Olathe

Generally, federal regulations define areas for indemnity coverage for federal savings associations, as follows:

         (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

          (i) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

          (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

          (iii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

          (i) The savings association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

          (ii) The savings association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

         (c) As used in this paragraph:

          (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

          (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

Indemnification of Directors and Officers of First Federal of Olathe Bancorp,
Inc.

         Article XVIII of First Federal of Olathe Bancorp, Inc.'s (the "Corporation") Articles of Incorporation sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such.

         ARTICLE XVIII

         A. Persons. The Corporation shall indemnify, to the extent provided in Subsection B, D, or F of this Article XVIII:

          1. any person who is or was a director, officer, or employee of the Corporation; and

          2. any person who serves or served at the Corporation's request as a director, officer, employee, partner, or trustee of another corporation, partnership, joint venture, trust, or other enterprise.

         B. Extent -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in Subsection A of this Article XVIII by reason of the person holding a position named in Subsection A of this Article XVIII, the Corporation shall indemnify the person if the person satisfies the standard in Subsection C of this Article XVIII, for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Subsection A of this Article XVIII shall be indemnified only if:

          1. the person acted in good faith in the transaction which is the subject of the suit or action; and if

          2. the person acted in a manner the person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of these Articles) not approved by the board of directors. However, the person shall not be indemnified in respect of any claim, issue, or matter as to which the person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit or action was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. Extent -- Nonderivative Suits. In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in Subsection A of this Article XVIII by reason of the person holding a position named in Subsection A of this Article XVIII, the Corporation shall indemnify the person if the person satisfies the standard in Subsection E of this Article XVIII, for amounts actually and reasonably incurred by the person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in Subsection A of this Article XVIII shall be indemnified only if:

          1. the person acted in good faith; and if

          2. the person acted in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of these Articles) not approved by the board of directors and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Subsection E.

         F. To the extent that a person named in Subsection A of this Article XVIII has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorneys fees.

         G. Determination That Standard Has Been Met. A determination that the standard of Subsection C or E of this Article XVIII has been satisfied may be made by a court, or, except as stated in Subsection C.2 of this Article XVIII (second sentence), the determination may be made by:


          1. the board of directors by a majority vote of directors of the Corporation who were not parties to the action, suit, or proceeding, even though less than a quorum; or

          2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

          3. the stockholders of the Corporation.

         H. Proration. Anyone making a determination under Subsection G of this
Article XVIII may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         I. Advance Payment. The Corporation may pay in advance any expenses of directors and officers (including attorneys' fees) which may become subject to indemnification under Subsections A through H of this Article XVIII if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that the person is not entitled to indemnification by the Corporation under Subsections A through H of this Article XVIII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         J. Nonexclusive. The indemnification and advancement of expenses provided by Subsections A through I of this Article XVIII or otherwise granted pursuant to Kansas law shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

         K. Continuation. The indemnification and advance payment provided by Subsections A through I of this Article XVIII shall continue as to a person who has ceased to hold a position named in Subsection A of this Article XVIII and shall inure to the person's heirs, executors, and administrators.

         L. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in Subsection A of this Article XVIII, against any liability asserted against the person and incurred by the person in any such position, or arising out of the person's status as such, whether or not the Corporation would have power to indemnify the person against such liability under Subsections A through I of this Article XVIII.

         M. Security Fund; Indemnity Agreements. By action of the board of directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article XVIII.

         N. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article XVIII shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article XVIII, and no amendment or termination of any trust or other fund created pursuant to Article XVIII M hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

         O. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article XVIII, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

         P. Savings Clause. If this Article XVIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVIII that shall not have been invalidated and to the full extent permitted by applicable law.

         If Kansas law is amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by Kansas law, as so amended. Any repeal or modification of this Article XVIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution
                                                                   Amount
                                                                   ------

*  Legal Fees and Expenses......................................  $105,000
*  EDGAR expenses...............................................    20,000
*  Printing, Postage and Mailing................................    50,000
*  Appraisal and Business Plan Fees and Expenses................    27,500
*  Accounting Fees and Expenses.................................    95,000
*  Blue Sky Filing Fees and Expenses
     (including counsel fees)...................................    10,000
   Conversion Agent and Proxy Solicitation Fees.................     7,500
** Marketing Agent Fees and Expenses............................   108,500
*  Marketing Agent Counsel Fees.................................    26,500
*  Filing Fees (OTS and SEC)....................................    13,000
*  Other Expenses...............................................    37,000
                                                                  --------
*  Total .......................................................  $500,000
                                                                  ========
-----------

*    Estimated

** First Federal of Olathe Bancorp, Inc. has retained Trident Securities, Inc. ("Trident Securities") to assist in the sale of common stock on a best efforts basis in the Offerings. Trident Securities will receive fees of $97,500, exclusive of estimated expenses of $11,000.

Item 26. Recent Sales of Unregistered Securities

         Not Applicable.

Item 27. Exhibits:

         The exhibits filed as part of this registration statement are as follows:

         (a) List of Exhibits


1.1 Engagement Letter between First Federal Savings and Loan Association of Olathe and Trident Securities, Inc.***

1.2 Form of Agency Agreement among First Federal of Olathe Bancorp, Inc., First Federal Savings and Loan Association of Olathe and Trident Securities, Inc.

2    Plan of Conversion***

3.1  Articles of Incorporation of First Federal of Olathe Bancorp, Inc.***

3.2  Bylaws of First Federal of Olathe Bancorp, Inc.***

3.3 Federal Stock Charter of First Federal Savings and Loan Association of Olathe***

3.4  Bylaws of First Federal Savings and Loan Association of Olathe***

4    Form of Common  Stock  Certificate  of First  Federal  of  Olathe  Bancorp,
     Inc.***

5 Opinion of Luse Lehman Gorman Pomerenk & Schick regarding legality of securities being registered***

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick

8.2  State Tax Opinion of Taylor, Perky & Parker, L.L.C.***

8.3  Opinion of RP Financial LC. with respect to Subscription Rights***

10.1 Form of Employment Agreement for Mitch Ashlock

10.2 Form of Employee Stock Ownership Plan***

21   Subsidiaries of Registrant***

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)***

23.2 Consent of Taylor, Perky & Parker, L.L.C.

23.3 Consent of RP Financial, LC

24   Power of Attorney (set forth on signature page)***

27.1 EDGAR Financial Data Schedule

99.1 Appraisal Agreements between First Federal Savings and Loan Association of Olathe and RP Financial, LC***

99.2 Appraisal Report of RP Financial, LC (Filed under separate cover)**

99.3 Marketing Materials***

99.4 Order and Acknowledgment Form

-----------

*    To be filed supplementally or by amendment.

**   Filed pursuant to Rule 202 of Regulation S-T.

***  Previously filed

Item 28. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Olathe, State of Kansas on February 2, 2000.


                                   FIRST FEDERAL OF OLATHE BANCORP, INC.


                                   By:  /s/ Mitch Ashlock
                                        ----------------------------------------
                                        Mitch Ashlock
                                        President, Chief Executive Officer
                                         and Director
                                        (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of First Federal of Olathe Bancorp, Inc. (the "Company") hereby severally constitute and appoint Mitch Ashlock as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Mitch Ashlock may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Mitch Ashlock shall do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.


     Signatures                   Title                            Date
     ----------                   -----                            ----

/s/ Mitch Ashlock           President, Chief Executive         February 2, 2000
----------------------      Officer and Director (Principal
Mitch Ashlock               Executive, Accounting and
                            Financial  Officer)

/s/ Donald K. Ashlock       Chairman of the Board              February 2, 2000
---------------------
Donald K. Ashlock

/s/ John M. Bowen           Director                           February 2, 2000
---------------------
John M. Bowen

/s/ Carl R. Palmer          Director                           February 2, 2000
---------------------
Carl R. Palmer

/s/ Marvin E. Wollen        Director                           February 2, 2000
---------------------
Marvin E. Wollen

    As filed with the Securities and Exchange Commission on February 3, 2000
                                                      Registration No. 333-92929



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------






                                    EXHIBITS
                                       TO
                         PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2







                      ------------------------------------






                      First Federal of Olathe Bancorp, Inc.
                                 Olathe, Kansas

                                  EXHIBIT INDEX

1.1 Engagement Letter between First Federal Savings and Loan Association of Olathe and Trident Securities, Inc.***

1.2 Form of Agency Agreement among First Federal of Olathe Bancorp, Inc., First Federal Savings and Loan Association of Olathe and Trident Securities, Inc.

2    Plan of Conversion***

3.1  Articles of Incorporation of First Federal of Olathe Bancorp, Inc.***

3.2  Bylaws of First Federal of Olathe Bancorp, Inc.***

3.3 Federal Stock Charter of First Federal Savings and Loan Association of Olathe***

3.4  Bylaws of First Federal Savings and Loan Association of Olathe***

4    Form of Common  Stock  Certificate  of First  Federal  of  Olathe  Bancorp,
     Inc.***

5 Opinion of Luse Lehman Gorman Pomerenk & Schick regarding legality of securities being registered***

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick

8.2  State Tax Opinion of Taylor, Perky & Parker, L.L.C.***

8.3  Opinion of RP Financial, LC. with respect to Subscription Rights***

10.1 Form of Employment Agreement for Mtich Ashlock

10.2 Form of Employee Stock Ownership Plan***

21   Subsidiaries of Registrant***

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)***

23.2 Consent of Taylor, Perky & Parker, L.L.C.

23.3 Consent of RP Financial, LC.

24   Power of Attorney (set forth on signature page)***

27.1 EDGAR Financial Data Schedule

99.1 Appraisal Agreements between First Federal Savings and Loan Association of Olathe and RP Financial, LC.***

99.2 Appraisal Report of RP Financial, LC.(Filed on separate cover)**

99.3 Marketing Materials***

99.4 Order and Acknowledgment Form

--------------

*    To be filed supplementally or by amendment.

**   Filed pursuant to Rule 202 of Regulation S-T.

***  Previously filed